Exhibit 99.1

ITEM 1 BUSINESS
Overview
TransUnion is a leading global risk and information solutions provider to businesses and consumers. We provide consumer reports, risk scores, analytical services and decisioning capabilities to businesses. Businesses embed our solutions into their process workflows to acquire new customers, assess consumer ability to pay for services, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt, verify consumer identities and investigate potential fraud. Consumers use our solutions to view their credit profiles and access analytical tools that help them understand and manage their personal information and take precautions against identity theft. We are differentiated by our comprehensive and unique datasets, our next-generation technology and our analytics and decisioning capabilities, which enable us to deliver insights across the entire consumer lifecycle. We believe we are the largest provider of risk and information solutions in the United States to possess both nationwide consumer credit data and comprehensive, diverse public records data, which allows us to better predict behaviors, assess risk and address a broader set of business issues for our customers. We have deep domain expertise across a number of attractive industries, sometimes referred to as verticals, including financial services, specialized risk, insurance and healthcare. We have a global presence in over 30 countries across North America, Africa, Latin America and Asia.
Our addressable market includes the big data and analytics market, which continues to grow as companies around the world recognize the benefits of building an analytical enterprise where decisions are made based on data and insights, and as consumers recognize the importance that data and analytics play in their ability to procure goods and services and protect their identities. International Data Corporation ("IDC") estimates worldwide spending on big data and analytics services to be approximately $52 billion in 2014, growing at a projected compounded annual growth rate (“CAGR”) of approximately 15% from 2014 through 2018. There are several underlying trends supporting this market growth, including the creation of large amounts of data, advances in technology and analytics that enable data to be processed more quickly and efficiently to provide business insights, and growing demand for these business insights across industries and geographies. Leveraging our 48-year operating history and our established position as a leading provider of risk and information solutions, we have evolved our business by investing in a number of strategic initiatives, such as transitioning to the latest big data and analytics technologies, expanding the breadth and depth of our data, strengthening our analytics capabilities and enhancing our business processes. As a result, we believe we are well positioned to expand our share within the markets we currently serve and capitalize on the larger big data and analytics opportunity.
We believe that we have the capabilities and assets, including comprehensive and unique datasets, advanced technology and analytics to provide differentiated solutions to our customers. We have over 30 petabytes of data, growing at an average rate of over 25% each year since 2010, representing over one billion consumers globally. We obtain financial, credit, alternative credit, identity, bankruptcy, lien, judgment, insurance claims, automotive and other relevant information from an average of 90,000 data sources, including financial institutions, private databases and public records repositories. We refine, standardize and enhance this data using sophisticated algorithms to create proprietary databases. Our next-generation technology allows us to quickly and efficiently integrate our data with our analytics and decisioning capabilities to create and deliver innovative solutions to our customers and to quickly adapt to changing customer needs. Our deep analytics expertise, which includes our people as well as tools such as predictive modeling and scoring, customer segmentation, benchmarking and forecasting, enables businesses and consumers to gain better insights into their risk and financial data. Our decisioning capabilities, which are generally delivered on a software-as-a-service platform, allow businesses to interpret data and apply their specific qualifying criteria to make decisions and take actions. Collectively, our data, analytics and decisioning capabilities allow businesses to authenticate the identity of consumers, effectively determine the most relevant products for consumers, retain and cross-sell to existing consumers, identify and acquire new consumers and reduce loss from fraud. Similarly, our capabilities allow consumers to see how their credit profiles have changed over time, understand the impact of financial decisions on their credit scores, manage their personal information and take precautions against identity theft.
We leverage our differentiated capabilities in order to serve a broad set of customers across multiple geographies and industry verticals. We have a global customer base of over 65,000 businesses and millions of consumers. We offer our solutions to business customers in financial services, insurance, healthcare and other industries. Our customer base includes many of the largest companies in each of the primary industries we serve. For example, in the United States, we contract with all of the ten largest banks, all of the top five credit card issuers, all of the top twenty-five auto lenders, fourteen of the fifteen auto insurance carriers, thousands of healthcare providers and federal, state and local government agencies. We have been successful in leveraging our brand, our expertise and our solutions in our global operations and have a leading presence in several high-growth international markets, including India, Hong Kong and Africa.
We believe we have an attractive business model that has highly recurring and diversified revenue streams, low capital requirements, significant operating leverage and strong and stable cash flows. The proprietary and embedded nature of our solutions and the integral role that we play in our customers’ decision-making processes have historically translated into high customer retention and revenue visibility. For example, our top ten financial institution customers have an average tenure of over ten years. We continue to demonstrate organic growth by further penetrating existing customers, innovating new solutions and gaining new customers. We have a diversified portfolio of businesses across our segments, reducing our exposure to cyclical trends in any particular industry or geography. We operate primarily on a contributory data model in which we typically obtain updated information at little or no cost and own most of our data. We augment this data with a growing set of public record and alternative data as we develop new solutions and expand into new industries and geographies. We also directly manage and control our technology, which provides us with an efficient cost structure and allows us to benefit from economies of scale. Additionally, our technology investments enable us to grow and expand our business with low incremental cost, providing significant operating leverage.
Our total revenues increased from $1,304.7 million for the year ended December 31, 2014 to $1,506.8 million for the year ended December 31, 2015, representing year-over-year growth of 15.5%. Our net income attributable to the Company increased from a loss of $12.5 million for the year ended December 31, 2014 to income of $5.9 million for the year ended December 31, 2015. Our Adjusted EBITDA increased from $454.3 million for the year ended December 31, 2014 to $526.7 million for the year ended December 31, 2015, representing year-over-year growth of 15.9%. As of December 31, 2015, the book value of our debt was approximately $2,204.6 million.
Our Evolution
Our business has a 48-year operating history and a long track record of providing risk and information solutions to businesses and consumers while continuing to innovate to meet their changing needs. Since our founding as a provider of regional credit reporting services, we have built a comprehensive database of U.S. consumers, which created a unique and highly valuable base to build solutions that span many industry verticals and customer processes. From this base, we expanded our operations by targeting new customers, industry verticals and geographies and also entering into the consumer space. We have strengthened our analytics and decisioning capabilities and acquired complementary datasets enabling us to enhance our solutions, diversify our revenue base and expand into high-growth verticals, such as healthcare and insurance. We have grown our global presence to over 30 countries, creating credit reporting agencies in new geographies and establishing strong international footholds from which we could expand into other emerging markets. We also expanded the reach of our consumer solutions by partnering with other market leaders and innovators.
As part of our continued evolution, we have invested in a number of strategic initiatives that we believe will allow us to cater to the growing demand for data and analytics, provide differentiated solutions and better serve our customers. These initiatives include:

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Investing in our Technology:    Technology is at the core of the solutions we provide to our customers. We have made significant investments since 2012 to modernize our infrastructure and to transition to the latest big data and analytics technologies which enable us to be quicker, more efficient and more cost-effective. Our next-generation technology enhances our ability to organize and handle high volumes of disparate data, improves delivery speeds, provides better availability and strengthens product development capabilities, while lowering our overall cost structure and allowing us to maintain our focus on information security. Our investment strategy has been to build capabilities and leverage them across multiple geographies and industry verticals.

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Expanding our Data:    We have continued to invest in the breadth and depth of our data. We introduced the concept of trended data to provide the trajectory of a consumer’s risk profile, used public records data to enhance the scope of business issues we can address and incorporated alternative data into our databases to better assess risk for banked and unbanked consumers. We believe we are the only provider of scale in the United States to possess both nationwide consumer credit data and comprehensive, diverse public records data. All of these initiatives improve the quality of our data, provide deeper insights into risk and allow us to create differentiated solutions for our customers.

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Strengthening our Analytics Capabilities:    We have strengthened our analytics capabilities by leveraging our next-generation technology and expanded data, utilizing more advanced tools and growing our analytics team. This has allowed us to create solutions that produce greater insights and more predictive results, which help our customers make better decisions. In addition, our strengthened analytics capabilities have shortened our time-to-market to create and deliver these solutions to our customers.

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Broadening our Target Markets:    We have grown our target markets by establishing a presence in attractive high-growth international markets such as India and the Philippines, entering new verticals such as government and investigative services in the United States and expanding the reach of our consumer offerings by partnering with traditional and emerging providers in new verticals. Our capabilities enable us to develop scalable products that we are able to deploy across new markets and verticals.

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Enhancing our Business Processes and Capabilities:    We have enhanced our business processes and capabilities to support our growth. We have hired additional industry experts, which has allowed us to create and sell new vertical-specific solutions that address our customers’ needs. Our global sales force effectiveness program reallocates our sales resources more effectively and increases our sales team’s coverage of customers across our target markets. In conjunction with our other initiatives, we have also recently refreshed our company brand to reinforce our global position as a trusted, consumer-friendly company.

We believe that our ongoing focus on evolving with the market and with our customers’ needs ensures continued improvement in our overall services to businesses and consumers. Leveraging our trusted brand, global scale and strong market position in the verticals we serve will allow us to capitalize on business opportunities worldwide and contribute to our long-term growth.
Our Market Opportunity
We believe there is a long-term trend of businesses and consumers using data and analytics to make more informed decisions and manage risk more effectively, resulting in a large and rapidly growing market. According to a September 2014 report from IDC, spending on business analytics services worldwide is projected to reach approximately $52 billion in 2014 and is projected to grow at a CAGR of approximately 15% from 2014 through 2018.

(1)	Numbers have been rounded
Source: IDC Worldwide Business Analytics Services 2014-2018 Forecast, September 2014
We believe there are several key trends in the global macroeconomic environment affecting the geographies and industry verticals we serve that will create increasing demand for our solutions:

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Rapid Growth in Data Creation and Application:    Larger and more diversified datasets are now assembled faster while the breadth of analytical applications and solutions has expanded. Companies are increasingly relying on business analytics and big data technologies to help process this data in a cost-efficient manner. In addition, non-traditional sources of structured and unstructured data have become important in deriving alternative metrics. The proliferation of smartphones and other mobile devices also generates enormous amounts of data tied to consumers, activities and locations. We believe that the demand for targeted data and sophisticated analytical solutions will continue to grow meaningfully as businesses seek real-time access to more granular views of consumer populations and more holistic views on individual consumers.

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Advances in Technology and Analytics Unlocking the Value of Data:    Ongoing advances in data collection, storage and analytics technology have contributed to the greater use and value of data and analytics in decision making. As businesses have gained the ability to rapidly aggregate and analyze data, they increasingly expect access to real-time data and analytics from their information providers as well as solutions that fully integrate into their workflows. We believe this has made sophisticated technology critical for gaining and retaining business in the risk and information services industry.

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Greater Adoption of Big Data Solutions across New and Existing Industry Verticals:    With the proliferation of data, we believe companies across new and existing industry verticals recognize the value of risk information and analytical tools, particularly when tailored to their specific needs.

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Financial Services Industry:    The combination of increased regulatory capital, additional compliance costs and the overhang of legacy assets is pushing large segments of small-to-medium-sized business and consumer lending out of the banking sector, and resulting in the creation of new specialty finance companies, such as peer-to-peer lending platforms and online balance sheet lenders, which are actively filling the void. These technology-enabled lending platforms provide access to credit in a fast and efficient manner by utilizing sophisticated risk assessment tools that leverage data, such as behavioral data, transactional data and employment and credit information. At the same time, traditional financial services companies are also increasing the use of applications and data in order to address regulatory requirements, lower operating costs and better serve their customers.

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Insurance Industry:    As consumers increasingly obtain quotes from multiple insurers in an effort to lower their costs, insurers are trying to improve the accuracy of their risk assessments and initial quotes. For example, insurance carriers are using driver violation data to uncover offenses that will impact pricing earlier in the quoting process so consumers have a more accurate view of the premiums they will be charged.

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Healthcare Industry:    Greater patient financial responsibility, focus on cost management and regulatory supervision are driving healthcare providers to use data and related analytics tools to better manage their revenue cycle. For example, to reduce collection risks, healthcare providers seek information about their patients’ insurance coverage and ability to pay at the time of registration. In addition, insurance discovery tools are being utilized to optimize accounts receivable management, maximize collections and minimize uncompensated care.

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Increasing Lending Activity in Emerging International Markets:    As economies in emerging markets continue to develop and mature, we believe there will continue to be favorable socio-economic trends, such as an increase in the size of the middle class and a significant increase in the use of financial services by under-served and under-banked consumers. In addition, credit penetration is relatively low in emerging markets when compared to developed markets. For example, using our database of information compiled from financial institutions as a benchmark of credit activity, we estimate that less than 15% of the adult population in India is currently credit active. Furthermore, the widespread adoption and use of mobile phones in emerging markets have enabled greater levels of financial inclusion and access to banking and credit. We expect the populations in emerging markets to continue to become more credit active, resulting in increased demand for our services.

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Increased Management and Monitoring of Personal Financial Information and Identity Protection by Consumers:    Demand for consumer solutions is rising with higher consumer awareness of the importance and usage of their credit information, increased risk of identity theft due to data breaches and more readily available free credit information. The annual growth in the number of consumers subscribing to a credit monitoring or identity protection service has been almost 20% over the last several years. In addition, the proliferation of mobile devices has made data much more accessible, enabling consumers to manage their finances and monitor their information in real-time. We believe these trends will continue to fuel growth for our consumer business.

Our Competitive Strengths
Comprehensive and Unique Datasets
Our long operating history and leadership in the industry have allowed us to build comprehensive and unique data assets that would be difficult for a new market entrant to replicate. We have over 30 petabytes of data, growing at an average rate of over 25% each year since 2010, representing over one billion consumers globally. We obtain financial, credit, alternative credit, identity, bankruptcy, lien, judgment, insurance claims, automotive and other relevant information from an average of 90,000 data sources, including financial institutions, private databases and public records repositories. We refine, standardize and enhance this data using sophisticated algorithms to create proprietary databases. We keep our data current by processing approximately 3.6 billion updates each month, and we continue to identify opportunities to acquire additional data. We believe that our data is unique and differentiates us from our competitors. We own several proprietary datasets such as consumer credit information, driver violation history, healthcare eligibility information, business data and rental payment history. Internationally, our data assets also encompass alternative data, such as the voter registry in India with over 750 million records and the vehicle information database in South Africa with over 18 million vehicle records. We have also acquired public record datasets, which are time consuming and difficult for others to obtain and associate with the correct person. We believe we are the only provider of scale in the United States to possess both nationwide consumer credit data and comprehensive, diverse public records data, which allows us to better predict behaviors, assess risk and address a broader set of business issues for our customers.
Next-generation Technology
Our transformation to next-generation technology allows us to continually improve our overall services to businesses and consumers and ensures that we are well positioned to differentiate our datasets and capabilities. We believe that our strategic initiative to build next-generation technology capabilities has resulted in increased throughput, improved data matching, greater efficiency, advanced platform flexibility and lower operating costs.

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Powerful Big Data Capabilities:    Our technology gives us the ability to process, organize and analyze high volumes of data across multiple operating systems, databases and file types as well as to deal with both structured and unstructured data that changes frequently. We process billions of transactions and trillions of data transformations on a daily basis.

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Enhanced Linking and Matching:    Because our data matching technology is able to interrelate data across disparate sources, industries and time periods, we believe that we are able to create differentiated datasets and provide our customers with comprehensive insights that allow them to better evaluate risk. For example, our TLOxp solution leverages these data matching capabilities across various datasets to identify and investigate relationships among people, assets, locations and businesses, allowing us to offer enhanced due diligence, threat assessment, identity authentication and fraud prevention and detection solutions.

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Greater Efficiency:    From ingestion of data to distribution of analytics and insights, our next-generation technology enables a faster time to market. For example, a portion of our platform now allows for data profiling, cleansing and ingestion of data at least ten times faster and can be done in a self-service approach by non-IT power users, allowing us to significantly reduce overall production times for new products.

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Advanced Platform Flexibility:    Our technology offers a high degree of flexibility, speed and customization of our solutions, via capabilities like graphical development and business rules environments, and allows easy integration with our customers’ workflows. We manage and control our technology instead of outsourcing it, which provides us with the flexibility to prioritize changes and to quickly implement any updates to our applications and solutions.

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Lower Operating Costs:    Our technology investments have lowered our overall cost to maintain and develop our systems, allowing us to redeploy significantly more resources to support revenue generating initiatives, such as vertical expansion and new product development.

 Sophisticated and Flexible Analytics and Decisioning Capabilities
We have developed sophisticated and flexible analytics and decisioning capabilities by investing in technology, tools and people. Our technology allows us to quickly build sophisticated analytics and decisioning functionality that caters to our customers’ evolving needs. Our analysts leverage our next-generation technology and data matching capabilities to gain real-time access to our entire dataset across different data sources and run analyses across this data while remaining compliant with permitted data use. Our analysts are typically able to create data samples for model development, model validations and custom analyses in less than one day using self-serve data access. Our analysts are equipped with a diverse modeling and analytical toolkit, such as visualization and machine learning, which allows them to quickly build and deploy these capabilities. For example, our team was able to build a new loan consolidation model in our CreditVision solution in less than one day using our advanced tools, instead of a typical development time of four to five weeks with legacy tools and technology. We have an experienced analytics team with substantial industry experience, complemented by a deep knowledge of consumer credit data. Our team is highly qualified with advanced degrees or doctorates in statistics, math, finance or engineering, and is instrumental in understanding customer requirements, sourcing raw data and turning that data into solutions that provide insights and decisions to solve our customers’ problems.
Innovative and Differentiated Solutions
We consistently focus on innovation to develop new and enhanced solutions that meet the evolving needs of our customers. We believe our specialized data, analytics and decisioning services and collaborative approach with our customers differentiate us from our competitors. Our solutions are often scalable across different customers, geographies and verticals. Recent examples of our innovative and differentiated solutions include:

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AdSurety:    AdSurety is a digital marketing solution that allows our customers to identify an audience across a network of 135 million U.S. consumers, display personalized messages to that audience and measure the effect. The network leverages our offline-to-online matching technology, which increases reach with greater targeting certainty.

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CreditView:    CreditView is a first-to-market interactive dashboard that provides consumers with credit education and information in a comprehensive, user-friendly format. Consumers are able to easily see how their credit profiles have changed over time as well as simulate the impact of financial decisions on their credit score.

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CreditVision:    We continue to enhance our credit data by including new data fields, enriching values in existing data fields and expanding account history. Our enhanced credit data has been combined with hundreds of algorithms to produce CreditVision, a market-leading solution that provides greater granularity and evaluates consumer behavior patterns over time. This results in a more predictive view of the consumer, increases the total population of consumers who can effectively be scored and helps consumers gain improved pricing.

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DecisionEdge:    DecisionEdge is a software-as-a-service decisioning offering which allows businesses to identify and authenticate customers, interpret data and predictive model results, and apply customer-specific criteria to facilitate real-time, automated decisions at the point of consumer interaction.

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Insurance Coverage Discovery:    For our healthcare customers, we offer the Insurance Coverage Discovery solution, which enables the discovery of previously unidentified health insurance coverage to help our customers recover uncompensated care costs. Our proprietary technology identifies patient accounts covered by Medicaid, Supplemental Security Income, Medicare and TRICARE as well as commercial insurance benefits at the time of service and monitors an account for up to three years for retroactive eligibility that providers may have missed.

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SmartMove:    SmartMove allows independent landlords to screen applicants on a real-time basis by pushing the screening information of the individual renter to the landlord, based on the consent of the renter. The solution is delivered through our mobile channel and through our partners and provides independent landlords with convenient access to the same quality information provided to large property management firms.

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TLOxp:    TLOxp leverages our data matching capabilities across thousands of data sources to identify and investigate relationships among specific people, assets, locations and businesses. This allows us to offer enhanced due diligence, threat assessment, identity authentication and fraud prevention and detection solutions and to expand our solutions into new verticals such as government and law enforcement.

 Deep and Specialized Industry Expertise
We have deep expertise in a number of attractive industry verticals including financial services, insurance and healthcare. Our expertise has allowed us to develop sophisticated vertical-specific solutions within these targeted industries that play an integral role in our customers’ decision-making processes and are often embedded into their workflows. Our team includes industry experts with significant experience in the verticals that we target and relationships with leading companies in those verticals. We also possess regulatory compliance expertise across the industries that we serve. Together, this provides us with a comprehensive understanding of business trends and insights for customers in these verticals, allowing us to build solutions that cater to these customers’ specific requirements. We have been able to apply our industry knowledge, data assets, technology and analytics capabilities to develop new solutions and revenue opportunities within key verticals. For example, in financial services, our differentiated position allowed us to anticipate the increased demand for alternative consumer lending providers such as peer-to-peer lending platforms, and we created solutions that catered to these emerging providers. In insurance, we partnered with a vehicle history data provider to launch a vehicle history score that helps insurance carriers further segment risk based on the attributes of a specific automobile. In healthcare, we developed a solution that allows healthcare providers to search for additional health insurance coverage and recover additional uncompensated care costs, lowering their overall cost of operation.
Leading Presence in Attractive International Markets
We have been operating internationally for over 30 years and have strong global brand recognition. We have strategically targeted attractive markets in both developed and emerging economies and have a diversified global presence in over 30 countries and a leading presence in several attractive international markets across North America, Africa, Latin America and Asia. We have local, senior management in many of our international markets, and we believe this provides us with deeper insights into these markets and stronger relationships with our customers. We have leveraged our brand, operating history, global footprint and technology infrastructure to establish new credit bureaus in several international markets, such as Canada in 1989, India in 2001 and the Philippines in 2011. Once established, our model is to expand the services we offer within these markets and then move into adjacent emerging markets. For example, we have used our operations in Hong Kong to expand into other ASEAN countries, and we have used our operations in South Africa to expand into neighboring African countries. In addition, we have been able to leverage our technology and experience from our U.S. operations to develop and grow our international operations. For example, we have expanded our CreditVision product into Canada and Hong Kong, expanded our interactive business in Hong Kong and South Africa and implemented DecisionEdge across more than 600 active solutions in over 10 countries.
Proven and Experienced Management Team
Our senior management team has a track record of strong performance and significant expertise in the markets we serve, with an average of over twenty years of industry experience. We continue to attract and retain experienced management talent for our businesses. Our team has deep knowledge of the data and analytics sector and expertise across the various industries that we serve. Our team has overseen our expansion into new industries and geographies while managing ongoing strategic initiatives, including our significant technology investments. As a result of the sustained focus of our management team, we have been successful in consistently driving growth, both organically and through acquiring and integrating businesses.
Our Growth Strategy
Enhance Underlying Data, Technology and Analytics Capabilities to Develop Innovative Solutions
As the demand for big data and analytics solutions grows across industries and geographies, we will continue to expand the scope of our underlying data, improve our tools and technology and enhance our analytics and decisioning capabilities to provide innovative solutions that address this demand. As the needs of businesses and consumers evolve, we plan to continue to help them meet their challenges, which our recent investments in data, technology and analytics enable us to do more quickly and efficiently. For example, we enhanced our solutions with incremental data such as rental trade lines, additional contact data and auto asset data in order to address a broader set of customer requirements. Our recent technology investments have also reduced the time to market for new solutions, in certain instances from several weeks to a few days, which allow us to react quickly to customer requirements. We also intend to continue to take advantage of strategic partnerships to develop innovative services that differentiate us from our competitors.
Further Penetrate Existing Industry Verticals with Current and New Solutions
We are a leading provider of risk and information solutions in several industry verticals today, including financial services, insurance and healthcare. We believe there is significant opportunity for further growth within these industries by expanding the number of customers to whom we sell our current solutions as well as by creating innovative new solutions that we can use to grow our presence in these industries. We focus on developing new solutions that address evolving customer needs within our industry verticals. For example, in the financial services vertical, we developed CreditVision, which provides customers with a time-based risk trend and increases the total eligible population of consumers. Similarly, in the insurance vertical, we introduced the DriverRisk solution that integrates with the Drivers History violation database to cost effectively identify drivers with ratable violations, resulting in unique insights into driver risk and reduced costs and higher returns for insurance carriers. In order to more effectively address these opportunities, we have redeployed and reallocated our sales resources to focus either on new customer opportunities or on selling additional services and solutions to existing customers. With our leading market positions, existing strong relationships in financial services, insurance and healthcare verticals and with our consumer partners, we believe we have the opportunity to further penetrate our existing customer base and capture a greater proportion of their spending across the consumer lifecycle.
Establish Positions in New, Adjacent Industry Verticals
In addition to increasing penetration in industries where we have a substantial presence, we also intend to create solutions that address customer needs in attractive new industries. Our strategy is to develop new solutions for a specific application, industry vertical or geography and then deploy them to other markets where they may be applicable. We believe that our capabilities allow us to quickly create and deliver solutions to new industries and geographies where information-based analytics and decisioning capabilities are currently underutilized. For example, our strong position in financial services and insurance verticals has allowed us to establish a presence in the healthcare vertical to capitalize on the increasing demand for data and analytics solutions. We have created innovative solutions that automate the insurance and payment processes at the beginning of the revenue cycle, help payers analyze claims-related data, facilitate performance reporting and help patients make informed decisions. Similarly, we are targeting other verticals such as government, rental screening and investigative services, where we see an opportunity to leverage our existing data, analytics and decisioning capabilities.
Expand our Presence in Attractive International Markets
We believe international markets present a significant opportunity for growth, as these economies continue to develop and their populations become more credit active. We have significant scale in some of the world’s fastest growing markets, which positions us well to take advantage of the favorable dynamics in these regions. We leverage solutions developed in the United States and deploy them to international markets, after localizing them to individual market requirements. For example, after launching CreditVision in the United States, we expanded our offerings with a similar solution in Canada and Hong Kong. In markets where we have established a presence in a particular vertical, we will expand further into adjacent verticals, such as insurance and consumer solutions. We intend to expand into new geographic markets by forming alliances with financial services institutions, industry associations and other local partners, and by pursuing strategic acquisitions. Across all our international expansion initiatives, we will continue to leverage our next-generation technology to drive speed to market, scale and differentiation.
Continue to Broaden Reach in Consumer Market through Direct and Indirect Channels
Growth in our consumer business has outpaced the market. We expect this trend to continue, due to a rising consumer appetite for information and increasing demand for our solutions from existing and new partners. We currently serve consumers in the United States directly and through indirect channels. We recognized that more consumers could be reached through multiple channels and business models. Therefore, our strategy is to enable partners by providing them with data and analytics to support their services. Our growth plans focus both on increasing our own member base as well as expanding our reach through partnerships. For our direct consumers, we continually develop new products, features and services. We will also continue to improve the consumer experience with more user-friendly interfaces, better customer service, and education. For partners, we will leverage our flexible model, technology and innovative solutions to grow with new and existing customers and enter new industry verticals. We believe that partnerships not only enable us to build our own business quickly and effectively, but they also expand the market and provide us access to new consumer segments.
Pursue Strategic Acquisitions
We will continue to pursue acquisitions to accelerate growth within our existing businesses and diversify into new businesses. We are focused primarily on opportunities that are strategic to us, including opportunities that expand our geographic footprint, increase the breadth and depth of our datasets, enhance our services, provide us with industry expertise in our key verticals or deepen our presence in our international markets. For example, we expanded into new countries such as Brazil and Chile and enhanced our domestic healthcare offerings through various acquisitions. Other recent examples include our December 2013 acquisition of TLO’s assets, providing data solutions leveraging proprietary public records data for identity authentication, fraud prevention and debt recovery, our November 2014 acquisition of DHI, a provider of traffic violations and criminal court data, our October 2014 acquisition of L2C, an innovator in predictive analytics using alternative data that is able to provide risk perspectives on non-traditional and non-credit active consumers, and our December 2015 acquisition of Trustev, Ltd., a provider of digital verification technology to multiple industries. From time to time, we may also seek to increase our investments in foreign entities in which we have less than a 100% equity interest, as we did with CIBIL in India in 2014 and 2015. We have a strong track record of integrating acquisitions and driving long-term value creation, and we will continue to maintain a disciplined approach to pursuing acquisitions.
Segment Overview
We manage our business and report our financial results in three operating segments: USIS, International and Consumer Interactive. We also report expenses for Corporate, which provides shared services and conducts enterprise functions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and note 16 to our consolidated financial statements included elsewhere in this Annual Report on Form 10-K for further information about our segments.
USIS
USIS provides consumer reports, risk scores, analytical services and decisioning capabilities to businesses. These businesses use our services to acquire new customers, assess consumer ability to pay for services, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt, verify consumer identities and investigate potential fraud.
USIS leverages our comprehensive data assets, data matching expertise and predictive analytics to develop and deliver solutions across multiple vertical markets.

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Comprehensive Data Assets:    Our credit database contains the name and address of substantially all of the U.S. credit-active population, a listing of their existing credit relationships and their timeliness in repaying debt obligations. The information in our database is voluntarily provided by thousands of credit-granting institutions and other data furnishers. We enhance our data assets with alternative credit sources such as rental payments and utility payments. We also actively source information from courts, government agencies and other public records including suits, liens, judgments, bankruptcies, professional licenses, real property, vehicle ownership, other assets, driver violations, criminal records and contact information. Our databases are updated, reviewed and monitored on a regular basis.

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Predictive Analytics:    Our predictive analytics capabilities allow us to analyze our proprietary datasets and provide insights to our customers to allow them to drive better business decisions. Our tools allow customers to investigate past behavior, reasonably predict the likelihood of future events and strategize actions based on those predictions. We have numerous tools such as predictive modeling and scoring, customer segmentation, benchmarking, forecasting, fraud modeling and campaign optimization, all of which caters to specific customer requirements. Our predictive analytics capabilities are developed by an analytics team with deep industry experience and a broad array of specialized qualifications.

 Our core capabilities leverage our next-generation technology, which has a common code base and allows us to build solutions once and deploy them multiple times across different verticals. We use varying combinations of these core capabilities and provide services to our customers through three delivery platforms, which are Online Data Services, Marketing Services and Decision Services.
Online Data Services
Online Data Services encompass services delivered in real-time, using both credit and public record datasets. These services include credit reports and predictive scores delivered to qualified businesses to help them assess the risk of prospective consumers seeking to access credit or insurance. We also provide online reports that link public record datasets for qualified businesses that seek to locate consumers or specific assets, or investigate relationships among consumers, businesses and locations. Collectively, the reports, characteristics and scores, with variations tailored for specific industries, form the basis of Online Data Services. We also provide online services to help businesses manage fraud and authenticate a consumer’s identity when they initiate a new business relationship. Our fraud database, which is updated daily, contains data elements such as addresses and Social Security numbers from multiple sources that alert businesses to identities associated with known or suspected fraudulent activity. Additionally, we provide data to businesses to help them satisfy “know your customer” compliance requirements and to confirm an individual’s identity. Revenue from Online Data Services accounted for approximately 65% of our USIS revenue in 2015.
Marketing Services
Marketing Services help businesses proactively acquire new customers, cross-sell to existing customers and monitor and manage risk in their existing portfolios. We help our customers develop marketing lists of prospects via direct mail, web and mobile. Our databases are used by our customers to contact individuals to extend firm offers of credit or insurance. We provide portfolio review services, which are periodic reviews of our customers’ existing accounts, to help our customers develop cross-selling offers to their existing customers and monitor and manage risk in their existing consumer portfolios. We also provide trigger services which are daily notifications of changes to a consumer profile. Revenue from Marketing Services accounted for approximately 16% of our USIS revenue in 2015.
Decision Services
Decision Services, our software-as-a-service offerings, include a number of platforms that help businesses interpret data and predictive model results and apply their customer-specific criteria to facilitate real-time automated decisions at the time of customer interaction. Our customers use Decision Services to evaluate business risks and opportunities, including those associated with new consumer credit and checking accounts, insurance applications, account collection, patient registrations and apartment rental requests. Revenue from Decision Services accounted for approximately 19% of our USIS revenue in 2015.

These core capabilities and delivery platforms in our USIS segment allow us to serve a broad set of customers and business issues. We offer our services to customers in the financial services, insurance, healthcare and other industries. In financial services we serve nine of the top ten banks in all facets of the customer lifecycle from acquisition through account management to collections. For example, our customers use our CreditVision solutions, which is based on 30 months of time series data and delivered across all our platforms, to bring insight to the velocity and magnitude of change in consumer risk over time, allowing them to segment risk with greater precision. We also recently introduced AdSurety digital marketing capabilities that allow banks to deliver personalized messages on the Internet, increasing reach with measurable results. In insurance, fourteen of the top fifteen auto insurance carriers use TransUnion services to improve the speed and accuracy of quoting and underwriting policies, improving the consumer shopping experience and lowering costs for the carriers. We do this by providing pre-fill services that use our data assets to populate an application once basic identity information is supplied by the consumer, then use our driver violation data, insurance and asset risk scores, and fraud detection tools to provide a quote that is more consistent with the final premium than previous methods used. In healthcare, thousands of healthcare providers and over 1,000 hospitals use our revenue cycle management solutions to verify patients’ identity, check insurance eligibility and the patients’ capacity to pay, estimate patient payment amounts and if needed, qualify patients for federal, state and local entitlement programs.
International
The International segment provides services similar to our USIS segment to businesses in select regions outside the United States. Depending on the maturity of the credit economy in each country, services may include credit reports, analytics and decisioning services and other value-added risk management services. In addition, we have insurance, business and automotive databases in select geographies. These services are offered to customers in a number of industries including financial services, insurance, automotive, collections and communications, and are delivered through both direct and indirect channels. The International segment also provides consumer services similar to those offered by our Consumer Interactive segment to help consumers proactively manage their personal finances. The two market groups in the International segment are as follows:
Developed Markets
We offer online data services, marketing services and decision services in Canada and Hong Kong. Revenue from these developed markets accounted for approximately 35% of our International revenue in 2015.
Canada: We have operated in Canada since 1989 and are one of only two nationwide consumer reporting agencies in the Canadian market. We operate across multiple verticals in Canada with leading positions in insurance, collections and automotive and a growing presence in financial services. Our Canadian customer base encompasses some of the largest companies in their verticals, including two of the three largest banks, the top seven credit card issuers, seven of the top ten insurance companies and four of the top automotive manufacturers. We have recently grown our operations in Canada by acquiring new customers and we expect to continue to grow by introducing innovative new solutions, such as CreditVision and DecisionEdge, by increasing our presence with existing customers and by growing our market share with businesses and consumers.
Hong Kong: We have had a majority ownership interest in the principal consumer credit reporting company in Hong Kong since 1998. We are a primary supplier of data and value-added solutions to the top ten banks in Hong Kong. Additionally, we use our established operations in Hong Kong as a base to expand into other emerging markets in the Asia Pacific region. We expect to continue to grow and transform the Hong Kong business by offering analytics, identity management, decisioning and consumer solutions.

Emerging Markets
Together with our unconsolidated subsidiaries, we also provide online data services, marketing services and decision services in emerging markets, such as South Africa, Brazil, India and other countries in the Africa, Latin America and Asia Pacific regions. Once credit databases are established in these markets, we can introduce services that have demonstrated success in developed markets. We believe that our flexible approach to forming local partnerships has allowed us to establish a foothold in certain emerging markets where our major competitors have not, such as in India and the Philippines. We also believe that our presence in emerging markets helps foster the growth and development of economies in these markets, thereby resulting in an accelerated demand for credit information services and analytics. Revenue from emerging markets accounted for approximately 65% of our International revenue in 2015.
Africa: We launched our operations in Africa by entering South Africa in 1993. We are highly diversified and serve a variety of industries through traditional consumer credit reporting services, insurance solutions, auto information solutions, commercial credit information services and consumer solutions in South Africa. We are a primary risk and information solutions provider in South Africa for the top three leading banks, the top ten retailers, the top seven dealer groups and the top five insurers. We manage the database of all personal claims, policy and vehicle information on behalf of the South African Insurance Association and offer innovative solutions throughout the policy lifecycle. Our extensive vehicle information database in South Africa, which has over 18 million vehicle records and includes unique vehicle identifier codes, differentiates us from other providers. Our leading presence in South Africa has allowed us to expand into surrounding countries including Kenya, Namibia, Swaziland, Botswana, Mozambique, Zambia, Rwanda, Malawi and Uganda. We intend to roll out our next-generation technology to our African operations, which will make us the only provider with a big data platform in Africa and will provide us with further competitive advantages.
Latin America: We have been active in Latin America since 1985 when we entered the Puerto Rican market, and we have operations in several Central and South American countries, including a strong presence in the Dominican Republic and a 26% ownership interest in Trans Union de México, S.A., the primary credit reporting agency in Mexico. In Guatemala, we maintain a centralized database that services Guatemala, Honduras, Nicaragua and Costa Rica. We expanded our footprint in Latin America through our acquisition of majority interests in a Chilean credit reporting agency in 2010 that we subsequently increased to 100%, a Brazilian decisioning services provider in 2011 and a Brazilian data enrichment and registry information services provider in 2013. In Brazil, which is our largest operation in Latin America, we are a leading provider in decisioning with over 100 customers and over 25 million transactions processed monthly across key industry verticals. Our customer base in Brazil includes three of the top four private banks, eighteen of the top twenty automotive insurance carriers, five of the top ten telecommunication companies and the largest Latin America online sales site. One of our differentiated capabilities in Brazil is our “data driver technology”, which allows us to access hundreds of public data sources, such as the Receita Federal (tax record information). We also own ZipCode, which we believe is the most extensive alternative database in Brazil with information on over 190 million consumers and 29 million companies, and is a leading industry data source for collections and marketing.
India: In 2003, we partnered with prominent Indian financial institutions to create CIBIL, the first consumer and business credit reporting agency in India. In 2014, we acquired a majority interest in CIBIL and further increased our ownership interest in 2015. We now include their results in our consolidated financial statements. We are CIBIL’s sole technology, analytics and decision services provider for its consumer risk information services business. In the absence of a comprehensive national ID, we created an innovative matching algorithm that allowed us to create the most extensive consumer credit database in India. Our credit database includes information on over 200 million consumers and over 10 million business entities. In addition, we own or have access to several non-credit data sources that we use to enhance our solutions.

These include the national voters registry with over 750 million records and the national ID database with over 500 million records, as well as other sources such as the confirmed and suspected fraud registry, property registry and tax ID database. We offer a suite of risk and information solutions across the credit lifecycle for banks, telecommunication companies and insurance companies. Our suite of offerings includes analytics and decisioning solutions that enable our customers to make faster decisions. We are the primary risk and information solutions provider for financial institutions in India and our customers include all of the top fifteen private banks. We developed and launched the first generic credit score for India in 2007, which is the most widely used and adopted credit score across the financial services industry in India. In addition to our business solutions, we also offer online credit scores and reports to consumers and are in the process of building additional capabilities in the consumer interactive area.
Asia Pacific: Our operations in Asia Pacific include markets such Thailand, Singapore, Malaysia, China and the Philippines. Asia Pacific is a growing market with increasing demand for credit driven by a rising middle class that offers significant growth potential in analytics and decisioning. Using Hong Kong as a base, we have leveraged our global intellectual property to expand to other countries in the Asia Pacific region. For example, we launched the first consumer credit reporting agency in the Philippines in 2011 in partnership with the top-five credit card issuers in that market. We leverage our global intellectual property to scale very quickly and our solutions are now used for lending decisions by over 25% of the major banks in the Philippines. We have built credit risk scores for the National Credit Bureau of Thailand, in which we have a 12% ownership interest, Credit Bureau of Singapore and Credit Bureau of Malaysia. We also have a presence in China, where we currently provide fraud and authentication solutions to financial institutions.
Consumer Interactive
Consumer Interactive offers solutions that help consumers manage their personal finances and take precautions against identity theft. Services in this segment include credit reports and scores, credit monitoring, fraud protection and resolution and financial management. Our products are provided through user friendly online and mobile interfaces and are supported by educational content and customer support. Our Consumer Interactive segment serves consumers through both direct and indirect channels.
Direct: We provide services directly to consumers, primarily on a subscription basis through websites and mobile applications. Product features include credit reports, credit scores and analysis, alerts to changes in credit information, debt analysis, identity protection services, insurance scores and the ability to restrict third-party access to a consumer’s TransUnion credit report. We complement these features with educational content that explains how credit and financial data is used in various industries to evaluate consumers and how a consumer’s financial choices impact this evaluation. Our integrated, data-driven marketing strategy spans multiple channels including television, paid search, online display and email, which allows us to acquire high quality consumers cost effectively.
Indirect: We also provide our services to business partners who may combine them with their own or other branded services to be offered as a bundle to consumers, governmental agencies and businesses in support of fraud or credit protection, credit monitoring, identity authentication, insurance or credit underwriting and collections. We have a broad suite of products and services that include many of the product features, educational content and customer support offered in our direct channel. We have taken a proactive and flexible partnership approach which has resulted in many long-standing relationships with other market leaders and innovators. Some of these partners are the largest providers of credit information or identity protection services to the U.S. consumer market. Through these partnerships, we have significantly expanded the overall market as well as the reach of our business.
Corporate
Corporate provides support services to each operating segment, holds investments and conducts enterprise functions. Certain costs incurred in Corporate that are not directly attributable to one or more of the operating segments remain in Corporate. These costs are primarily enterprise-level costs and are administrative in nature.
Markets and Customers
We have a highly diversified customer base, with our largest customer accounting for approximately 4% of revenue in 2015 and 3% of revenue in 2014. Our top ten customers accounted for approximately 20% of revenue in 2015 and 19% in 2014. Our customers include companies across multiple industries, including financial services, insurance and healthcare. A substantial portion of our revenue is derived from companies in the financial services industry.
We have a presence in over 30 countries including the United States, South Africa, Brazil, Canada, Hong Kong, India, and other countries in Africa, Asia and Latin America. The following table summarizes our revenue based on the region where the revenue was earned:

	Twelve months ended December 31,
	2015	2014	2013
United States	82%	80%	80%
International	18%	20%	20%

The following table summarizes our assets based on the segment in which such assets are held as of the dates shown below:

	December 31,
(in millions)	2015	2014	2013
U.S. Information Services	$2,762.9	$2,817.4	$2,778.1
International	1,169.0	1,268.1	1,166.8
Consumer Interactive	404.0	385.4	386.2
Corporate	106.9	162.9	125.1
Total	$4,442.8	$4,633.8	$4,456.2
We market our services primarily through our own sales force. We have dedicated sales teams for our largest customers focused by industry group and geography. These dedicated sales teams provide strategic account management and direct support to customers. We use shared sales teams to sell our services to mid-size customers. These sales teams are based in our headquarters office and in field offices strategically located throughout the United States and abroad. Smaller customers’ sales needs are serviced primarily through call centers. We also market our services through indirect channels such as resellers, who sell directly to businesses and consumers. Our interactive direct-to-consumer services are sold primarily through our website.
Seasonality
Seasonality in the USIS segment is correlated to volumes of online credit data purchased by our financial services and mortgage customers, and our sales have generally been higher during the second and third quarters. Seasonality in our International segment is driven by local economic conditions and relevant macroeconomic market trends. In our Consumer Interactive segment, demand for our products is usually higher in the first half of the year, impacted by seasonality and our advertising spend.
Competition
The market for our services is highly competitive. We primarily compete on the basis of differentiated solutions, datasets, analytics capabilities, ease of integration with our customers’ technology, stability of services, customer relationships, innovation and price. We believe that we compete favorably in each of these categories. Our competitors vary based on the business segment, industry vertical and geographical market that our solutions address.
In our USIS segment, our competition generally includes Equifax, Experian and LexisNexis, in addition to certain competitors whom we only compete with in specific verticals. For example, we compete with FICO in the financial services vertical, with Solera and Verisk in the insurance vertical, with Emdeon, IMS Health, Inovalon and Trizetto in the healthcare vertical and with LifeLock, Experian and CSIdentity in the fraud solutions market.
In our International segment, we generally compete with Equifax and Experian directly or indirectly through their subsidiaries or investments. We also compete with other competitors that may focus on a particular vertical, country or region.
In our Consumer Interactive segment, we generally compete with Equifax, Experian, FICO and LifeLock as well as emerging businesses, some of whom offer free credit information.
In addition to these competitors, we also compete with a number of other companies that may offer niche solutions catering to more specific customer requirements.
We believe the services we provide to our customers reflect our understanding of our customers’ businesses, the depth and breadth of our data and the quality of our analytics and decisioning capabilities. By integrating our services into our customers’ workflows, we ensure efficiency, continuous improvement and long-lasting relationships.
Information Technology
Technology
The continuous operation of our information technology systems is fundamental to our business. Our information technology systems collect, refine, access, process, deliver and store the data that is used to provide our solutions. Customers connect to our systems using a number of different technologies, including secured internet connections, virtual private networks and dedicated network connections. Control and management of the technology that operates our business is critical to our success and to this end, we directly control and manage all of our technology and infrastructure. Our technology relies on several third-party best-of-breed solutions as well as proprietary software and tools which we integrate into our platforms. We control our technology and infrastructure, which allows us to prioritize any changes and control the roll-out of any upgrades or changes. We contract with various third-party providers to help us maintain and support our systems.
We have established technology Centers-of-Excellence that utilize similar tools and technology in order to provide scale and efficiency in modifying existing applications and developing new applications for our businesses. We deploy new development methodologies to enable rapid delivery of solutions and increase our speed-to-market. Our technology team includes both our own employees as well as additional resources from third-party providers.

We believe that our technology is at the core of our innovative solutions, and we have continued to invest in our technology to ensure our market leadership. We have recently made significant investments to transition our technology infrastructure to the latest big data and analytics technologies. We believe that our next-generation platform enables us to be quicker, more efficient and more cost-effective across each step of our process chain, including receiving, consolidating and updating data, implementing analytics and decisioning capabilities, creating innovative solutions, delivering those solutions to our customers and incorporating customer feedback. Our platform has significant scale and capacity and enables us to deliver high-quality solutions to our customers. Our next-generation technology infrastructure gives us the ability to organize and handle high volumes of disparate data, improves our delivery speeds, increases availability and enhances our product development capabilities, while at the same time lowering our overall cost structure.
Data Centers and Business Continuity
In order to create redundancy and increase resiliency, we utilize multiple data centers in all of our major markets. We generally employ similar technologies and infrastructures in each data center to enable the optimal sharing of technical resources across geographies.
We maintain a framework for business continuity that includes written policies requiring each business and operating unit to identify critical functions. Our businesses and operating units have processes in place that are designed to maintain such functions in case there is a disruptive event. We also have a specific disaster recovery plan that will take effect if critical infrastructure or systems fail or become disabled.
As part of our program, each business unit’s continuity plan is periodically updated and stored in a centralized database. These plans are monitored and reviewed by our compliance team. From time to time, our compliance team tests one or more of these plans using desktop exercises or in connection with actual events. We also periodically test the state of preparedness of our most critical disaster recovery procedures. We maintain systems redundancy plans for our primary U.S. data centers that allow for the transfer of capacity between geographically disbursed environments in the event there is a failure of computer hardware or a loss of our primary telecommunications lines or power sources, and are designed to recover the majority of our operational capacity in a scenario which makes either of our primary data centers inoperable.
Security
The security and protection of non-public consumer information is one of our highest priorities. We have a written information security program based on the ISO/IEC 27001:2013 standard with dedicated personnel charged with overseeing that program. Our information security program incorporates continuous improvement methodology and evaluates threats, industry events and asset values to help us appropriately adjust security controls. We employ a wide range of physical and technical safeguards that are designed to provide security around the collection, storage, use, access and delivery of information we have in our possession. These safeguards include firewalls, intrusion protection and monitoring, anti-virus and malware protection, vulnerability threat analysis, management and testing, advanced persistent threat monitoring, forensic tools, encryption technologies, data transmission standards, contractual provisions, customer credentialing, identity and access management, data loss, access and anomaly reports and training programs for associates. We, with other global financial services organizations, including U.S. nationwide consumer credit reporting companies, share cyber threat and attack information through our participation in the Financial Information Sharing and Analysis Council (“FS-ISAC”) and other forums that may be targeted at our industry to better understand and monitor our systems and our connectivity to our customers, as well as how specific solutions that were implemented to protect against such attacks are performing. We undergo SSAE 16 reviews annually, and several of our major customers routinely audit our security controls. We conduct an annual Payment Card Industry Data Security Standard (PCI-DSS) compliance program and remain PCI certified. Additionally, we also hire third parties to conduct independent information security assessments.
Intellectual Property and Licensing Agreements
Our intellectual property is a strategic advantage and protecting it is critical to our business. Because of the importance of our intellectual property, we treat our brand, software, technology, know-how, concepts and databases as proprietary. We attempt to protect our intellectual property rights under the trademark, copyright, patent, trade secret and other intellectual property laws of the United States and other countries, as well as through the use of licenses and contractual agreements, such as nondisclosure agreements. While we hold various patents, we do not rely primarily on patents to protect our core intellectual property. Through contractual arrangements, disclosure controls and continual associate training programs, our principal focus is to treat our key proprietary information and databases as trade secrets. Also, we have registered certain trademarks, trade names, service marks, logos, internet URLs and other marks of distinction in the United States and foreign countries, the most important of which is the trademark TransUnion name and logo. This trademark is used in connection with most of the services we sell and we believe it is a known mark in the industry.
We own proprietary software that we use to maintain our databases and to develop and deliver our services. We develop and maintain business-critical software that transforms data furnished by various sources into databases upon which our services are built. We also develop and maintain software to manage our consumer interactions, including providing disclosures and resolving disputes. In all business segments, we develop and maintain software applications that we use to deliver services to our customers, through a software-as-a-service model. In particular, we develop and maintain decisioning technology infrastructure that we host and integrate into our customers’ workflow systems to improve the efficiency of their operations.
We license certain data and other intellectual property to other companies on arms-length terms that are designed to protect our rights to our intellectual property. We generally use standard licensing agreements and do not provide our intellectual property to third parties without a nondisclosure and license agreement in place.
We also license certain intellectual property that is important for our business from third parties. For example, we license credit-scoring algorithms and the right to sell credit scores derived from those algorithms from third parties for a fee.
Employees
As of December 31, 2015, we employed approximately 4,200 employees throughout the world. Other than certain employees in Brazil, none of our employees is currently represented by a labor union or have terms of employment that are subject to a collective bargaining agreement. We consider our relationships with our employees to be good and have not experienced any work stoppages.
Our History
TransUnion Corp. was spun-off from its parent, Marmon Holdings, Inc. (“Marmon”), in 2005 to the Pritzker family. On June 15, 2010, an affiliate of Madison Dearborn Partners, LLC, on behalf of certain of its investment funds, acquired 51.0% of our outstanding common stock from the Pritzker family and certain employee and director stockholders of TransUnion Corp. On April 30, 2012, TransUnion Corp. was acquired by TransUnion Holding Company, Inc., substantially all the common stock of which was and is owned by the Sponsors, and became TransUnion Holding Company, Inc.’s wholly-owned subsidiary. On March 26, 2015, TransUnion Holding Company, Inc. was renamed TransUnion and TransUnion Corp. was renamed TransUnion Intermediate Holdings, Inc. On June 30, 2015, we completed the initial public offering of 33,977,273 shares of our common stock, including shares sold to the underwriters pursuant to their over-allotment option, at a public offering price of $22.50 per share. Our stock trades on the New York Stock Exchange under the ticker "TRU."
Legal and Regulatory Matters
Compliance with legal and regulatory requirements is a top priority. Numerous laws govern the collection, protection, dissemination and use of the non-public personal information we have in our possession. These laws are enforced by federal, state and local regulatory agencies, foreign regulatory authorities and, in some instances, through private civil litigation.
We proactively manage our compliance with laws and regulations through a dedicated legal and compliance team that is generally locally sourced and tasked to ensure that enterprise standards are followed. To that end, we have legal and compliance personnel situated at business operations in the United States, Brazil, Canada, Hong Kong and South Africa. All such personnel report directly to the functional department leaders, who are located in our corporate offices in Chicago, Illinois. Through the legal and compliance functions, we provide training to our associates, monitor all material laws and regulations, establish compliance policies, routinely review internal processes to determine whether business practice changes are warranted, assist in the development of new services, and promote regular meetings with principal regulators and legislators to establish transparency of our operations and create a means to understand and react should any issues arise. In addition, as a controlled financial company of a U.S. bank holding company, we have committed to implement certain compliance programs as directed by that bank holding company pursuant to the Amended and Restated Major Stockholders’ Agreement (as later defined) entered into by the Company and our principal shareholders.

U.S. Data and Privacy Protection
Our U.S. operations are subject to numerous laws that regulate privacy, data security and the use of consumer credit or an individual’s healthcare information. Certain of these laws provide for civil and criminal penalties for the unauthorized release of, or access to, this protected information. The laws and regulations that affect our U.S. business include, but are not limited to, the following:

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FCRA: FCRA applies to consumer credit reporting agencies, including us, as well as data furnishers and users of consumer reports. FCRA promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies that engage in the practice of assembling or evaluating information relating to consumers for certain specified purposes. FCRA limits what information may be reported by consumer reporting agencies, limits the distribution and use of consumer reports, establishes consumer rights to access and dispute their own credit files, requires consumer reporting agencies to make available to consumers a free annual credit report and imposes many other requirements on consumer reporting agencies, data furnishers and users of consumer report information. Violation of FCRA can result in civil and criminal penalties. The law contains an attorney fee shifting provision to provide an incentive to consumers to bring individual or class action lawsuits against a consumer reporting agency for violations of FCRA. Regulatory enforcement of FCRA is under the purview of the FTC, the CFPB and state attorneys general, acting alone or in concert with one another.

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State Fair Credit Reporting Acts: Many states have enacted laws with requirements similar to FCRA. Some of these state laws impose additional, or more stringent, requirements than FCRA. FCRA preempts some of these state laws but the scope of preemption continues to be defined by the courts.

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The Dodd-Frank Act: A central purpose of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) is to protect consumers from abusive financial services practices, and for other purposes.” An important new regulatory body created by Title X of the Dodd-Frank Act is the CFPB. The CFPB, through rulemaking, confirmed that the Company is subject to the examination and supervision of the CFPB, and such examinations began in 2012. In addition to transferring authority under certain existing laws to the CFPB and providing it with examination and supervisory authority, the Dodd-Frank Act also prohibits unfair, deceptive or abusive acts or practices (“UDAAP”) with respect to consumer financial products and provides the CFPB with authority to enforce those provisions. The CFPB has stated that its UDAAP authority may allow it to find statutory violations even where a specific regulation does not prohibit the relevant conduct.

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State unfair practices acts: Many state have enacted statutes that prohibit unfair and deceptive marketing acts and practices within the state. The Company and others in the industry may be subject to these acts with respect to the marketing of consumer credit information products.

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GLBA: The GLBA regulates the receipt, use and disclosure of non-public personal information of consumers that is held by financial institutions, including us. Several of our datasets are subject to GLBA provisions, including limitations on the use or disclosure of the underlying data and rules relating to the technological, physical and administrative safeguarding of non-public personal information. Violation of the GLBA can result in civil and criminal liability. Regulatory enforcement of the GLBA is under the purview of the FTC, the federal prudential banking regulators, the SEC and state attorneys general, acting alone or in concert with each other.

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DPPA: The DPPA requires all states to safeguard certain personal information included in licensed drivers’ motor vehicle records from improper use or disclosure. Protected information includes the driver’s name, address, phone number, Social Security Number, driver identification number, photograph, height, weight, gender, age, certain medical or disability information and, in some states, fingerprints, but does not include information on vehicular accidents, driving violations and driver’s status. The DPPA limits the use of this information sourced from State departments of motor vehicles to certain specified purposes, and does not apply if a driver has consented to the release of their data. The DPPA imposes criminal fines for non-compliance and grants individuals a private right of action, including actual and punitive damages and attorneys’ fees. The DPPA provides a federal baseline of protections for individuals, and is only partially preemptive, meaning that except in a few narrow circumstances, state legislatures may pass laws to supplement the protections made by the DPPA. Many States are more restrictive than the federal law.

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Data security breach laws: Most states have adopted data security breach laws that require notice be given to affected consumers in the event of a breach of personal information, and in some cases the provision of additional benefits such as free credit monitoring to affected individuals. Some of these laws require additional data protection measures over and above the GLBA data safeguarding requirements. If data within our system is compromised by a breach, we may be subject to provisions of various state security breach laws.

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Identity theft laws: In order to help reduce the incidence of identity theft, most states and the District of Columbia have passed laws that give consumers the right to place a security freeze on their credit reports to prevent others from opening new accounts or obtaining new credit in their name. Generally, these state laws require us to respond to requests for a freeze within a certain period of time, to send certain notices or confirmations to consumers in connection with a security freeze and to unfreeze files upon request within a specified time period.

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FTC Act: The FTC Act prohibits unfair methods of competition and unfair or deceptive acts or practices. We must comply with the FTC Act when we market our services, such as consumer credit monitoring services through our Consumer Interactive segment. The security measures we employ to safeguard the personal data of consumers could also be subject to the FTC Act, and failure to safeguard data adequately may subject us to regulatory scrutiny or enforcement action. There is no private right of action under the FTC Act.

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 The Credit Repair Organizations Act (“CROA”): CROA regulates companies that claim to be able to assist consumers in improving their credit standing. Some courts have applied CROA to credit monitoring services offered by consumer reporting agencies and others. CROA allows for a private right of action and permits consumers to recover all money paid for alleged “credit repair” services in the event of violation. We, and others in our industry, have settled purported consumer class actions alleging violations of CROA without admitting or denying liability.

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The Health Insurance Portability and Accountability Act of 1996, as amended by the American Recovery and Reinvestment Act of 2009 (“HIPAA”) and the Health Information Technology for Economic and Clinical Health Act (“HITECH”): HIPAA and HITECH require companies to implement reasonable safeguards to prevent intentional or unintentional misuse or wrongful disclosure of protected health information. In connection with receiving data from and providing services to healthcare providers, we may handle data subject to HIPAA and HITECH requirements. We obtain protected health information from healthcare providers and payers of healthcare claims that are subject to the privacy, security and transactional requirements imposed by HIPAA. We are frequently required to secure HIPAA-compliant “business associate” agreements with the providers and payers who supply data to us. As a business associate, we are obligated to limit our use and disclosure of health-related data to certain statutorily permitted purposes, HIPAA regulations, as outlined in our business associate agreements, and to preserve the confidentiality, integrity and availability of this data. HIPAA and HITECH also require, in certain circumstances, the reporting of breaches of protected health information to affected individuals and to the United States Department of Health and Human Services. A violation of any of the terms of a business associate agreement or noncompliance with HIPAA or HITECH data privacy or security requirements could result in administrative enforcement action and/or imposition of statutory penalties by the United States Department of Health and Human Services or a state Attorney General. HIPAA and HITECH requirements supplement but do not preempt state laws regulating the use and disclosure of health-related information; state law remedies, which can include a private right of action, remain available to individuals affected by an impermissible use or disclosure of health-related data.

We are also subject to federal and state laws that are generally applicable to any U.S. business with national or international operations, such as antitrust laws, the Foreign Corrupt Practices Act, the Americans with Disabilities Act, state unfair or deceptive practices act and various employment laws. We continuously monitor federal and state legislative and regulatory activities that involve credit reporting, data privacy and security to identify issues in order to remain in compliance with all applicable laws and regulations.
International Data and Privacy Protection
We are subject to data protection, privacy and consumer credit laws and regulations in the foreign countries where we conduct business. These laws and regulations include, but are not limited to, the following:

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South Africa: National Credit Act of 2005 (the “NCA”) - The NCA and its implementing regulations govern credit bureaus and consumer credit information. The NCA sets standards for filing, retaining and reporting consumer credit information. The Act also defines consumers’ rights with respect to accessing their own information and addresses the process for disputing information in a credit file. The NCA is enforced by The National Credit Regulator who has authority to supervise and examine credit bureaus.

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Canada: Personal Information Protection and Electronic Documents Act of 2000 (“PIPEDA”) - The PIPEDA and substantially similar provincial laws govern how private sector organizations collect, use and disclose personal information in the course of commercial activities. The PIPEDA gives individuals the right to access and request correction of their personal information collected by such organizations. The PIPEDA requires compliance with the Canadian Standard Association Model Code for the Protection of Personal Information. Most Canadian provinces also have laws dealing with consumer reporting. These laws typically impose an obligation on credit reporting agencies to have reasonable processes in place to maintain the accuracy of the information, place limits on the disclosure of the information and give consumers the right to have access to, and challenge the accuracy of, the information.

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India: Credit Information Companies Regulation Act of 2005 (“CICRA”) - The CICRA requires entities that collect and maintain personal credit information to ensure that it is complete, accurate and protected. Entities must adopt certain privacy principles in relation to collecting, processing, preserving, sharing and using credit information. In addition, India has privacy legislation that would allow individuals to sue for damages in the case of a data breach, if the entity negligently failed to implement “reasonable security practices and procedures” to protect personal data.

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Hong Kong: Personal Data (Privacy) Ordinance (“PDPO”) and The Code of Practice on Consumer Credit Data (“COPCCD”) - The PDPO and the COPCCD regulate the operation of consumer credit reference agencies. They prescribe the methods and security controls under which credit providers and credit reference agencies may collect, access and manage credit data. In April 2011, the COPCCD was amended to permit credit providers to share limited positive mortgage payment data. In June 2012, the PDPO was amended to increase penalties and create criminal liabilities for repeat contravention of PDPO under which enforcement notices have been served.

We are also subject to various laws and regulations generally applicable to all businesses in the other countries where we operate.
Additional Information
Through our corporate website under the heading “Investors,” at http://www.transunion.com, you can access electronic copies of our governing documents free of charge, including our Board of Directors’ Corporate Governance Guidelines and the charters of the committees of our Board of Directors. In addition, through our website, you can access the documents we file with the U.S. Securities and Exchange Commission (SEC), including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments thereto, as soon as reasonably practicable after we file or furnish them. You also may request printed copies of our SEC filings or governance documents, free of charge, by writing to our corporate secretary at the address on the cover of this report. Information contained on our website is not incorporated herein by reference and should not be considered part of this report.

In addition, the public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Our corporate headquarters are located at 555 West Adams Street, Chicago, Illinois 60661, and our telephone number is (312) 985-2000.

ITEM 6. SELECTED FINANCIAL DATA
The following table sets forth our selected historical consolidated financial data for the periods ended and as of the dates indicated below.
We have derived the selected historical consolidated financial data as of December 31, 2015 and 2014, and for each of the twelve months ended December 31, 2015, 2014 and 2013 from our audited consolidated financial statements included elsewhere in this report. We have derived the selected historical consolidated financial data as of December 31, 2013 and 2012 and for the period of our inception, February 15, 2012, through December 31, 2012, from our audited consolidated financial statements, which are not included in this report. We have derived the selected historical consolidated financial data as of December 31, 2011, and for the four months ended April 30, 2012, and the twelve months ended December 31, 2011, from our Predecessor’s audited historical consolidated financial statements, which are not included in this report. Our historical results are not necessarily indicative of the results expected for any future period.
You should read the following financial data together with Part I, Item 1A, “Risk Factors,” Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements and related notes appearing elsewhere in this report, and our predecessors audited consolidated financial statements and related notes included in our annual reports on Form 10-K for the year ended December 31, 2013 previously filed with the SEC.

		TransUnion			TransUnion Intermediate Predecessor
(dollars in millions)	Twelve Months Ended December 31, 2015	Twelve Months Ended December 31, 2014	Twelve Months Ended December 31, 2013	From Inception Through December 31, 2012	Four Months Ended April 30, 2012	Twelve Months Ended December 31, 2011
Income Statement Data:
Revenue	$1,506.8	$1,304.7	$1,183.2	$767.0	$373.0	$1,024.0
Operating expense:
Cost of services	531.6	500.2	473.9	298.2	172.0	421.5
Selling, general and administrative	499.7	434.9	353.3	212.6	172.0	264.5
Depreciation and amortization	278.4	241.2	186.8	115.0	29.2	85.3
Total operating expense	1,309.7	1,176.3	1,014.0	625.8	373.2	771.3
Operating income (loss)	197.1	128.4	169.2	141.2	(0.2)	252.7
Non-operating income and expense	(170.5)	(130.2)	(195.1)	(138.5)	(63.7)	(185.6)
Income (loss) from continuing operations before income taxes	26.6	(1.8)	(25.9)	2.7	(63.9)	67.1
(Provision) benefit for income taxes	(11.3)	(2.6)	(2.3)	(6.6)	11.5	(17.8)
Income (loss) from continuing operations	15.3	(4.4)	(28.2)	(3.9)	(52.4)	49.3
Discontinued operations, net of tax	—	—	—	—	—	(0.5)
Net income (loss)	15.3	(4.4)	(28.2)	(3.9)	(52.4)	48.8
Less: net income attributable to noncontrolling interests	(9.4)	(8.1)	(6.9)	(4.9)	(2.5)	(8.0)
Net income (loss) attributable to the Company	$5.9	$(12.5)	$(35.1)	$(8.8)	$(54.9)	$40.8

Net earnings (loss) per share:
Basic	$0.04	$(0.09)	$(0.24)	$(0.06)	$(1.84)	$1.37
Diluted	$0.04	$(0.09)	$(0.24)	$(0.06)	$(1.84)	$1.36

Weighted average shares outstanding:
Basic	165.3	147.3	146.4	146.2	29.8	29.8
Diluted	166.8	147.3	146.4	146.2	29.8	29.9

Dividends per share:
Basic	$—	$—	$—	$2.56	$—	$—
Diluted	$—	$—	$—	$2.56	$—	$—

		TransUnion			TransUnion Intermediate Predecessor
(dollars in millions)	December 31, 2015	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011
Balance sheet data:
Total assets(1)	$4,442.8	$4,633.8	$4,456.2	$4,339.1	$979.0
Total debt(1)	$2,204.6	$2,907.9	$2,830.8	$2,641.2	$1,574.4
Total stockholders’ equity(1)	$1,367.0	$747.7	$714.5	$796.1	$(824.4)

(1)
The increase in total assets, total debt and stockholders’ equity at December 31, 2012, compared with December 31, 2011, reflects the impact of the 2012 Change in Control Transaction, including fair value adjustments to assets and liabilities and the additional debt incurred to partially fund the transaction, as well as additional debt incurred to fund a dividend to our shareholders in November 2012. The change in total debt and total stockholders' equity at December 31, 2015, reflects the impact of our initial public offering and the use of those proceeds to retire our public debt.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of TransUnion's financial condition and results of operations is provided as a supplement to, and should be read in conjunction with Part I, Item 1A, “Risk Factors,” included in TransUnion's Annual Report on Form 10-K for the year ended December 31, 2015, and Part II, Item 6, “Selected Financial Data,” and Item 8, “Financial Statements and Supplementary Information,” including TransUnion’s audited consolidated financial statements and the accompanying notes as updated in this filing. In addition to historical data, this discussion contains forward-looking statements about our business, operations and financial performance based on current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those discussed in “Cautionary Notice Regarding Forward-Looking Statements” and Part I, Item 1A, “Risk Factors” included in TransUnion's Annual Report on Form 10-K for the year ended December 31, 2015.
References in this discussion and analysis to the “Company,” “we,” “us,” and “our” refer to TransUnion and its direct and indirect subsidiaries, including TransUnion Intermediate.
Overview
TransUnion is a leading global risk and information solutions provider to businesses and consumers. We provide consumer reports, risk scores, analytical services and decisioning capabilities to businesses. Businesses embed our solutions into their process workflows to acquire new customers, assess consumer ability to pay for services, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt, verify consumer identities and investigate potential fraud. Consumers use our solutions to view their credit profiles and access analytical tools that help them understand and manage their personal information and take precautions against identity theft. We are differentiated by our comprehensive and unique datasets, our next-generation technology and our analytics and decisioning capabilities, which enable us to deliver insights across the entire consumer lifecycle. We believe we are the largest provider of risk and information solutions in the United States to possess both nationwide consumer credit data and comprehensive, diverse public records data, which allows us to better predict behaviors, assess risk and address a broader set of business issues for our customers. We have deep domain expertise across a number of attractive industries, sometimes referred to as verticals, including financial services, insurance and healthcare. We have a global presence in over 30 countries across North America, Africa, Latin America and Asia.
We obtain financial, credit, alternative credit, identity, bankruptcy, lien, judgment, insurance claims, automotive and other relevant information from an average of 90,000 data sources, including financial institutions, private databases and public records repositories. We refine, standardize and enhance this data using sophisticated algorithms to create proprietary databases. Our deep analytics expertise, which includes our people as well as tools such as predictive modeling and scoring, customer segmentation, benchmarking and forecasting, enables businesses and consumers to gain better insights into their risk and financial data. Our decisioning capabilities, which are generally delivered on a software-as-a-service platform, allows businesses to interpret data and apply their specific qualifying criteria to make decisions and take action with respect to their customers. Collectively, our data, analytics and decisioning capabilities allow businesses to authenticate the identity of consumers, effectively determine the most relevant products for consumers, retain and cross-sell to existing consumers, identify and acquire new consumers and reduce loss from fraud. Similarly, our capabilities allow consumers to see how their credit profiles have changed over time, understand the impact of financial decisions on their credit scores and manage their personal information as well as to take precautions against identity theft.
Segments
We manage our business and report our financial results in three operating segments: USIS, International and Consumer Interactive.

•
USIS provides consumer reports, risk scores, analytical and decisioning services to businesses. These businesses use our services to acquire new customers, assess consumer ability to pay for services, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt, verify consumer identities and investigate potential fraud. The core capabilities and delivery platforms in our USIS segment allow us to serve a broad set of customers and business issues. We offer our services to customers in financial services, insurance, healthcare and other industries.

•
The International segment provides services similar to our USIS segment to businesses in select regions outside the United States. Depending on the maturity of the credit economy in each country, services may include credit reports, analytics and decisioning services and other value-added risk management services. In addition, we have insurance, business and automotive databases in select geographies. These services are offered to customers in a number of industries including financial services, insurance, automotive, collections and communications, and are delivered through both direct and indirect channels. The International segment also provides consumer services similar to those offered by our Consumer Interactive segment that help consumers proactively manage their personal finances.

•
Consumer Interactive offers solutions that help consumers manage their personal finances and take precautions against identity theft. Services in this segment include credit reports and scores, credit monitoring, fraud protection and resolution and financial management. Our products are provided through user friendly online and mobile interfaces and supported by educational content and customer support. Our Consumer Interactive segment serves consumers through both direct and indirect channels.
In addition, Corporate provides shared services for the Company and conducts enterprise functions. Certain costs incurred in Corporate that are not directly attributable to one or more of the operating segments remain in Corporate. These costs are typically for enterprise-level functions and are primarily administrative in nature.
Factors Affecting Our Results of Operations
The following are certain key factors that affect, or have recently affected, our results of operations:
Macroeconomic and Industry Trends
Our revenues are significantly influenced by general macroeconomic conditions, including the availability of affordable credit and capital, interest rates, inflation, employment levels, consumer confidence and housing demand. Since the beginning of 2014, we have seen continuing signs of improved economic conditions and increased market stabilization. In the United States, we also saw improvement in the consumer lending market, including mortgage refinancings resulting from low long-term mortgage rates, an improving housing market, increased auto loans, a decrease in unemployment, an increase in consumer confidence and an increase in demand for our marketing services. In our Consumer Interactive segment, we continue to see increased demand for our credit and identity theft solutions. These factors helped drive improved financial results in all of our segments in 2015 and 2014. The economic and market improvements were tempered by continuing concern about economic conditions that has limited consumer spending and has put pressure on growth in our businesses. Also, during the first quarter of 2014, North America had several weeks of extreme cold-weather conditions which negatively impacted revenue for that period. In addition, the continued strengthening of the U.S. dollar has diminished the operating results reported by our International operations during 2015 and 2014.
Our revenues are also significantly influenced by industry trends, including the demand for information services in financial services, insurance, healthcare and other industries we serve. Companies are increasingly relying on business analytics and big-data technologies to help process this data in a cost-efficient manner. As customers have gained the ability to rapidly aggregate and analyze data generated by their own activities, they are increasingly expecting access to real-time data and analytics from their information providers as well as solutions that fully integrate into their workflows. As economies in emerging markets continue to develop and mature, we believe there will continue to be favorable socio-economic trends, such as an increase in the size of the middle class and a significant increase in the use of financial services by under-served and under-banked customers. Demand for consumer solutions is rising with higher consumer awareness of the importance and usage of their credit information, increased risk of identity theft due to data breaches and more readily available free credit information. The increasing number and complexity of regulations, including new capital requirements and the Dodd-Frank Act, make operations for businesses more challenging.
Effects of Inflation
We do not believe that inflation has had a material effect on our business, results of operations or financial condition.
Recent Developments
In June 2015, in anticipation of our initial public offering ("IPO"), our board of directors authorized and we effected a 1.333 to 1 stock split of our common stock. All periods presented in this report reflect the split.
In June 2015, we entered into amendments to refinance the senior secured credit facility with a new $1,881.0 million term loan ("Senior Secured Term Loan B"). Among other things, the amendments lowered the interest rate floor and modified the step-down interest rate margin based on achieving certain total leverage ratios and senior secured net leverage ratios. The amendments also included a new $350.0 million five-year senior secured term loan ("Senior Secured Term Loan A") and refinanced the existing revolving line of credit and replaced it with a five-year $210.0 million revolving line of credit.
On June 30, 2015, we completed our initial public offering of 33,977,273 shares, including 4,431,818 shares pursuant to the underwriters' option to purchase additional shares, at a public offering price of $22.50 per share. Proceeds from the IPO, net of underwriting discounts and commissions and estimated offering expenses payable by us, were approximately $714.7 million. On July 15, 2015, we used the net proceeds, along with the $350.0 million borrowings from the Senior Secured Term Loan A, to redeem all of the outstanding 9.625% and 8.125% Senior Notes. Collectively the refinance and redemptions resulted in $37.6 million of expense recorded in other income and expense in the consolidated statements of income in 2015, including a prepayment premium, accrued interest, the write-off of unamortized deferred debt fees and discounts, and certain transaction costs.

On December 18, 2015, we entered into interest rate cap agreements that will effectively cap our LIBOR exposure on a portion of our existing senior secured term loans at 0.75% beginning June 30, 2016. We have designated these cap agreements as cash flow hedges. The initial aggregate notional amount under these agreements is $1,526.4 million and is scheduled to decrease each quarter beginning September 30, 2016, until the agreement terminates on June 30, 2020. Beginning July 2016, we will pay the various counter-parties a fixed rate of interest on the outstanding notional amounts of between 0.98% and 0.994% and receive payments to the extent LIBOR exceeds 0.75%. We will record the net payments paid or received as interest expense. The change in fair value of the caps is recorded in other comprehensive income (loss), net of tax, in the consolidated statements of comprehensive income to the extent the caps are effective, and in other income and expense in the consolidated statements of income to the extent the caps are ineffective.
Recent Acquisitions and Partnerships
We selectively evaluate acquisitions and partnerships as a means to expand our business and international footprint and to enter new markets. During the past three years we completed the following acquisitions:

•
On December 9, 2015, we acquired 100% of the voting share capital in Trustev Limited ("Trustev"). Trustev is a registered company in the Republic of Ireland that provides digital verification technology to multiple industries. The results of operations of Trustev, which are not material, have been included as part of our USIS segment in our consolidated statements of income since the date of the acquisition.

•
During 2015, we increased our equity interest in Credit Information Bureau (India) Limited (“CIBIL”) from 55% to 66.1%, with a 5% additional purchase on September 24, 2015 and a 6.1% additional purchase on November 5, 2015.

•
On October 21, 2015, we acquired the remaining 49% equity interest in Databusiness S.A., our Chile subsidiary. We no longer record net income attributable to the noncontrolling interests in our consolidated statements of income or redeemable noncontrolling interests on our consolidated balance sheets from the date we acquired the remaining interest.

•
During January 2015, we acquired the remaining equity interests in our two Brazilian subsidiaries, Data Solutions Serviços de Informática Ltda. (“ZipCode”) and Crivo Sistemas em Informática S.A. (“Crivo”). We no longer record net income attributable to the noncontrolling interests in our consolidated statements of income or redeemable noncontrolling interests in our consolidated balance sheets from the date we acquired the remaining interests.

•
On November 12, 2014, we acquired an 87.5% ownership interest in Drivers History Information Sales, LLC ("DHI"). DHI collects traffic violation and criminal court data. The results of operations of DHI, which are not material, have been included as part of our USIS segment in our consolidated statements of income since the date of acquisition.

•
On October 17, 2014, we increased our equity interest in L2C, Inc. ("L2C") from 11.6% to 100%. L2C provides predictive analytics generally focused on the unbanked market using alternative data. The results of operations of L2C, which are not material, have been included as part of our USIS segment in our consolidated statements of income since the date we obtained control.

•
In 2014, we increased our equity interest in CIBIL from 27.5% to 55.0%. This additional purchase gave us control and resulted in our consolidation of CIBIL. CIBIL's results of operations, which are not material, are included as part of our International segment in our consolidated statements of income since May 21, 2014, the date we obtained control.

•
Effective January 1, 2014, we acquired the remaining 30% equity interest in our Guatemala subsidiary, Trans Union Guatemala, S.A. (TransUnion Guatemala) from the minority shareholders. We no longer record net income attributable to the noncontrolling interests in our consolidated statements of income or redeemable noncontrolling interests in our consolidated balance sheets from the date we acquired the remaining interests.

•
On December 16, 2013, we acquired a 100% ownership interest in certain assets of TLO, LLC ("TLO"). TLO provides data solutions for due diligence, threat assessment, identity authentication, fraud prevention, and debt recovery. The results of operations of TLO, which are not material, have been included as part of our USIS segment in our consolidated statements of income since the date of the acquisition.

•
On September 4, 2013, we acquired a 100% ownership interest in e-Scan Data Systems, Inc. ("eScan"). eScan provides data solutions for hospitals and healthcare providers to efficiently capture uncompensated care costs in their revenue management cycle programs. The results of operations of eScan, which are not material, have been included as part of our USIS segment in our consolidated statements of income since the date of the acquisition.

•
On March 1, 2013, we acquired an 80% ownership interest in Data Solutions Serviços de Informática Ltda. (“ZipCode”). ZipCode provides data enrichment and registry information solutions for companies in Brazil’s information management, financial services, marketing and telecommunications industries. The results of operations of ZipCode, which are not material, have been included as part of our International segment in our consolidated statements of income since the date of the acquisition.
Key Components of Our Results of Operations
Revenue
We derive our USIS segment revenue from three operating platforms: Online Data Services, Marketing Services and Decision Services. Online Data Services encompass services delivered in real-time using both credit and public record datasets. We also provide online reports that link public record datasets for qualified businesses seeking to locate consumers, specific assets or investigate relationships among consumers, businesses and locations. Collectively, the reports, characteristics and scores, with variations tailored for specific industries, form the basis of Online Data Services. We also provide online services to help businesses manage fraud and authenticate a consumer’s identity when they initiate a new business relationship. Additionally, we provide data to businesses to help them satisfy “know your customer” compliance requirements and to confirm an individual’s identity. Marketing Services help our customers develop marketing lists of prospects via direct mail, web and mobile. Our databases are used by our customers to contact individuals to extend firm offers of credit or insurance. We provide portfolio review services, which are periodic reviews of our customers’ existing accounts, to help our customers develop cross-selling offers to their existing customers and monitor and manage risk in their existing consumer portfolios. We also provide trigger services which are daily notifications of changes to a consumer profile. Decision Services, our software-as-a-service offerings, includes a number of platforms that help businesses interpret data and predictive model results and apply their customer-specific criteria to facilitate real-time automated decisions at the time of customer interaction. Our customers use Decision Services to evaluate business risks and opportunities, including those associated with new consumer credit and checking accounts, insurance applications, account collection, patient registrations and apartment rental requests.
We report our International segment revenue in two categories: developed markets and emerging markets. Our developed markets are Canada and Hong Kong. Our emerging markets include Africa, Latin America, Asia Pacific and India. In 2014, we reclassified Puerto Rico to emerging markets to align it with the rest of the Latin America region. Prior years’ revenue has been reclassified accordingly.
Consumer Interactive offers solutions that help consumers manage their personal finances and take precautions against identity theft. Services in this segment include credit reports and scores, credit monitoring, fraud protection and resolution and financial management. Our products are provided through user friendly online and mobile interfaces and supported by educational content and customer support.
Cost of Services
Costs of services include data acquisition and royalty fees, costs related to our databases and software applications, consumer and call center support costs, hardware and software maintenance costs, telecommunication expenses and occupancy costs associated with the facilities where these functions are performed.
Selling, General and Administrative
Selling, general and administrative expenses include personnel-related costs for sales, administrative and management employees, costs for professional and consulting services, advertising and occupancy and facilities expense of these functions.
Non-Operating Income and Expense
Non-operating income and expense includes interest expense, interest income, earnings from equity-method investments, dividends from cost-method investments, expenses related to successful and unsuccessful business acquisitions, loan fees, debt refinancing expenses, certain acquisition-related gains and losses and other non-operating income and expenses.
Results of Operations—Twelve Months Ended December 31, 2015, 2014 and 2013
Key Performance Measures
Management, including our chief operating decision maker, evaluates the financial performance of our businesses based on a variety of key indicators. These indicators include the non-GAAP measure Adjusted EBITDA and the GAAP measures revenue, cash provided by operating activities and cash paid for capital expenditures. In order to more closely align the definition of Adjusted EBITDA to the definition we use as a supplemental measure of our operating performance as well as a compensation measure under our incentive plan, we have included additional adjustments to our previously defined Adjusted EBITDA. Such additional adjustments consist of expenses for mergers and acquisitions integration, business optimization, our technology transformation project, operating expense tax matters, consulting study fees related to our strategic initiatives and other expenses. All periods have been presented in the table below under our new definition of Adjusted EBITDA. For the twelve months ended December 31, 2015, 2014 and 2013, these key indicators were as follows:

				Change
	Twelve months ended December 31,			2015 vs. 2014		2014 vs. 2013
(dollars in millions)	2015	2014	2013	$	%	$	%

Revenue	$1,506.8	$1,304.7	$1,183.2	$202.1	15.5%	$121.5	10.3%

Reconciliation of net income (loss) attributable to TransUnion to Adjusted EBITDA(1):
Net income (loss) attributable to TransUnion	$5.9	$(12.5)	$(35.1)	$18.4	(147.2)%	$22.6	(64.4)%
Net interest expense	130.4	186.7	195.9	(56.3)	(30.2)%	(9.2)	(4.7)%
Provision for income taxes	11.3	2.6	2.3	8.7	334.6%	0.3	13.0%
Depreciation and amortization	278.4	241.2	186.8	37.2	15.4%	54.4	29.1%
EBITDA	426.0	418.0	349.9	8.0	1.9%	68.1	19.5%
Adjustments to EBITDA:
Stock-based compensation(2)	22.3	10.6	6.3	11.7	110.4%	4.3	68.3%
Mergers and acquisitions, divestitures and business optimization(3)	8.0	19.7	33.6	(11.7)	(59.4)%	(13.9)	(41.4)%
Technology transformation(4)	26.9	18.7	4.5	8.2	43.9%	14.2	315.6%
Other(5)	43.5	(12.7)	14.2	56.2	nm	(26.9)	(189.4)%
Total adjustments to EBITDA	100.7	36.3	58.6	64.4	177.4%	(22.3)	(38.1)%
Adjusted EBITDA	$526.7	$454.3	$408.5	$72.4	15.9%	$45.8	11.2%

Other Metrics
Cash provided by operating activity	$309.1	$154.3	$143.4	$154.8	100.3%	$10.9	7.6%
Capital expenditures	$(132.2)	$(155.2)	$(81.7)	$23.0	(14.8)%	$(73.5)	90.0%
nm: not meaningful

1.
Adjusted EBITDA is defined as net income (loss) attributable to the Company before net interest expense, income tax provision (benefit), depreciation and amortization and other adjustments noted in the table above. We present Adjusted EBITDA as a supplemental measure of our operating performance because it eliminates the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. Also, Adjusted EBITDA is a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours. In addition, our board of directors and executive management team use Adjusted EBITDA as a compensation measure under our incentive compensation plan. Furthermore, under the credit agreement governing our senior secured credit facility and the indentures governing our senior notes, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to a ratio based on Adjusted EBITDA. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Debt.” Adjusted EBITDA does not reflect our capital expenditures, interest, income tax, depreciation, amortization, stock-based compensation and certain other income and expense. Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. Adjusted EBITDA is not a measure of financial condition or profitability under GAAP and should not be considered as an alternative to cash flows from operating activities, as a measure of liquidity or as an alternative to operating income or net income as indicators of operating performance. We believe that the most directly comparable GAAP measure to Adjusted EBITDA is net income attributable to the Company. The table above provides a reconciliation from our net income (loss) attributable to the Company to Adjusted EBITDA for the twelve months ended December 31, 2015, 2014 and 2013.

2.	Consisted of stock-based compensation and cash-settled stock-based compensation.

3.
For the twelve months ended December 31, 2015, consisted of the following adjustments to operating income: a $(0.1) million reduction in contingent consideration expense from previous acquisitions, $2.1 million of business optimization expenses, and a $0.3 million loss on divestiture of a business operation. For the twelve months ended December 31, 2015, consisted of the following adjustments to non-operating income and expense: $5.8 million of acquisition expenses and $(0.1) million of miscellaneous.

For the twelve months ended December 31, 2014, consisted of the following adjustments to operating income: $17.2 million of merger and acquisition integration expenses; $15.8 million of business optimization expenses; a $1.5 million adjustment for contingent consideration expense from previous acquisitions; and $1.2 million of miscellaneous. For the twelve months ended December 31, 2014, consisted of the following adjustments to non-operating income and expense: $(22.2) million of remeasurement gains of our previously held equity interests upon purchase and consolidation of CIBIL and L2C, Inc.; a $4.1 million impairment charge for a cost-method investment that sold its assets and liquidated; $2.9 million of acquisition expenses; and $(0.8) million of miscellaneous.
For the twelve months ended December 31, 2013, consisted of the following adjustments to operating income: $3.0 million of merger and acquisition integration expenses; $21.1 million of business optimization expenses; and $0.9 million of miscellaneous. For the twelve months ended December 31, 2013, consisted of the following adjustments to non-operating income and expenses: $10.5 million of acquisition expenses; $(2.5) million of gains on cost and equity method investments that were disposed of and $0.6 million of miscellaneous.

4.	Represented costs associated with a project to transform our technology infrastructure.

5.
For the twelve months ended December 31, 2015, consisted of the following adjustments to operating income: $(0.5) million of miscellaneous. For the twelve months ended December 31, 2015, consisted of the following adjustments to non-operating income and expense: $37.6 million of debt refinancing expenses; $3.6 million of currency remeasurement of our foreign operations; $0.7 million of losses related to mark-to-market ineffectiveness of our interest rate hedge; $1.4 million of loan fees; and $0.7 million of miscellaneous.

For the twelve months ended December 31, 2014, consisted of the following adjustments to operating income: $8.1 million charge for certain legal and regulatory matters; $3.9 million of expenses for sales and use tax matters; $3.5 million of other miscellaneous items. For the twelve months ended December 31, 2014, consisted of the following adjustments to non-operating income and expense: a $(33.1) million gain on prepayment of debt, net of prepayment premium and expenses; $1.1 million of currency remeasurement losses of our foreign operations; $0.3 million of mark-to-market losses related to ineffectiveness of our interest rate hedge; $1.9 million of loan fees; and $1.6 million of miscellaneous.
For the twelve months ended December 31, 2013, consisted of the following adjustments to operating income: $5.2 million charge for certain legal and regulatory matters; and $2.9 million of expenses for sales and use tax matters. For the twelve months ended December 31, 2013, consisted of the following adjustments to non-operating income and expenses: $2.5 million of debt refinancing expenses; $0.8 million of currency remeasurement of our foreign operations; $1.4 million of loan fees; and $1.4 million of miscellaneous.

Revenue
For 2015, revenue increased $202.1 million compared with 2014, due to strong organic growth in all of our segments and revenue from our 2015 and 2014 acquisitions in our USIS and International segments, partially offset by the impact of weakening foreign currencies on the 2015 revenue of our international segment. Acquisitions accounted for an increase in revenue of 1.8%. The impact of weakening foreign currencies accounted for a decrease in revenue of 2.8%. For 2014, revenue increased $121.5 million compared with 2013 due to revenue from our 2014 and 2013 acquisitions in our USIS and International segments and organic growth in all of our segments, partially offset by the impact of weakening foreign currencies on the 2014 revenue of our International segment. Acquisitions accounted for an increase in revenue of 6.4%. The impact of weakening foreign currencies accounted for a decrease in revenue of 1.4%. Revenue by segment and a more detailed explanation of revenue within each segment are as follows:

				Change
	Twelve months ended December 31,			2015 vs. 2014		2014 vs. 2013
(dollars in millions)	2015	2014	2013	$	%	$	%
USIS:
Online Data Services	$602.1	$538.6	$488.3	$63.5	11.8%	$50.3	10.3%
Marketing Services	149.2	134.4	126.0	14.8	11.0%	8.4	6.7%
Decision Services	173.2	138.5	108.8	34.7	25.1%	29.7	27.3%
Total USIS	924.5	811.5	723.1	113.0	13.9%	88.4	12.2%

International:
Developed Markets	95.2	92.6	89.2	2.6	2.9%	3.4	3.7%
Emerging Markets	174.4	165.1	151.8	9.3	5.6%	13.3	8.8%
Total International	269.6	257.7	241.0	11.9	4.6%	16.7	6.9%

Consumer Interactive	369.8	294.0	270.6	75.8	25.8%	23.4	8.6%

Total revenue, gross	$1,563.9	$1,363.3	$1,234.7	$200.6	14.7%	$128.6	10.4%

Intersegment revenue eliminations:
USIS Online	$(53.9)	$(56.3)	$(49.3)	$2.4	4.3%	$(7.0)	(14.2)%
International Developed Markets	(2.6)	(1.7)	(1.4)	(0.9)	(52.6)%	(0.3)	(16.3)%
International Emerging Markets	(0.6)	(0.5)	(0.7)	(0.1)	(8.8)%	0.2	30.8%
Interactive	—	—	—	—	—%	—	—%
Total intersegment revenue eliminations	(57.1)	(58.5)	(51.4)	1.4	2.4%	(7.1)	(13.8)%
Total revenue as reported	$1,506.8	$1,304.7	$1,183.2	$202.1	15.5%	$121.5	10.3%
As a result of displaying amounts in millions, rounding differences may exist in the table above.
USIS Segment
For 2015, USIS revenue increased $113.0 million compared with 2014, with increases in all platforms due to improved market conditions and a 1.8% increase in revenue from our acquisitions of DHI and L2C in 2014 and Trustev in 2015. For 2014, USIS revenue increased $88.4 million compared with 2013, with increases in all of the platforms due to improved market conditions and a 8.3% increase in revenue from our acquisitions of eScan and TLO in 2013 and L2C and DHI in 2014.
Online Data Services. For 2015, online data services revenue increased $63.5 million due primarily to an 8.7% increase in online credit report unit volume. Also, a change in the mix of products sold resulted in an increase in average pricing for online credit reports. For 2014, online data services revenue increased $50.3 million compared with 2013, due primarily to revenue from our acquisition of TLO and a 3.3% increase in online credit report unit volume primarily in the first six months of 2014, due to higher mortgage interest rates and the resulting decline in refinancings. A change in the mix of products sold resulted in a slight decrease in average pricing for online credit reports in 2014.

Marketing Services. For 2015, marketing services revenue increased $14.8 million compared with 2014, due primarily to an organic increase in custom data sets and archive information driven by an increase in demand for our new solutions and revenue from our recent acquisitions. For 2014, marketing services revenue increased $8.4 million compared with 2013, due to a decrease in demand for custom datasets and archive information primarily in the insurance and financial services markets.
Decision Services. For 2015, decision services revenue increased $34.7 million compared with 2014, due primarily to increases in the healthcare and insurance markets and revenue from our acquisition of DHI. For 2014, decision services revenue increased $29.7 million compared with 2013, due primarily to revenue from our acquisition of eScan.
International Segment
For 2015, International revenue increased $11.9 million, or 4.6%, compared with 2014. Higher local currency revenue from increased volumes in all regions and the inclusion of revenue from our acquisition of CIBIL was partially offset by a 14.1% decrease in revenue from the impact of weakening foreign currencies. Incremental revenue from our consolidation of CIBIL accounted for a 3.7% increase in revenue in 2015. For 2014, International revenue increased $16.7 million, or 6.9%, compared with 2013. The increase was due to higher local currency revenue from increased volumes in all regions and revenue from our acquisitions of CIBIL and ZipCode, partially offset by a 6.9% decrease in revenue from the impact of weakening foreign currencies. Incremental revenue from our acquisition of CIBIL and ZipCode accounted for an 8.2% increase in International revenue in 2014.
Developed Markets. For 2015, developed markets revenue increased $2.6 million, or 2.9%, compared with 2014, due to higher local currency revenue in both regions partially offset by a 10.6% decrease in revenue from the impact of a weakening Canadian dollar. For 2014, developed markets revenue increased $3.4 million, or 3.7%, due to higher volumes in both regions, partially offset by a decrease of 4.7% primarily from the impact of the weakening Canadian dollar.
Emerging Markets. For 2015, emerging markets revenue increased $9.3 million, or 5.6%, compared with 2014. Higher local currency revenue in all regions and incremental revenue from our consolidation of CIBIL was partially offset by a 16.0% decrease in revenue from the impact of weakening foreign currencies, primarily the South African rand and Brazilian real. For 2014, emerging markets revenue increased $13.3 million, or 8.8% compared with 2013, due to higher volumes in all regions and the inclusion of revenue from our CIBIL and ZipCode acquisitions, partially offset by a decrease of 8.1% from the impact of weakening foreign currencies, primarily the South African rand. Incremental revenue from our acquisitions of CIBIL and ZipCode accounted for an increase in revenue of 12.8%.
Consumer Interactive Segment
For 2015 and 2014, Consumer Interactive revenue increased $75.8 million and $23.4 million, respectively, compared with each prior period. These increases were due primarily to an increase in revenue in our indirect channel, and an increase in revenue in our direct channel driven by an increase in the average number of direct subscribers in 2015.
Operating Expenses
Operating expenses for the periods reported were as follows:

				Change
	Twelve months ended December 31,			2015 vs. 2014		2014 vs. 2013
(dollars in millions)	2015	2014	2013	$	%	$	%
Cost of services	$531.6	$500.2	$473.9	$31.4	6.3%	$26.3	5.5%
Selling, general and administrative	499.7	434.9	353.3	64.8	14.9%	81.6	23.1%
Depreciation and amortization	278.4	241.2	186.8	37.2	15.4%	54.4	29.1%
Total operating expenses	$1,309.7	$1,176.3	$1,014.0	$133.4	11.3%	$162.3	16.0%
Cost of Services
For 2015, cost of services increased $31.4 million compared with 2014. The increase was due primarily to:

•	an increase in product costs resulting from the increase in revenue;

•	operating and integration costs of our DHI, L2C and Trustev acquisitions in our USIS segment and the CIBIL acquisition in our International segment; and

•	an increase in labor costs as we continue to invest in key strategic growth initiatives, partially offset by:

•	an expense in 2014 of $10.2 million for the acceleration of fees for a data matching service contract that we terminated and in-sourced in our USIS segment;

•	savings enabled by our technology transformation and other key productivity initiatives; and

•	the impact of weakening foreign currencies on the expenses of our International segment.

For 2014, cost of services increased $26.3 million compared with 2013. The increase was due primarily to:

•	operating and integration costs associated with our USIS and International acquisitions;

•	an acceleration of $10.2 million of fees recorded for a data matching service contract that we terminated and in-sourced as part of the transformation to our technology infrastructure;

•	severance charges in our Corporate unit and USIS segment related to the consolidation and subsequent closure of our California-based contract center; and

•	costs associated with strategic initiatives,
partially offset by:

•	the impact of weakening foreign currencies on the 2014 expenses of our International segment.
Selling, General and Administrative
For 2015, selling, general and administrative expenses increased $64.8 million compared with 2014. The increase was due primarily to:

•
an increase in labor costs due to an increase in incentive-based compensation resulting from improved operating results in all segments, an increase in stock-based compensation in our USIS and International segments, including the increase in the value of cash-settled stock-based compensation in our International segment, and an increase in headcount primarily in our USIS and International segments as we continue to invest in key strategic growth initiatives;

•	operating and integration costs of our DHI, L2C and Trustev acquisitions in our USIS segment and the CIBIL acquisition in our International segments; and

•	an increase in advertising costs primarily in our Consumer Interactive segment, partially offset by:

•	a decrease in litigation expense in Corporate; and

•	the impact of weakening foreign currencies on the expenses of our International segment.

For 2014, selling, general and administrative expenses increased $81.6 million compared with 2013. The increase was due primarily to:

•	operating and integration costs associated with our USIS and International acquisitions;

•	expense of $8.1 million for certain legal and regulatory costs in our Corporate unit and International segment; and

•	severance charges in our Corporate unit and USIS segment related to the consolidation and subsequent closure of our California-based contract center;
partially offset by:

•	the impact of weakening foreign currencies on the 2014 expenses of our International segment.
Depreciation and amortization
For 2015, depreciation and amortization increased $37.2 million compared with 2014, primarily in our USIS and International segments. In July 2014, we revised the remaining useful lives of certain internal-use software, equipment, leasehold improvements and the corporate headquarters facility to align with the expected completion dates of our strategic initiatives to transform our technology platform and corporate headquarters facility. As a result of shortening the useful lives of these assets, depreciation and amortization increased $28.8 million in 2015 compared with $17.5 million in 2014. Depreciation and amortization increased an additional $8.4 million in 2015 due to the recent business acquisitions and increased capital expenditures related to our strategic initiatives made in 2014 and 2015.

For 2014, depreciation and amortization increased $54.4 million compared with 2013. As a result of revising the remaining useful lives in connection with our initiatives to transform our technology infrastructure and corporate headquarters facilities, our depreciation and amortization increased $17.5 million during 2014. Depreciation and amortization increased an additional $36.9 million from business acquisitions and other increases primarily related to additional capital expenditures for our strategic initiatives in 2014.
Operating Income and Operating Margins

				Change
	Twelve months ended December 31,			2015 vs. 2014		2014 vs. 2013
(dollars in millions)	2015	2014	2013	$	%	$	%
Gross operating income by segment:
USIS operating income	$130.5	$102.4	$134.8	$28.2	27.5%	$(32.5)	(24.1)%
International operating income	21.2	22.8	19.9	(1.6)	(7.1)%	2.9	14.5%
Consumer Interactive operating income	137.2	93.4	84.2	43.8	46.9%	9.2	11.0%
Corporate operating loss	(91.8)	(90.1)	(69.7)	(1.7)	1.9%	(20.4)	(29.3)%
Total operating income	$197.1	$128.4	$169.2	$68.7	53.5%	$(40.8)	(24.1)%

Intersegment operating income eliminations:
USIS	$(52.4)	$(54.9)	$(47.6)	$2.5	4.6%	$(7.3)	(15.4)%
International	(1.9)	(0.6)	(0.5)	(1.3)	(232.1)%	(0.1)	(10.0)%
Consumer Interactive	54.4	55.5	48.1	(1.2)	(2.2)%	7.4	15.4%
Corporate	—	—	—	—	—%	—	—%
Total eliminations	$—	$—	$—	$—		$—

Operating margin
USIS	14.1%	12.6%	18.6%		1.5%		(6.0)%
International	7.9%	8.8%	8.3%		(0.9)%		0.5%
Consumer Interactive	37.1%	31.8%	31.1%		5.3%		0.7%
Total operating margin	13.1%	9.8%	14.3%		3.3%		(4.5)%
For 2015, consolidated operating income increased $68.7 million due primarily to:

•	the increase in revenue in all segments, including revenue from the recent acquisitions; and

•	an expense in 2014 of $10.2 million for the acceleration of fees for a data matching service contract that we terminated and in-sourced in our USIS segment, partially offset by:

•	The increase in depreciation and amortization, primarily in our USIS and International segments;

•	an increase in incentive-based, stock-based and other compensation costs;

•	operating and integration costs from the DHI, L2C and Trustev acquisitions in our USIS segment and the CIBIL acquisition in our International segment;

•	incremental costs incurred as part of the transformation of our technology infrastructure;

•	an increase in advertising costs primarily in our International segment; and

•	the impact of weakening foreign currencies on the 2015 results of our International segment.

For 2015, margins for the USIS segment increased due to the increase in revenue and the accelerated data matching service contract cancellation fees recorded in 2014 partially offset by incremental costs incurred as part of the strategic initiative to transform our technology platform, including additional depreciation and amortization resulting from shortening the remaining useful lives of certain existing technology assets to align with the expected completion of this initiative, the increase in incentive-based and stock-based compensation, and operating and integration expenses from the recent acquisitions. Margins for the International segment decreased due primarily to additional depreciation and amortization resulting from reassessing the remaining useful lives of certain assets, the increase in incentive-based and cash-settled stock-based compensation, and integration and depreciation and amortization expenses of our CIBIL acquisition, partially offset by the increase in revenue. Margins for the Consumer Interactive segment increased due to the increase in revenue partially offset by the increase in advertising costs.
For 2014, consolidated operating income decreased $40.8 million. This decrease was due primarily to:

•	operating and integration costs associated with our USIS and International acquisitions;

•
an increase of $54.4 million in depreciation and amortization due primarily to our acquisitions and our strategic initiative to transform our technology infrastructure and corporate headquarters facility;

•	an increase in variable product costs due to the increase in revenue;

•
an acceleration of $10.2 million of fees recorded in our USIS segment for a data matching service contract that we terminated and in-sourced as part of the transformation of our technology infrastructure;

•	expense of $8.1 million for certain legal and regulatory costs in our Corporate unit and International segment;

•	severance charges in our Corporate unit and USIS segment related to the consolidation and subsequent closure of our California-based contract center; and

•	the impact of weakening foreign currencies on the 2014 results of our International segment.
partially offset by:

•	the increase in revenue in all segments, including revenue from acquisitions.
For 2014, margins for the USIS segment decreased due primarily to additional depreciation and amortization resulting from revising the remaining useful lives of certain assets, the operating, integration and depreciation and amortization expenses of our acquisitions, severance charges and the accelerated fees for canceling a data matching service, partially offset by the increase in revenue. Margins for the International segment were relatively flat as the additional depreciation and amortization from revising the remaining useful lives of certain asset and the operating, integration and depreciation and amortization expenses of our acquisitions was mostly offset by the increase in revenue. Margins in our Consumer Interactive segment increased due to the increase in revenue.
Non-Operating Income and Expense

				Change
	Twelve months ended December 31,			2015 vs. 2014		2014 vs. 2013
(dollars in millions)	2015	2014	2013	$	%	$	%
Interest expense	$(134.2)	$(190.0)	$(197.6)	$55.8	29.4%	$7.6	3.9%
Interest income	3.8	3.3	1.7	0.5	14.0%	1.6	91.7%
Earnings from equity method investments	8.8	12.5	13.7	(3.7)	(29.5)%	(1.2)	(8.8)%
Other income and expense, net:
Loan fees	(39.0)	(14.6)	(3.8)	(24.4)	nm	(10.8)	nm
Acquisition fees	(5.8)	(2.9)	(10.5)	(2.9)	(98.7)%	7.6	72.4%
Dividends from cost method investments	0.8	0.8	0.7	—	—%	0.1	14.3%
Other income (expense), net	(4.9)	60.7	0.7	(65.6)	(108.1)%	60.0	nm
Total other income and expense, net	(48.9)	44.0	(12.9)	(92.9)	(211.1)%	56.9	nm
Non-operating income and expense	$(170.5)	$(130.2)	$(195.1)	$(40.3)	(31.0)%	$64.9	33.3%
nm: not meaningful
Other income and expense, net, was impacted by the 2015 and 2014 refinancing transactions. See Part II, Item 8, “Financial Statements and Supplementary Data - Notes to Consolidated Financial Statements,” Note 10, “Debt,” for additional information.
For 2015, interest expense decreased $55.8 million compared with 2014. A decrease in interest expense due to the early redemptions of the Notes in 2015 and 2014 was partially offset by additional interest expense resulting from the increase in the average principal balance of the senior secured credit facility in 2015 compared with 2014. For 2014, interest expense decreased $7.6 million compared with 2013. A decrease in interest expense due to the early redemption of the 11.375% Senior Notes in the second quarter of 2014 was partially offset by additional interest expense resulting from the increase in the average principal balance of the senior secured credit facility in 2014 compared with 2013. See Part II, Item 8, "Financial Statements and Supplementary Data - Notes to Consolidated Financial Statements," Note 10, "Debt," for additional information about our interest expense.
Earnings from equity method investments decreased $3.7 million and $1.2 million in 2015 and 2014, respectively, due to lower earnings in both years from our Mexico affiliate and due to the consolidation of CIBIL beginning May 21, 2014. Prior to May 21, 2014, earnings from CIBIL were previously recorded under the equity method of accounting.
For 2015, loan fees included $33.8 million of fees due to the early redemption of our 9.625% and 8.125% Senior Notes and $3.8 million from the refinance of our senior secured credit facility in June of 2015. For 2014, loan fees included $12.7 million of refinancing fees and other net costs expensed as a result of refinancing our senior secured credit facility.
Acquisition fees represent costs we have incurred for various acquisition-related efforts. For 2015, acquisition fees included costs related to our acquisition of Trustev and costs of other acquisition efforts. For 2014, acquisition fees included costs related to our acquisitions of DHI, L2C and CIBIL and costs of other acquisition efforts.
For 2015, other income (expense), net included a currency remeasurement loss of $3.6 million, a loss of $0.8 million on the swap that no longer qualifies for hedge accounting and other income and expenses. For 2014, other income (expense), net included a net gain of $45.8 million resulting from the early redemption of the 11.375% Senior Notes consisting of the unamortized 2012 Change in Control Transaction fair value increase in the notes of $89.4 million less an early redemption premium and other costs totaling $43.6 million, a $22.2 million gain resulting from remeasuring our previously held equity interests in CIBIL and L2C under the accounting guidance for acquisitions achieved in stages, an impairment charge of $4.1 million related to a cost-method investment that has sold its assets and liquidated, and a loss of $0.6 million on the swap that no longer qualifies for hedge accounting and other income and expenses.
Provision for Income Taxes

For 2015, we reported income before income taxes and a 42.4% effective tax rate, which is higher than the 35.0% U.S. federal statutory rate due primarily to tax on our foreign earnings that are not considered permanently reinvested outside the United States, partially offset by a favorable foreign tax rate differential and a credit to deferred state tax expense for changes in state tax rates.

For 2014 and 2013, we reported a loss before income taxes with income tax expense, resulting in a negative effective tax rate for both periods. This rate was lower than the 35.0% U.S. federal statutory rate due primarily to tax on our foreign earnings that are not considered permanently reinvested outside the United States.

Subpart F of the U.S. Internal Revenue Code requires U.S. corporate shareholders to recognize current U.S. taxable income from passive income, including earnings of certain foreign subsidiaries, regardless of whether that income is remitted to the United States. The look-through rule of Subpart F grants an exception for any passive income of certain foreign subsidiaries that is attributable to an active business. When the look-through exception is not in effect, we are required to accrue a tax liability for those foreign earnings as if those earnings were distributed to the United States. On January 2, 2013 the look-through rule exception for 2012 was retroactively reinstated to January 1, 2012. As a result, we recorded an adjustment in 2013 to account for the reinstatement of the look-through rule retroactive to the prior year. For 2015 and 2014, the look-through rule exception was in effect.

No provision has been made for U.S. income taxes or foreign withholding taxes on $118.4 million of unremitted earnings from certain foreign subsidiaries that we assert are permanently reinvested in operations outside the United States. Remitting these earnings to the United States would result in additional tax expense that could be as high as approximately $42 million, assuming we cannot use any of the related foreign tax credits. As of December 31, 2015, we have made a provision for U.S. income taxes or foreign withholding taxes of $43.2 million on $123.5 million of unremitted earnings from certain other foreign subsidiaries, as those earnings are not permanently reinvested outside the United States and are not needed to fund our current or expected domestic operations.
Significant Changes in Assets and Liabilities
Additional paid-in capital increased by $712.7 million at December 31, 2015 compared with December 31, 2014, due to our initial public offering. Long-term debt decreased $673.2 million at December 31, 2015 compared with December 31, 2014, because we used the proceeds of our initial public offering to pay down long-term debt. See Part II, Item 8, “Financial Statements and Supplementary Data - Notes to Consolidated Financial Statements,” Note 10, “Debt” and Note 11, "Stockholders' Equity," for additional information.

Liquidity and Capital Resources
Overview
Our principal sources of liquidity are cash flows provided by operating activities, cash and cash equivalents on hand, and our senior secured revolving line of credit. Our principal uses of liquidity are working capital, capital expenditures, debt service and other general corporate purposes. We believe our cash on hand, cash generated from operations, and funds available under the senior secured revolving line of credit will be sufficient to fund our planned capital expenditures, debt service obligations and operating needs for the foreseeable future. We may, however, elect to raise funds through debt or equity financing in the future to fund significant investments or acquisitions that are consistent with our growth strategy.
Cash and cash equivalents totaled $133.2 million and $77.9 million at December 31, 2015 and 2014, respectively, of which $79.7 and $50.6 million was held outside the United States. As of December 31, 2015, we had no amounts outstanding under the senior secured revolving line of credit and could have borrowed up to the $210.0 million available. The balance retained in cash and cash equivalents is consistent with our short-term cash needs and investment objectives. The Company is required to make additional principal payments on the Senior Secured Term Loan B based on excess cash flows of the prior year, as defined in the agreement. There were no excess cash flows for 2015 and therefore no additional payment will be required in 2016. See Part II, Item 8, “Financial Statements and Supplementary Data - Notes to Consolidated Financial Statements,” Note 10, “Debt,” for additional information.
As of December 31, 2015, no provision has been made for U.S. income taxes or foreign withholding taxes on $118.4 million of unremitted earnings from certain non-U.S. subsidiaries that we assert are permanently reinvested in operations outside the United States. Remitting these earnings to the United States would result in additional tax expense that could be as high as approximately $42 million, assuming we cannot use any of the related foreign tax credits. As of December 31, 2015, we have made a provision for U.S. income taxes or foreign withholding taxes of $43.2 million on $123.5 million of unremitted earnings from our Canadian, South African, Netherlands and Indian subsidiaries, as those earnings are not permanently reinvested outside the United States.
Sources and Uses of Cash

	Twelve months ended December 31,			Change
(dollars in millions)	2015	2014	2013	2015 vs. 2014	2014 vs. 2013
Cash provided by operating activities	$309.1	$154.3	$143.4	$154.8	$10.9
Cash used in investing activities	(197.1)	(276.0)	(367.0)	78.9	91.0
Cash (used in) provided by financing activities	(51.3)	91.9	187.3	(143.2)	(95.4)
Effect of exchange rate changes on cash and cash equivalents	(5.4)	(3.5)	(6.8)	(1.9)	3.3
Net change in cash and cash equivalents	$55.3	$(33.3)	$(43.1)	$88.6	$9.8
Operating Activities
For 2015, the increase in cash provided by operating activities was due primarily to the increase in revenue and decrease in interest expense, partially offset by the increase in cash operating expenses. For 2014, the increase in cash provided by operating activities was due primarily to the increase in revenue and decrease in interest expense, partially offset by the increase in cash operating expenses and working capital.
Investing Activities
For 2015, the decrease in cash used in investing activities was due primarily to a decrease in cash used for acquisitions and capital expenditures. For 2014, the decrease in cash used in investing activities was due primarily to a decrease in cash used for acquisitions, partially offset by an increase in cash paid for capital expenditures.
Financing Activities
For 2015, the increase in cash used for financing activities was due primarily to the net pay down of our debt, partially offset by the net proceeds from the IPO. For 2014, the decrease in cash provided by financing activities was due primarily to the 2014 refinancing transaction prepayment premium and fees and a decrease in net borrowings.
Capital Expenditures
We make capital expenditures to grow our business by developing new and enhanced capabilities, to increase the effectiveness and efficiency of the organization and to reduce risks. We make capital expenditures for product development, disaster recovery, security enhancements, regulatory compliance, and the replacement and upgrade of existing equipment at the end of its useful life. During the third quarter of 2013, we began a strategic initiative to transform our technology infrastructure to enable growth, promote innovation and provide a competitive advantage. We also completed significant improvements to our corporate headquarters facility early in 2015.
We expect total capital expenditures to be lower in 2016 than in 2015 as a percentage of revenue as we completed the improvements to our corporate headquarters facility in the first half of 2015 and expect to complete the transformation of our technology platform in the first half of 2016. For 2015, cash paid for capital expenditures decreased $23.0 million, due primarily to a decrease in spending to upgrade our corporate headquarters facility and transform our technology infrastructure. For 2014, cash paid for capital expenditures increased $73.5 million due primarily to the ongoing strategic initiatives to transform our technology infrastructure and corporate headquarters facility. On an accrual basis, our capital expenditures were $163.0 million in 2014 compared with $96.3 million in 2013.
Debt
Senior Secured Credit Facility
On June 15, 2010, our subsidiary, Trans Union LLC, entered into a senior secured credit facility with various lenders. The senior secured credit facility consists of a senior secured term loan and a senior secured revolving line of credit. In June 2015, we entered into amendments to refinance the senior secured credit facility with a new $1,881.0 million term loan ("Senior Secured Term Loan B") and a new $350.0 million five-year senior secured term loan ("Senior Secured Term Loan A") that was drawn in July 2015. Among other things, the amendments lowered the interest rate floor and modified the step-down interest rate margin based on achieving certain total leverage ratios and senior secured net leverage ratios. The amendments also refinanced the existing revolving line of credit with a five-year $210.0 million revolving line of credit. The capacity under the senior secured credit facility may be increased by an additional $450.0 million so long as certain financial conditions are met, subject, in each case, to certain conditions and receipt of commitments by existing or additional financial institutions or institutional lenders.
On July 15, 2015, we used the net proceeds from our IPO, along with the $350.0 million borrowings from the Senior Secured Term Loan A, to redeem all of the outstanding 9.625% and 8.125% Senior Notes. Collectively, the refinance and redemptions resulted in $37.6 million of expense recorded in other income and expense in the consolidated statements of income in 2015, including a prepayment premium, the write-off of unamortized deferred financing fees and discounts, and certain transaction costs.
Interest rates on the refinanced Senior Secured Term Loan B are based on the LIBOR unless otherwise elected, and subject to a floor of 0.75%, plus a margin of 2.75% or 3.00%, depending on our senior secured net leverage ratio. The Company is required to make principal payments of 0.25% of the 2014 refinanced principal balance at the end of each quarter, with the remaining balance due April 9, 2021. The Company is also required to make additional payments based on excess cash flows, as defined in the agreement, of the prior year. Depending on the senior secured net leverage ratio for the year, a principal payment of between zero and fifty percent of the excess cash flows will be due the following year. There were no excess cash flows for 2015 and therefore no payment will be required in 2016.
Interest rates on Senior Secured Term Loan A are based on LIBOR unless otherwise elected, plus a margin of 2.00% or 2.25%, depending on our total net leverage ratio. The Company is required to make principal payments of 1.25% of the original principal balance at the end of each quarter for the first two years increasing to 1.875% each quarter for the last three years, with the remaining balance due June 30, 2020.
Interest rates on the refinanced senior secured revolving line of credit are based on LIBOR unless otherwise elected, and is currently LIBOR, plus a margin of 2.00% or 2.25%, depending on our total net leverage ratio. There is a 0.30% or 0.375% annual commitment fee, depending on our total net leverage ratio, payable quarterly based on the undrawn portion of the senior secured revolving line of credit. The commitment under the senior secured revolving line of credit expires on June 30, 2020.
During 2015, the Company repaid borrowings on its senior secured revolving line of credit of $85.0 million. As of December 31, 2015, we had no outstanding borrowings under our senior secured revolving line of credit.
On December 18, 2015, we terminated our interest rate swap contracts that we entered into on April 30, 2012, and paid the outstanding liability balance of $2.7 million. Changes in the fair value of the swaps prior to termination resulted in a loss of $0.8 million recorded in other income and expense in 2015.
On December 18, 2015, we entered into interest rate cap agreements that will effectively cap our LIBOR exposure on a portion of our existing senior secured term loans at 0.75% beginning June 30, 2016. We have designated these cap agreements as cash flow hedges. The initial aggregate notional amount under these agreements is $1,526.4 million and is scheduled to decrease each quarter beginning September 30, 2016, until the agreement terminates on June 30, 2020. Beginning July 2016, we will pay the various counter-parties a fixed rate of interest on the outstanding notional amounts of between 0.98% and 0.994% and receive payments to the extent LIBOR exceeds 0.75%. We will record the net payments paid or received as interest expense. The change in fair value of the caps is recorded in other comprehensive income (loss), net of tax, in the consolidated statements of comprehensive income to the extent the caps are effective, and in other income and expense in the consolidated statements of income to the extent the caps are ineffective. During December 2015, the change in the fair value of the caps resulted in a gain of $0.3 million recorded in other comprehensive income (loss), net of tax and a gain of $0.1 million recorded in other income and expense. Ineffectiveness is due to, and will continue to result from, financing the estimated cap premium payments. Amounts in other comprehensive income will be reclassified into earnings in the same period in which the hedged forecasted transaction affects earnings.
Effect of certain debt covenants
A breach of any of the covenants under the agreements governing our debt could limit our ability to borrow funds under the senior secured revolving line of credit and could result in a default under the senior secured credit facility. Upon the occurrence of an event of default under the senior secured credit facility the lenders could elect to declare all amounts then outstanding to be immediately due and payable, and the lenders could terminate all commitments to extend further credit. If we were unable to repay the amounts declared due, the lenders could proceed against any collateral granted to them to secure that indebtedness. See Part I, Item 1A, “Risk Factors.”
With certain exceptions, the obligations under the senior secured credit facility are secured by a first-priority security interest in substantially all of the assets of Trans Union LLC, including its investment in subsidiaries. The senior secured credit facility contains various restrictions and nonfinancial covenants, along with a senior secured net leverage ratio test. The nonfinancial covenants include restrictions on dividends, investments, dispositions, future borrowings and other specified payments, as well as additional reporting and disclosure requirements. The senior secured net leverage test must be met as a condition to incur additional indebtedness and at the end of each fiscal quarter. As of December 31, 2015, this covenant required us to maintain a net leverage ratio on a pro forma basis equal to, or less than, 6.50-to-1. As of December 31, 2015, we were in compliance with all debt covenants.
TransUnion's ability to meet its liquidity needs or to pay dividends on its common stock depends on its subsidiaries’ earnings, the terms of their indebtedness, and other contractual restrictions. Trans Union LLC, the borrower under the senior secured credit facility, is not permitted to declare any dividend or make any other distribution subject to certain exceptions, including compliance with a fixed charge coverage ratio and a basket that depends on TransUnion Intermediate’s consolidated net income.
11.375% Senior Notes
These notes were repaid in full on May 9, 2014, from the incremental proceeds borrowed on our senior secured credit facility and resulted in a net gain of $45.8 million recorded in other income and expense in 2014.
9.625% and 8.125% Senior Notes
These notes were repaid in full on July 15, 2015 from the net proceeds from our IPO, along with the $350.0 million borrowings from the Senior Secured Term Loan A as discussed above.
For more information about our debt and the IPO transaction, see Part I, Item 1, “Notes to Unaudited Consolidated Financial Statements," Note 10 "Debt," and Note 11, "Stockholders' Equity."
Contractual Obligations
Consolidated future minimum payments for noncancelable operating leases, purchase obligations and debt repayments as of December 31, 2015, are payable as follows:

(in millions)	Operating leases	Purchase obligations	Debt repayments	Loan fees and interest payments	Total
2016	$13.2	$176.5	$43.9	$78.9	$312.5
2017	7.6	29.6	41.7	87.6	166.5
2018	5.7	21.8	45.4	95.5	168.4
2019	5.4	2.6	45.3	99.4	152.7
2020	5.1	1.8	268.4	96.3	371.6
Thereafter	11.0	0.3	1,771.8	25.1	1,808.2
Totals	$48.0	$232.6	$2,216.5	$482.8	$2,979.9
Purchase obligations include $105.4 million of trade accounts payable that were included in our balance sheet as of December 31, 2015. Purchase obligations include commitments for outsourcing services, royalties, data licenses, maintenance and other operating expenses. Loan fees and interest payments are estimates based on the interest rates in effect at December 31, 2015, and the contractual principal paydown schedule, excluding any excess cash flow prepayments that may be required. See Part II, Item 8,

“Financial Statements and Supplementary Data - Notes to Consolidated Financial Statements,” Note 10, “Debt,” for additional information about our interest payments.
Off-Balance Sheet Arrangements
As of December 31, 2015, we had no off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K.
Application of Critical Accounting Estimates
We prepare our consolidated financial statements in conformity with GAAP. The notes to our consolidated financial statements include disclosures about our significant accounting policies. These accounting policies require us to make certain judgments and estimates in reporting our operating results and our assets and liabilities. The following paragraphs describe the accounting policies that require significant judgment and estimates due to inherent uncertainty or complexity.
Goodwill and Indefinite-Lived Intangibles
In connection with the acquisition of TransUnion Intermediate by TransUnion in April 2012, the value of goodwill increased significantly, as the excess of the purchase price paid for TransUnion Intermediate over the fair value of the net tangible and identifiable intangible assets acquired and liabilities assumed was recorded as goodwill and allocated to each of our reporting units.
As of December 31, 2015, our consolidated balance sheet included goodwill of $1,983.4 million. As of December 31, 2015, we had no other indefinite-lived intangible assets. We test goodwill and indefinite-lived intangible assets for impairment on an annual basis, in the fourth quarter, or on an interim basis if an indicator of impairment is present. For goodwill, we compare the fair value of each reporting unit to its carrying amount to determine if there is potential goodwill impairment. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than the carrying value of its goodwill. For other indefinite-lived intangibles, if any, we compare the fair value of the asset to its carrying value to determine if there is an impairment. If the fair value of the asset is less than its carrying value, an impairment loss is recorded.
We use discounted cash flow techniques to determine the fair value of our reporting units, goodwill and other indefinite-lived intangibles. The discounted cash flow calculation requires a number of significant assumptions, including projections of future cash flows, exchange rates and an estimate of the appropriate discount rates. The projections of future cash flows used to assess the fair value of the reporting units are based on the internal operating plans reviewed by management and significant shareholders. The projections of future exchange rates were based on the current exchange rates at the time the projections were prepared. The estimated discount rates were based on the risk-free rate of interest and estimated risk premiums for the reporting units at the time the impairment analysis was prepared. We believe our current estimates of fair value are based on assumptions that are reasonable and consistent with assumptions that would be used by other marketplace participants. Such estimates are, however, inherently uncertain, and estimates using different assumptions could result in significantly different results, and a potential impairment charge for one or more of our reporting units that could adversely affect our results of operations.
During 2015, 2014 and 2013, there were no impairments of goodwill or other indefinite-lived intangible assets. As of December 31, 2015, our estimates of fair value for each reporting unit exceeded the carrying amount of the corresponding reporting unit. A 10% increase in the discount rate or a 10% decrease in the estimated cash flows of the reporting unit would not have resulted in an impairment in any of the reporting units.
Long-Lived Depreciable and Amortizable Assets
In connection with the acquisition of TransUnion Intermediate by TransUnion in April 2012, all long-lived depreciable and amortizable assets were recorded at fair value and the carrying value of certain fixed assets and all intangible assets increased significantly.
As of December 31, 2015, our consolidated balance sheet included fixed assets of $357.3 million, $183.0 million net of accumulated depreciation, and long-lived intangible assets of $2,385.4 million, $1,770.1 million net of accumulated amortization. We review long-lived assets subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the consolidated balance sheet, and reported at the lower of the carrying amount or fair value, less costs to sell, and are no longer depreciated. When a long-lived asset group is tested for recoverability, we also review depreciation estimates and methods. Any revision to the remaining useful life of a long-lived asset resulting from that review is also considered in developing estimates of future cash flows used to test the asset for recoverability. We typically use a discounted cash flow model when assessing the fair value of our asset groups. The discounted cash flow calculation requires a number of significant assumptions, including projections of future cash flows and an estimate of our discount rate.
When events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, we use estimates of future cash flows to determine recoverability and base such estimates on assumptions that are reasonable and consistent with assumptions that would be used by other marketplace participants. Such estimates, however, are inherently uncertain and estimates using different assumptions, or different valuation techniques, could result in significantly different results. During 2015, 2014 and 2013, there were no material impairment charges.
Legal Contingencies
As of December 31, 2015, our consolidated balance sheet included an accrual of $16.3 million for pending or anticipated claims of our operations. In the ordinary course of business, we are routinely named as defendants in, or party to, various legal actions and proceedings relating to our current or past business operations. These actions generally assert claims for violations of federal or state credit reporting, consumer protection or privacy laws, or common law claims related to privacy, libel, slander or the unfair treatment of consumers, and may include claims for substantial or indeterminate compensatory or punitive damages, or injunctive relief, and may seek business practice changes. In the ordinary course of business, we also are subject to governmental and regulatory examinations, information-gathering requests, investigations and proceedings (both formal and informal), certain of which may result in adverse judgments, settlements, fines, penalties, injunctions or other relief. In connection with formal and informal inquiries by these regulators, we routinely receive requests, subpoenas and orders seeking documents, testimony and other information in connection with various aspects of our activities. We regularly review all litigation and regulatory matters to determine whether a loss is probable and, if probable, whether the loss can be reasonably estimated. If a loss is probable and can be reasonably estimated, an appropriate reserve is accrued, taking into consideration legal positions, contractual obligations and applicable insurance coverages, and included in other current liabilities. We believe that the reserves established for pending or threatened legal and regulatory matters are appropriate based on the facts currently known. Due to the uncertainties inherent in the investigation and resolution of legal and regulatory matters, however, the actual costs of resolving litigation and regulatory matters may be substantially higher than the amounts reserved for those matters, and an adverse outcome in certain of these matters could have a material adverse effect on our financial results. Legal fees incurred in connection with ongoing litigation are considered a period cost and are expensed as incurred.
Income Taxes
As of December 31, 2015, TransUnion’s consolidated balance sheet included noncurrent deferred tax liabilities of $588.4 million. Certain deferred tax assets (including net operating loss carryforwards) may be deducted from taxable income in computing our federal income tax liability. If, in the future, we undergo an ownership change as described in Section 382(g) of the United States Internal Revenue Code, our ability to recover such deferred tax assets may be limited. Additionally, we are required to record current and deferred tax expense, deferred tax assets and liabilities resulting from temporary differences, and unrecognized tax benefits for uncertain tax positions. No provision has been made for U.S. income taxes or foreign withholding taxes on $118.4 million of unremitted earnings from certain non-U.S. subsidiaries that we assert are permanently reinvested in operations outside the United States. Remitting these earnings to the United States would result in additional tax expense that could be as high as approximately $42 million, assuming we cannot use any of the related foreign tax credits. As of December 31, 2015, we have made a provision for U.S. income taxes or foreign withholding taxes of $43.2 million on $123.5 million of unremitted earnings from our Canadian, South African, Netherlands and Indian subsidiaries, as those earnings are not permanently reinvested outside the United States. We make certain judgments and estimates to determine the amounts recorded, including future tax rates, future taxable income, whether it is more likely than not a tax position will be sustained, and the amount of the unrecognized tax benefit to record. We believe the judgments and estimates used are reasonable, but events may arise that were not anticipated and the outcome of tax audits may differ significantly from what is expected.
Stock-Based Compensation
For the years ended December 31, 2015, 2014 and 2013, we recognized stock-based compensation of $22.3 million, $10.6 million and $6.9 million, respectively. The fair value of each award was determined by various methods including independent valuations of our common stock based on discounted cash flow and selected comparable public company analysis, the Black-Scholes valuation model, and risk-neutral Monte Carlo valuation models. The various valuation models required management to make a number of significant assumptions, including the fair value of our stock, projections of future cash flows and an estimate of our cost of capital, volatility rates, expected life of awards and risk-free interest rates. We believe the determinations of fair values were based on assumptions and estimates that were reasonable and consistent with what would have been used by other marketplace participants to determine fair value. Valuations, however, are inherently uncertain and valuations using different assumptions and estimates, or different valuation techniques, could result in significantly different values. See Part II, Item 8, “Financial Statements and Supplementary Data - Notes to Consolidated Financial Statements,” Note 14, “Stock-Based Compensation,” for additional information.

Recent Accounting Pronouncements
For information about recent accounting pronouncements and the potential impact on our consolidated financial statements, see Part II, Item 8, “Financial Statements and Supplementary Data - Notes to Consolidated Financial Statements,” Note 1, “Significant Accounting and Reporting Policies.”

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Index to Financial Statements
TransUnion:

Management’s Report on Financial Statements and Assessment of Internal Control over Financial Reporting
Financial Statements
Management of TransUnion is responsible for the preparation of the TransUnion financial information included in this Annual Report on Form 10-K. The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include amounts that are based on the best estimates and judgments of management.
Assessment of Internal Control over Financial Reporting
Management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. TransUnion’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Internal control over financial reporting includes those policies and procedures that:

•	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of TransUnion;

•	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles;

•	provide reasonable assurance that receipts and expenditures of TransUnion are being made only in accordance with the authorizations of management and directors of TransUnion; and

•
provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations in any control, no matter how well designed, internal control over financial reporting may not prevent or detect misstatements. Accordingly, even effective internal control over financial reporting can only provide reasonable assurance with respect to financial statement preparation. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Management assessed the effectiveness of TransUnion’s internal control over financial reporting as of December 31, 2015. Management based this assessment on the criteria for effective internal control over financial reporting described in Internal Control—Integrated Framework as issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. Management’s assessment included an evaluation of the design of TransUnion’s internal control over financial reporting and testing of the operational effectiveness of its internal control over financial reporting. Management reviewed the results of its assessment with the Audit and Compliance Committee of TransUnion’s Board of Directors.
Based on this assessment, management determined that, as of December 31, 2015, TransUnion’s internal control over financial reporting was effective.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
TransUnion

We have audited the accompanying consolidated balance sheets of TransUnion and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2015. Our audit also included the financial statement schedules listed in the Index at Item 15 to the consolidated financial statements. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TransUnion and subsidiaries at December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the Company changed its presentation of deferred financing fees as a result of the adoption of the amendments to the FASB Accounting Standards Codification resulting from Accounting Standards Update No. 2015-03, “Interest - Imputation of Interest (Subtopic 835-30), Simplifying the Presentation of Debt Issuance Costs,” effective January 1, 2016.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, IL
February 19, 2016, except for Note 1 and Note 16, as to which the date is June 1, 2016

TRANSUNION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except per share data)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$133.2	$77.9
Trade accounts receivable, net of allowance of $4.2 and $2.4	228.3	200.4
Other current assets	65.3	115.0
Total current assets	426.8	393.3
Property, plant and equipment, net of accumulated depreciation and amortization of $174.3 and $123.4	183.0	181.4
Goodwill	1,983.4	2,023.9
Other intangibles, net of accumulated amortization of $615.3 and $407.8	1,770.1	1,939.6
Other assets	79.5	95.6
Total assets	$4,442.8	$4,633.8
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$105.4	$106.5
Short-term debt and current portion of long-term debt	43.9	74.0
Other current liabilities	146.7	149.4
Total current liabilities	296.0	329.9
Long-term debt	2,160.7	2,833.9
Deferred taxes	588.4	676.8
Other liabilities	27.8	22.1
Total liabilities	3,072.9	3,862.7
Redeemable noncontrolling interests	2.9	23.4
Stockholders’ equity:
Common stock, $0.01 par value; 1.0 billion and 200.0 million shares authorized at December 31, 2015 and December 31, 2014; 183.0 million and 148.5 million shares issued as of December 31, 2015 and December 31, 2014, respectively; and 182.3 million and 147.9 million shares outstanding as of December 31, 2015 and December 31, 2014, respectively	1.8	1.5
Additional paid-in capital	1,850.3	1,137.6
Treasury stock at cost; 0.7 million shares at December 31, 2015 and December 31, 2014	(4.6)	(4.3)
Accumulated deficit	(424.3)	(430.2)
Accumulated other comprehensive loss	(191.8)	(117.5)
Total TransUnion stockholders’ equity	1,231.4	587.1
Noncontrolling interests	135.6	160.6
Total stockholders’ equity	1,367.0	747.7
Total liabilities and stockholders’ equity	$4,442.8	$4,633.8
See accompanying notes to consolidated financial statements.

TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Income
(in millions, except per share data)

	Twelve Months Ended December 31,
	2015	2014	2013
Revenue	$1,506.8	$1,304.7	$1,183.2
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	531.6	500.2	473.9
Selling, general and administrative	499.7	434.9	353.3
Depreciation and amortization	278.4	241.2	186.8
Total operating expenses	1,309.7	1,176.3	1,014.0
Operating income	197.1	128.4	169.2
Non-operating income and expense
Interest expense	(134.2)	(190.0)	(197.6)
Interest income	3.8	3.3	1.7
Earnings from equity method investments	8.8	12.5	13.7
Other income and (expense), net	(48.9)	44.0	(12.9)
Total non-operating income and expense	(170.5)	(130.2)	(195.1)
Income (loss) before income taxes	26.6	(1.8)	(25.9)
Provision for income taxes	(11.3)	(2.6)	(2.3)
Net income (loss)	15.3	(4.4)	(28.2)
Less: net income attributable to noncontrolling interests	(9.4)	(8.1)	(6.9)
Net income (loss) attributable to TransUnion	$5.9	$(12.5)	$(35.1)

Earnings per share:
Basic	$0.04	$(0.09)	$(0.24)
Diluted	$0.04	$(0.09)	$(0.24)

Weighted average shares outstanding:
Basic	165.3	147.3	146.4
Diluted	166.8	147.3	146.4
See accompanying notes to consolidated financial statements.

TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(in millions)

	Twelve Months Ended December 31,
	2015	2014	2013
Net income (loss)	$15.3	$(4.4)	$(28.2)
Other comprehensive income (loss):
Foreign currency translation:
Foreign currency translation adjustment	(86.3)	(58.9)	(59.6)
Benefit for income taxes	4.9	5.2	3.2
Foreign currency translation, net	(81.4)	(53.7)	(56.4)
Hedge instruments:
Net unrealized gain (loss)	0.3	(0.6)	4.8
Amortization of accumulated loss	0.4	0.3	—
Benefit (provision) for income taxes	(0.2)	0.1	(1.8)
Hedges instruments, net	0.5	(0.2)	3.0
Available-for-sale securities:
Net unrealized gain	—	0.2	—
Provision for income taxes	—	(0.1)	—
Available-for-sale securities, net	—	0.1	—
Total other comprehensive loss, net of tax	(80.9)	(53.8)	(53.4)
Comprehensive loss	(65.6)	(58.2)	(81.6)
Less: comprehensive income (loss) attributable to noncontrolling interests	(2.8)	1.5	(2.3)
Comprehensive loss attributable to TransUnion	$(68.4)	$(56.7)	$(83.9)

See accompanying notes to consolidated financial statements.

TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in millions)

	Twelve Months Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income (loss)	$15.3	$(4.4)	$(28.2)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	278.4	241.2	186.8
Net loss (gain) on debt refinancing transactions	37.6	(33.1)	—
Gain on fair value adjustment of cost and equity method investment	—	(22.2)	—
Impairment of cost method investment	—	4.1	—
Amortization and net loss on fair value of hedge instruments	1.2	0.6	—
Equity in net income of affiliates, net of dividends	(0.1)	(3.3)	(3.6)
Deferred taxes	(17.3)	(20.8)	(16.2)
Amortization of senior notes purchase accounting fair value adjustment and note discount	1.2	(5.8)	(17.1)
Gains on sale of other assets	—	—	(1.0)
Amortization of deferred financing fees	4.9	7.3	8.2
Stock-based compensation	9.0	8.0	6.3
Provision for losses on trade accounts receivable	3.2	3.2	0.8
Other	1.4	1.3	(0.9)
Changes in assets and liabilities:
Trade accounts receivable	(39.2)	(36.3)	(3.1)
Other current and long-term assets	13.8	2.0	(8.6)
Trade accounts payable	1.3	6.1	5.9
Other current and long-term liabilities	(1.6)	6.4	14.1
Cash provided by operating activities	309.1	154.3	143.4
Cash flows from investing activities:
Capital expenditures	(132.2)	(155.2)	(81.7)
Proceeds from sale of trading securities	1.0	1.5	4.4
Purchases of trading securities	(1.5)	(2.1)	(1.8)
Proceeds from sale of other investments	12.4	9.7	—
Purchases of other investments	(15.5)	(15.1)	—
Proceeds from sale of other assets	—	1.0	4.3
Acquisitions and purchases of noncontrolling interests, net of cash acquired	(70.4)	(119.9)	(282.3)
Acquisition-related deposits, net	9.1	4.1	(10.0)
Other	—	—	0.1
Cash used in investing activities	(197.1)	(276.0)	(367.0)
Cash flows from financing activities:
Proceeds from Senior Secured Term Loan B	1,881.0	1,895.3	1,133.4
Extinguishment of Senior Secured Term Loan B	(1,881.0)	(1,120.5)	(923.4)
Proceeds from Senior Secured Term Loan A	350.0	—	—

TRANSUNION AND SUBSIDIARIES Consolidated Statements of Cash Flows-Continued (in millions)

	Twelve Months Ended December 31,
	2015	2014	2013
Extinguishment of 9.625% and 8.125% Senior Notes	(1,000.0)	—	—
Extinguishment of 11.375% senior unsecured notes	—	(645.0)	—
Proceeds from revolving line of credit	35.0	78.5	65.0
Payment on revolving line of credit	(85.0)	(28.5)	(65.0)
Repayments of debt	(38.2)	(25.6)	(11.9)
Termination of interest rate swaps	(2.7)	—	—
Proceeds from initial public offering	764.5	—	—
Underwriter fees and other costs on initial public offering	(49.8)	—	—
Debt financing fees (2015 and 2014 fees include prepayment premiums on early terminations)	(18.2)	(61.5)	(5.2)
Proceeds from issuance of common stock and exercise of stock options	2.8	9.6	5.8
Treasury stock purchases	(0.3)	(0.2)	(3.4)
Distributions to noncontrolling interests	(10.8)	(10.4)	(8.0)
Excess tax benefit	1.4	—	—
Other	—	0.2	—
Cash (used in) provided by financing activities	(51.3)	91.9	187.3
Effect of exchange rate changes on cash and cash equivalents	(5.4)	(3.5)	(6.8)
Net change in cash and cash equivalents	55.3	(33.3)	(43.1)
Cash and cash equivalents, beginning of period	77.9	111.2	154.3
Cash and cash equivalents, end of period	$133.2	$77.9	$111.2

Noncash investing activities:
Property and equipment acquired through capital lease obligations	$1.2	$—	$2.0
Noncash financing activities:
Finance arrangements	$7.8	$12.9	$—
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$147.6	$191.0	$211.8
Income taxes, net of refunds	25.9	25.2	23.3
See accompanying notes to consolidated financial statements.

TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
(in millions)

	Common Stock
	Shares	Amount	Paid-In Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Non-controlling Interests	Total	Redeemable Non- controlling Interests
Balance, December 31, 2012	146.8	$1.5	$1,109.0	$(0.7)	$(382.6)	$(24.4)	$93.3	$796.1	$14.7
Net income (loss)	—	—	—	—	(35.1)	—	6.8	(28.3)	0.1
Other comprehensive loss	—	—	—	—	—	(48.8)	(1.9)	(50.7)	(2.7)
Acquisition of Brazil subsidiary	—	—	—	—	—	—	—	—	7.6
Distributions to noncontrolling interests	—	—	—	—	—	—	(7.8)	(7.8)	(0.2)
Purchase of noncontrolling interests	—	—	0.3	—	—	—	—	0.3	(1.9)
Stock-based compensation	—	—	6.3	—	—	—	—	6.3	—
Issuance of stock	0.7	—	5.2	—	—	—	—	5.2	—
Exercise of stock options	0.1	—	0.6	—	—	—	—	0.6	—
Treasury stock purchased	(0.6)	—	—	(3.4)	—	—	—	(3.4)	—
Purchase accounting adjustments related to acquisition of TransUnion Intermediary subsidiaries	—	—	—	—	—	—	(3.3)	(3.3)	—
Disposal of noncontrolling interests	—	—	—	—	—	—	(0.6)	(0.6)	—
Stockholder Contribution	—	—	—	—	—	—	0.1	0.1	—
December 31, 2013	147.0	$1.5	$1,121.4	$(4.1)	$(417.7)	$(73.2)	$86.6	$714.5	$17.6

TRANSUNION AND SUBSIDIARIES Consolidated Statements of Stockholders’ Equity—Continued (in millions)
	Common Stock
	Shares	Amount	Paid-In Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Non-controlling Interests	Total	Redeemable Non- controlling Interests
Net income (loss)	—	$—	$—	$—	$(12.5)	$—	$8.4	$(4.1)	$(0.3)
Other comprehensive loss	—	—	—	—	—	(44.3)	(7.5)	(51.8)	(2.0)
Establishment of noncontrolling interests	—	—	—	—	—	—	85.1	85.1	8.4
Distributions to noncontrolling interests	—	—	—	—	—	—	(10.1)	(10.1)	(0.3)
Purchase of noncontrolling interests	—	—	(1.4)	—	—	—	(2.0)	(3.4)	—
Stockholder contribution from noncontrolling interests	—	—	—	—	—	—	0.1	0.1	—
Stock-based compensation	—	—	8.0	—	—	—	—	8.0	—
Issuance of stock	0.7	—	8.5	—	—	—	—	8.5	—
Exercise of stock options	0.2	—	1.1	—	—	—	—	1.1	—
Treasury stock purchased	—	—	—	(0.2)	—	—	—	(0.2)	—
Balance, December 31, 2014	147.9	$1.5	$1,137.6	$(4.3)	$(430.2)	$(117.5)	$160.6	$747.7	$23.4

TRANSUNION AND SUBSIDIARIES Consolidated Statements of Stockholders’ Equity—Continued (in millions)
	Common Stock
	Shares	Amount	Paid-In Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Non-controlling Interests	Total	Redeemable Non- controlling Interests
Net income (loss)	—	$—	$—	$—	$5.9	$—	$9.8	$15.7	$(0.4)
Other comprehensive loss	—	—	—	—	—	(74.3)	(6.2)	(80.5)	(0.4)
Distributions to noncontrolling interests	—	—	—	—	—	—	(10.4)	(10.4)	(0.4)
Reclassification of redeemable noncontrolling interest	—	—	—	—	—	—	0.2	0.2	(0.2)
Adjustment of redeemable noncontrolling interest	—	—	(1.0)	—	—	—	—	(1.0)	(4.7)
Purchase of noncontrolling interests	—	—	(13.9)	—	—	—	(18.4)	(32.3)	(14.4)
Excess tax benefit	—	—	1.4	—	—	—	—	1.4	—
Stock-based compensation	—	—	9.0	—	—	—	—	9.0	—
Initial public offering	34.0	0.3	714.4	—	—	—	—	714.7	—
Issuance of stock	—	—	0.4	—	—	—	—	0.4	—
Exercise of stock options	0.4	—	2.4	—	—	—	—	2.4	—
Treasury stock purchased	—	—	—	(0.3)	—	—	—	(0.3)	—
Balance, December 31, 2015	182.3	$1.8	$1,850.3	$(4.6)	$(424.3)	$(191.8)	$135.6	$1,367.0	$2.9
See accompanying notes to consolidated financial statements.

TRANSUNION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Years Ended December 31, 2015, 2014 and 2013

1. Significant Accounting and Reporting Policies
Description of Business
TransUnion (formerly known as TransUnion Holding Company, Inc.) is a leading global risk and information solutions provider. Our mission is to help people worldwide access opportunities that lead to a higher quality of life. We accomplish this by helping businesses optimize their risk-based decisions and by enabling consumers to better understand and manage their personal information. Businesses embed our solutions into their process workflows to manage risk and to drive better business outcomes. Consumers use our solutions to view their credit profiles and access analytical tools that help them understand and manage their personal financial information and take precautions against identity theft. We have deep domain expertise across a number of attractive industry verticals, including financial services, insurance and healthcare, as well as a global presence in over 30 countries across North America, Africa, Latin America and Asia.
We obtain financial, credit, alternative credit, identity, bankruptcy, lien, judgment, insurance claims, automotive and other relevant information from over 90,000 data sources, including financial institutions, private databases and public records repositories. We refine, standardize and enhance this data using sophisticated algorithms to create proprietary databases. Our deep analytics expertise, which includes our people as well as tools such as predictive modeling and scoring, customer segmentation, benchmarking and forecasting, enables businesses and consumers to gain better insights into their risk and financial data. Our decisioning capability, which is generally delivered on a software-as-a-service platform, allows businesses to interpret data and apply their specific qualifying criteria to make decisions and take action with their customers. Collectively, our data, analytics and decisioning capabilities allow businesses to authenticate the identity of consumers, effectively determine the most relevant products for consumers, retain and cross-sell to existing consumers, identify and acquire new consumers and reduce loss from fraud. Similarly, our capabilities allow consumers to see how their credit profile have changed over time, understand the impact of financial decisions on their credit score and manage their personal financial information as well as to take precautions against identity theft.
Basis of Presentation
The accompanying consolidated financial statements of TransUnion and subsidiaries have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Our consolidated financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the periods presented. All significant intercompany transactions and balances have been eliminated.
On March 26, 2015, TransUnion Holding Company, Inc. was renamed TransUnion and TransUnion Corp., a wholly-owned subsidiary, was renamed TransUnion Intermediate Holdings, Inc. ("TransUnion Intermediate").

Unless the context indicates otherwise, any reference in this report to the “Company,” “we,” “us,” and “our” refers to TransUnion with its direct and indirect subsidiaries.

As of December 31, 2015, TransUnion does not have any material assets, liabilities, revenues, expenses or operations of any kind other than its ownership investment in TransUnion Intermediate.
Initial Public Offering
On June 30, 2015, we completed our initial public offering ("IPO") of our common stock. The proceeds, net of underwriter fees and commission and costs incurred in connection with the IPO, were recorded in additional paid-in capital. The IPO costs consisted primarily of legal fees, accounting fees and printing fees. See Note 11, "Stockholders' Equity" for further discussion on the IPO.
Subsequent Events
Events and transactions occurring through the date of issuance of the financial statements have been evaluated by management and, when appropriate, recognized or disclosed in the financial statements or notes to the consolidated financial statements.
Principles of Consolidation
The consolidated financial statements of TransUnion include the accounts of TransUnion and all of its majority-owned or controlled subsidiaries. Investments in unconsolidated entities in which the Company has at least a 20% ownership interest, or where it is able to exercise significant influence, are accounted for using the equity method. Nonmarketable investments in unconsolidated entities in which the Company has less than a 20% ownership interest, or where it is not able to exercise significant influence, are accounted for using the cost method and periodically reviewed for impairment.
Use of Estimates
The preparation of consolidated financial statements and related disclosures in accordance with GAAP requires management to make estimates and judgments that affect the amounts reported. We believe that the estimates used in preparation of the accompanying consolidated financial statements are reasonable, based upon information available to management at this time. These estimates and judgments affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the balance sheet date, as well as the amounts of revenue and expense during the reporting period. Estimates are inherently uncertain and actual results could differ materially from the estimated amounts.
Change in Accounting Estimate
Effective July 1, 2014, we revised the remaining useful lives of certain internal use software, equipment, leasehold improvement and corporate headquarters facility assets to align with the expected completion dates of our strategic initiatives to transform our technology infrastructure and corporate headquarters facility. As a result, depreciation and amortization expense increased by $28.8 million and $17.5 million for the years ended December 31, 2015 and 2014, respectively. The net of tax impact of this change decreased net income attributable to TransUnion by $18.4 million, or $0.11 per share, and $11.2 million or $0.08 per share for the years ended December 31, 2015 and 2014, respectively.
Reclassifications
We have reclassified certain items, which are not material, that are presented in our prior period consolidated financial statements to conform to the current year’s presentation.
Segments
We manage our business and report our financial results in three operating segments: U.S. Information Services (“USIS”); International; and Consumer Interactive. We also report expenses for Corporate, which provides support services to each operating segment. Details of our segment results are discussed in Note 16, “Operating Segments.”
Revenue Recognition and Deferred Revenue
Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the pricing is fixed or determinable and the collectability is reasonably assured.
A significant portion of our revenue is derived from providing information services to our customers. This revenue is recognized when services are provided, assuming all criteria for revenue recognition are met. A smaller portion of our revenue relates to subscription-based contracts where a customer pays a predetermined fee for a predetermined, or unlimited, number of transactions or services during the subscription period. Revenue related to subscription-based contracts that have a preset number of transactions is recognized as the services are provided, using an effective transaction rate as the actual transactions are completed. Any remaining revenue related to unfulfilled units is not recognized until the end of the related contract subscription period. Revenue related to subscription-based contracts that have an unlimited volume is recognized straight-line over the contract term.
Deferred revenue generally consists of amounts billed in excess of revenue recognized for the sale of data services, subscriptions and set up fees. Deferred revenue is included in other current liabilities.
Costs of Services
Costs of services include data acquisition and royalty fees, personnel costs related to our databases and software applications, consumer and call center support costs, hardware and software maintenance costs, telecommunication expenses and occupancy costs associated with the facilities where these functions are performed.

Selling, General and Administrative Expenses
Selling, general and administrative expenses include personnel-related costs for sales, administrative and management employees, costs for professional and consulting services, advertising and occupancy and facilities expense of these functions. Advertising costs are expensed as incurred. Advertising costs for the years ended December 31, 2015, 2014 and 2013 were $43.1 million, $31.3 million and $32.3 million, respectively.
Stock-Based Compensation
Compensation expense for all stock-based compensation awards is determined using the grant date fair value and includes an estimate for expected forfeitures. Expense is recognized on a straight-line basis over the requisite service period of the award, which is generally equal to the vesting period. The details of our stock-based compensation program are discussed in Note 14, “Stock-Based Compensation.”
Income Taxes
Deferred income tax assets and liabilities are determined based on the estimated future tax effects of temporary differences between the financial statement and tax basis of assets and liabilities, as measured by current enacted tax rates. The effect of a tax rate change on deferred tax assets and liabilities is recognized in operations in the period that includes the enactment date of the change. We periodically assess the recoverability of our deferred tax assets, and a valuation allowance is recorded against deferred tax assets if it is more likely than not that some portion of the deferred tax assets will not be realized. See Note 13, “Income Taxes,” for additional information.
Foreign Currency Translation
The functional currency for each of our foreign subsidiaries is generally that subsidiary’s local currency. We translate the assets and liabilities of foreign subsidiaries at the year-end exchange rate, and translate revenues and expenses at the monthly average rates during the year. We record the resulting translation adjustment as a component of other comprehensive income in stockholders’ equity.
Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. The exchange rate losses for the years ended December 31, 2015, 2014 and 2013, were $3.6 million, $1.1 million and $0.8 million, respectively.
Cash and Cash Equivalents
We consider investments in highly liquid debt instruments with original maturities of three months or less to be cash equivalents.
Trade Accounts Receivable
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is based on our historical write-off experience, analysis of the aging of outstanding receivables, customer payment patterns and the establishment of specific reserves for customers in adverse financial condition or for existing contractual disputes. Adjustments to the allowance are recorded as a bad debt expense in selling, general and administrative expenses. Trade accounts receivable are written off against the allowance when we determine that they are no longer collectible. We reassess the adequacy of the allowance for doubtful accounts each reporting period.
Long-Lived Assets
Property, Plant, Equipment and Intangibles
Property, plant and equipment is depreciated primarily using the straight-line method over the estimated useful lives of the assets. Buildings and building improvements are generally depreciated over twenty years. Computer equipment and purchased software are depreciated over three to seven years. Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the lease term. Other assets are depreciated over five to seven years. Intangibles, other than indefinite-lived intangibles, are amortized using the straight-line method over their economic life, generally three to forty years. Assets to be disposed of, if any, are separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value, less costs to sell, and are no longer depreciated. See Note 3, “Property, Plant and Equipment,” and Note 5, “Intangible Assets,” for additional information about these assets.

Internal Use Software
We monitor the activities of each of our internal use software and system development projects and analyze the associated costs, making an appropriate distinction between costs to be expensed and costs to be capitalized. Costs incurred during the preliminary project stage are expensed as incurred. Many of the costs incurred during the application development stage are capitalized, including costs of software design and configuration, development of interfaces, coding, testing and installation of the software. Once the software is ready for its intended use, it is amortized on a straight-line basis over its useful life, generally three to seven years.
Impairment of Long-Lived Assets
We review long-lived assets that are subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. No significant impairment charges were recorded during 2015, 2014 or 2013.
Marketable Securities
We classify our investments in debt and equity securities in accordance with our intent and ability to hold the investments. Held-to-maturity securities are carried at amortized cost, which approximates fair value, and are classified as either short-term or long-term investments based on the contractual maturity date. Earnings from these securities are reported as a component of interest income. Available-for-sale securities are carried at fair market value, with the unrealized gains and losses, net of tax, included in accumulated other comprehensive income. Trading securities are carried at fair value, with unrealized gains and losses included in income.
At December 31, 2015 and 2014, the Company's marketable securities consisted of trading securities and available-for-sale securities. The trading securities relate to a nonqualified deferred compensation plan held in trust for the benefit of plan participants. The available-for-sale securities relate to foreign exchange-traded corporate bonds. There were no significant realized or unrealized gains or losses for these securities for any of the periods presented. We follow fair value guidance to measure the fair value of our financial assets as further described in Note 15, "Fair Value."
We periodically review our marketable securities to determine if there is an other-than-temporary impairment on any security. If it is determined that an other-than-temporary decline in value exists, we write down the investment to its market value and record the related impairment loss in other income. There were no other-than-temporary impairments of marketable securities in 2015, 2014 or 2013.
Goodwill and Other Indefinite-Lived Intangibles
Goodwill and any indefinite-lived intangible assets are allocated to various reporting units, which are an operating segment or one level below an operating segment. We test goodwill and indefinite-lived intangible assets for impairment on an annual basis, in the fourth quarter, or on an interim basis if an indicator of impairment is present. For goodwill, we compare the fair value of each reporting unit to its carrying amount to determine if there is potential goodwill impairment. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than the carrying value of its goodwill. For other indefinite-lived intangibles, if any, we compare the fair value of the asset to its carrying value to determine if there is an impairment. If the fair value of the asset is less than its carrying value, an impairment loss is recorded. We use discounted cash flow techniques to determine the fair value of our reporting units and other indefinite-lived intangibles. See Note 4, “Goodwill,” and Note 5, “Intangible Assets,” for additional information about these assets.
Benefit Plans
We maintain a 401(k) defined contribution profit sharing plan for eligible employees. We provide a partial matching contribution and a discretionary contribution based on a fixed percentage of a participant’s eligible compensation. Contributions to this plan for the years ended December 31, 2015, 2014 and 2013 were $17.0 million, $14.1 million and $12.4 million, respectively. We also maintain a nonqualified deferred compensation plan for certain key employees. The deferred compensation plan contains both employee deferred compensation and company contributions. These investments are held in the TransUnion Rabbi Trust, and are included in marketable securities in the consolidated balance sheets. The assets held in the Rabbi Trust are for the benefit of the participants in the deferred compensation plan, but are available to our general creditors in the case of our insolvency. The liability for amounts due to these participants is included in other current liabilities and other liabilities in the consolidated balance sheets.

Recently Adopted Accounting Pronouncements
On July 18, 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exist. ASU No. 2013-11 provides guidance on the presentation of unrecognized tax benefits to better reflect the manner in which an entity would settle at the reporting date any income taxes that would result from the disallowance of a tax position when net operating loss carryforwards, similar tax losses or tax credit carryforwards exist. ASU No. 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. This guidance was prospectively adopted by the Company effective January 1, 2014, and did not result in a material change in the Company’s consolidated financial statements. See Note 13, "Income Taxes," for further details regarding the impact of this adoption.
On November 20, 2015, FASB issued ASU No. 2015-17, Income Taxes (Topic 740). ASU No. 2015-17 reduces complexity of classifying deferred taxes on the balance sheet by eliminating the requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet. Upon adoption, organizations are required to classify all deferred tax assets and liabilities as noncurrent. This amendment is effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods with early adoption permitted. We have early adopted this amendment on a prospective basis as of December 31, 2015, and report all of our deferred taxes as non-current liabilities in our consolidated balance sheets as of December 31, 2015.

On April 7, 2015, the FASB issued ASU No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30), Simplifying the Presentation of Debt Issuance Costs. The amendments in this update require that unamortized debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of the corresponding debt liability, consistent with debt discounts. We adopted this guidance on a retrospective basis in our quarter ended March 31, 2016, wherein the balance sheet of each individual period presented was adjusted to reflect the period-specific effects of applying the new guidance.  The impact of the adoption resulted in a reclassification of our deferred financing fees from other current assets and other assets to long term debt on the balance sheet and related revisions to Notes 2, 6 and 10 in all periods presented in these financial statements.
Recent Accounting Pronouncements Not Yet Adopted
On May 28, 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This comprehensive guidance will replace all existing revenue recognition guidance and is effective for annual reporting periods beginning after December 15, 2017, and interim periods therein. We are currently assessing the impact this guidance will have on our consolidated financial statements.
On June 19, 2014, the FASB issued ASU No. 2014-12, Compensation - Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. This update clarifies the accounting for share-based awards with performance targets and is effective for years beginning after December 15, 2015. We are currently assessing the impact this guidance will have on our consolidated financial statements.
On August 18, 2015, the FASB issued ASU 2015-15, Interest—Imputation of Interest (Subtopic 835-30) - Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements (Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting). The ASU indicates the SEC staff would not object to presenting deferred debt issuance costs for a line of credit arrangement as an asset in the balance sheet. We expect to continue to present our deferred line of credit fees as an asset in the consolidated balance sheet.

On January 5, 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. This ASU is intended to improve the recognition and measurement of financial instruments. Among other things, the ASU requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. This guidance is effective for fiscal years beginning after December 15, 2017, and interim periods therein. We are currently assessing the impact this guidance will have on our consolidated financial statements.

2. Other Current Assets
Other current assets consisted of the following:

(in millions)	December 31, 2015	December 31, 2014
Prepaid expenses	$41.9	$43.4
Other investments	12.5	8.8
Marketable securities	2.9	3.0
Deferred financing fees	0.5	0.5
Income taxes receivable	0.1	2.8
Deferred income tax assets	—	51.2
Other	7.4	5.3
Total other current assets	$65.3	$115.0
Other investments are non-negotiable certificates of deposit of which the majority are in denominations of greater than $0.1 million. As of December 31, 2015 and 2014, these investments were recorded at their carrying value. During 2015, we prospectively adopted ASU 2015-17, which resulted in a reclassification of current deferred income taxes to noncurrent deferred tax liabilities at December 31, 2015.

3. Property, Plant and Equipment
Property, plant and equipment, including those acquired by capital lease, consisted of the following:

(in millions)	December 31, 2015	December 31, 2014
Computer equipment and furniture	$187.3	$153.1
Building and building improvements	91.4	89.0
Purchased software	75.4	59.5
Land	3.2	3.2
Total cost of property, plant and equipment	357.3	304.8
Less: accumulated depreciation	(174.3)	(123.4)
Total property, plant and equipment, net of accumulated depreciation	$183.0	$181.4
Depreciation expense, including depreciation of assets recorded under capital leases, for the years ended December 31, 2015, 2014 and 2013 was $60.3 million, $56.7 million and $44.0 million, respectively.
4. Goodwill
Goodwill is tested for impairment at the reporting unit level on an annual basis, in the fourth quarter, or on an interim basis if changes in circumstances could reduce the fair value of a reporting unit below its carrying value. Our reporting units are consistent with our operating segments for the U.S. Information Services and Consumer Interactive segments. The reporting units for our International segment are the geographic regions of Africa, Canada, Latin America and Asia-Pacific.
Our impairment tests are performed using a discounted cash flow analysis that requires certain assumptions and estimates regarding economic factors and future profitability. Goodwill impairment tests performed during 2015, 2014 and 2013 resulted in no impairment. At December 31, 2015, there was no accumulated goodwill impairment loss.

Goodwill allocated to our segments as of December 31, 2015, 2014 and 2013, and the changes in the carrying amount of goodwill during those periods consisted of the following:

(in millions)	USIS	International	Consumer Interactive	Total
Balance, December 31, 2013	$1,151.5	$517.0	$241.2	$1,909.7
Purchase accounting adjustments	10.3	—	—	10.3
Acquisitions	40.8	92.9	—	133.7
Foreign exchange rate adjustment	—	(29.8)	—	(29.8)
Balance, December 31, 2014	$1,202.6	$580.1	$241.2	$2,023.9
Purchase accounting adjustments	(5.7)	1.8	—	(3.9)
Acquisitions	13.2	—	—	13.2
Foreign exchange rate adjustment	—	(49.8)	—	(49.8)
Balance, December 31, 2015	$1,210.1	$532.1	$241.2	$1,983.4
5. Intangible Assets
Intangible assets are initially recorded at their acquisition cost, or fair value if acquired as part of a business combination, and amortized over their estimated useful lives. Increases to the gross amount of intangible assets during 2015 included expenditures to develop internal use software and increases due to business acquisitions, partially offset by the impact of foreign exchange rate adjustments.
Intangible assets consisted of the following:

	December 31, 2015			December 31, 2014
(in millions)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Database and credit files	$791.3	$(185.8)	$605.5	$801.3	$(135.8)	$665.5
Internal use software	628.5	(308.3)	320.2	580.0	(187.3)	392.7
Customer relationships	392.0	(66.4)	325.6	392.4	(46.0)	346.4
Trademarks, copyrights and patents	571.6	(53.9)	517.7	571.5	(37.9)	533.6
Noncompete and other agreements	2.0	(0.9)	1.1	2.2	(0.8)	1.4
Total intangible assets	$2,385.4	$(615.3)	$1,770.1	$2,347.4	$(407.8)	$1,939.6
All amortizable intangibles are amortized on a straight-line basis over their estimated useful lives. Database and credit files are generally amortized over a twelve- to fifteen-year period. Internal use software is amortized generally over three- to seven-year period. Customer relationships are amortized over a ten- to twenty-year period. Trademarks are generally amortized over a forty-year period. Copyrights, patents, noncompete and other agreements are amortized over varying periods based on their estimated economic life.
Amortization expense related to intangible assets for the years ended December 31, 2015, 2014 and 2013 was $218.1 million, $184.5 million and $142.8 million, respectively. Estimated future amortization expense related to intangible assets at December 31, 2015, is as follows:

(in millions)	Annual Amortization Expense
2016	$194.1
2017	162.3
2018	145.8
2019	116.9
2020	106.5
Thereafter	1,044.5
Total future amortization expense	$1,770.1

6. Other Assets
Other assets consisted of the following:

(in millions)	December 31, 2015	December 31, 2014
Investments in affiliated companies	$50.5	$52.8
Other investments	13.0	18.8
Marketable securities	11.2	10.9
Deferred financing fees	1.7	1.5
Deposits	1.8	11.5
Other	1.3	0.1
Total other assets	$79.5	$95.6
Other investments are non-negotiable certificates of deposit of which the majority are in denominations of greater than $0.1 million. As of December 31, 2015 and 2014, these investments were recorded at their carrying value.
7. Investments in Affiliated Companies
Investments in affiliated companies represent our investment in non-consolidated domestic and foreign entities. These entities are in businesses similar to ours, such as credit reporting, credit scoring and credit monitoring services. These investments are included in other assets in the consolidated balance sheets.
We use the equity method to account for investments in affiliates where we have at least a 20% ownership interest or where we are able to exercise significant influence. For these investments, we adjust the carrying value for our proportionate share of the affiliates’ earnings, losses and distributions, as well as for purchases and sales of our ownership interest.
We use the cost method to account for nonmarketable investments in affiliates where we have less than a 20% ownership interest or where we are not able to exercise significant influence. For these investments, we adjust the carrying value for purchases and sales of our ownership interests.
For all investments, we adjust the carrying value if we determine that an other-than-temporary impairment has occurred. During 2014, we incurred a loss of $4.1 million recorded in our USIS segment on a cost method investment that was liquidated. The loss was included in other income and expense in the consolidated statements of income. We had no impairments of investments in affiliated companies during 2015 or 2013.
Investments in affiliated companies consisted of the following:

(in millions)	December 31, 2015	December 31, 2014
Trans Union de Mexico, S.A. (25.69% ownership interest)	$39.2	$45.0
All other equity method investments	6.3	6.9
Total equity method investments	$45.5	$51.9
Total cost method investments	5.0	0.9
Total investments in affiliated companies	$50.5	$52.8
These balances are included in other assets in the consolidated balance sheets.

During 2014, we increased our equity interest in CIBIL to 55.0%, obtained control and began consolidating results of operations of CIBIL as part of our International segment from the date we obtained control. As a result, CIBIL is no longer an equity method investment as of the date we obtained control.

We remeasured our previously held equity interest in CIBIL at fair value as of the date we obtained control in accordance with the accounting guidance for acquisitions achieved in stages. As a result, we recognized a gain of $21.7 million in other income and expense in the second quarter of 2014.

Earnings from equity method investments, which are included in other non-operating income and expense, and dividends received from equity method investments consisted of the following:

	Twelve Months Ended December 31,
(in millions)	2015	2014	2013
Earnings from equity method investments	$8.8	$12.5	$13.7
Dividends received from equity method investments	$8.7	$9.2	$10.1
Under SEC Regulation S-X, Rule 4-08(g), our investment in TransUnion de Mexico, S.A. is considered a significant equity method investment. The summarized financial information and earnings for all of our equity method investments as required by SEC Regulation S-X, Rule 1-02(bb)(i) and (ii) consisted of the following:

(in millions)	December 31, 2015	December 31, 2014
Current assets	$52.9	$57.8
Noncurrent assets	$14.5	$14.7
Current liabilities	$18.2	$18.0
Noncurrent liabilities	$0.1	$0.1

	Twelve Months Ended December 31,
(in millions)	2015	2014	2013
Revenue	$106.1	$124.9	$132.6
Operating income	$40.6	$55.7	$57.7
Income from continuing operations	$31.9	$43.9	$48.2
Net income	$31.9	$43.9	$48.2
Dividends received from cost method investments were $0.8 million, $0.8 million and $0.7 million in 2015, 2014 and 2013, respectively. Dividends received from cost method investments have been included in other income and expense.
8. Other Current Liabilities
Other current liabilities consisted of the following:

(in millions)	December 31, 2015	December 31, 2014
Accrued payroll	$74.5	$71.5
Accrued employee benefits	24.2	13.0
Accrued legal and regulatory	16.3	17.8
Deferred revenue	10.6	8.6
Accrued interest	1.0	20.5
Other	20.1	18.0
Total other current liabilities	$146.7	$149.4
9. Other Liabilities
Other liabilities consisted of the following:

(in millions)	December 31, 2015	December 31, 2014
Retirement benefits	$11.2	$10.8
Unrecognized tax benefits	0.3	0.3
Other	16.3	11.0
Total other liabilities	$27.8	$22.1

10. Debt
Debt outstanding consisted of the following:

(in millions)	December 31, 2015	December 31, 2014
Senior Secured Term Loan B, payable in quarterly installments through April 9, 2021, including variable interest (3.50% at December 31, 2015) at LIBOR or alternate base rate, plus applicable margin, including original issue discount and deferred financing fees of $7.3 million and $3.8 million, respectively, at December 31, 2015 and, original issue discount and deferred financing fees of $4.3 million and $4.0 million, respectively, at December 31, 2014	$1,855.6	$1,877.5
Senior Secured Term Loan A, payable in quarterly installments through June 30, 2020, including variable interest (2.86% at December 31, 2015) at LIBOR or alternate base rate, plus applicable margin, including original issue discount and deferred financing fees of $0.7 million and $0.1 million, respectively, at December 31, 2015	340.4	—
Senior secured revolving line of credit, due on June 30, 2020, variable interest at LIBOR or alternate base rate, plus applicable margin	—	50.0
9.625% Senior Notes - Senior unsecured PIK toggle notes, semi-annual interest payments, 9.625% fixed interest per annum, including deferred financing fees of $22.1 million at December 31, 2014	—	577.9
8.125% Senior Notes - Senior unsecured PIK toggle notes, semi-annual interest payments, 8.125% fixed interest per annum, including original issue discount and deferred financing fees of $1.3 million and $5.9 million, respectively, at December 31, 2014	—	392.8
Other notes payable	6.2	7.4
Capital lease obligations	2.4	2.3
Total debt	$2,204.6	$2,907.9
Less short-term debt and current portion of long-term debt	(43.9)	(74.0)
Total long-term debt	$2,160.7	$2,833.9
Excluding potential additional principal payments due on the senior secured credit facility based on excess cash flows of the prior year, scheduled future maturities of total debt at December 31, 2015, were as follows:

(in millions)
2016	$43.9
2017	41.7
2018	45.4
2019	45.3
2020	268.4
Thereafter	1,771.8
Unamortized original issue discount and deferred financing fees	(11.9)
Total	$2,204.6
Senior Secured Credit Facility
On June 15, 2010, our subsidiary, Trans Union LLC, entered into a senior secured credit facility with various lenders. The senior secured credit facility consists of a senior secured term loan and a senior secured revolving line of credit. In June 2015, we entered into amendments to refinance the senior secured credit facility with a new $1,881.0 million term loan ("Senior Secured Term Loan B") and a new $350.0 million five-year senior secured term loan ("Senior Secured Term Loan A") that was drawn in July 2015. Among other things, the amendments lowered the interest rate floor and modified the step-down interest rate margin based on achieving certain total leverage ratios and senior secured net leverage ratios. The amendments also refinanced the existing revolving line of credit and replaced it with a five-year $210.0 million revolving line of credit. The capacity under the senior secured credit facility may be increased by an additional $450.0 million so long as certain financial conditions are met, subject, in each case, to certain conditions and receipt of commitments by existing or additional financial institutions or institutional lenders.
On July 15, 2015, we used the net proceeds from our IPO, along with the $350.0 million borrowings from the Senior Secured Term Loan A, to redeem all of the outstanding 9.625% and 8.125% Senior Notes. Collectively the refinance and redemptions resulted in $37.6 million of expenses recorded in other income and expense in the consolidated statement of income in 2015, including a prepayment premium, the write-off of unamortized deferred financing fees and discounts, and certain transaction costs.
On April 9, 2014, we refinanced and amended the then existing senior secured credit facility. The refinancing resulted in an increase in the outstanding senior secured term loan from $1,120.5 million to $1,900.0 million. The additional borrowings were used in part to repay all amounts outstanding under the existing senior secured revolving line of credit and pay fees and expenses associated with the refinancing transaction. On May 9, 2014, the remaining borrowings were used to redeem the entire $645.0 million outstanding balance of the 11.375% notes issued by TransUnion LLC and its wholly-owned subsidiary, TransUnion Financing Corporation, including a prepayment premium and unpaid accrued interest through June 15, 2014. The early redemption of the 11.375% notes resulted in a net gain of $45.8 million recorded in other income and expense in the consolidated statements of income in 2014 consisting of an unamortized fair value adjustment increase in the 11.375% notes of $89.4 million less an early redemption premium and other costs totaling $43.6 million. The senior secured credit facility refinancing resulted in $12.7 million of refinancing fees and other net costs expensed and recorded in other income and expense in the consolidated statements of income in 2014.
Interest rates on the refinanced Senior Secured Term Loan B are based on the London Interbank Offered Rate ("LIBOR") unless otherwise elected, and subject to a floor of 0.75%, plus a margin of 2.75% or 3.00% depending on our senior secured net leverage ratio. The Company is required to make principal payments of 0.25% of the 2014 refinanced principal balance at the end of each quarter, with the remaining balance due April 9, 2021. The Company is also required to make additional payments based on excess cash flows, as defined in the agreement, of the prior year. Depending on the senior secured net leverage ratio for the year, a principal payment of between zero and fifty percent of the excess cash flows will be due the following year. There were no excess cash flows for 2015 and therefore no payment will be required in 2016.
Interest rates on Senior Secured Term Loan A are based on LIBOR unless otherwise elected, plus a margin of 2.00% or 2.25% depending on our total net leverage ratio. The Company is required to make principal payments of 1.25% of the original principal balance at the end of each quarter for the first two years increasing to 1.875% each quarter for the last three years, with the remaining balance due June 30, 2020.
Interest rates on the refinanced senior secured revolving line of credit are based on LIBOR unless otherwise elected, and is currently LIBOR, plus a margin of 2.00% or 2.25% depending on our total net leverage ratio. There is a 0.30% or 0.375% annual commitment fee, depending on our total net leverage ratio, payable quarterly based on the undrawn portion of the senior secured revolving line of credit. The commitment under the senior secured revolving line of credit expires on June 30, 2020.
The Company repaid borrowings on its senior secured revolving line of credit of $85.0 million during the second quarter of 2015.
With certain exceptions, the obligations are secured by a first-priority security interest in substantially all of the assets of Trans Union LLC, including its investment in subsidiaries. The senior secured credit facility contains various restrictions and nonfinancial covenants, along with a senior secured net leverage ratio test. The nonfinancial covenants include restrictions on dividends, investments, dispositions, future borrowings and other specified payments, as well as additional reporting and disclosure requirements. We are in compliance with all of the loan covenants. The senior secured net leverage test must be met as a condition to incur additional indebtedness and at the end of each fiscal quarter. As of December 31, 2015, this covenant required us to maintain a net leverage ratio on a pro forma basis equal to, or less than, 6.5-to-1. As of December 31, 2015, we were in compliance with all debt covenants.
On December 18, 2015, we terminated the interest rate swaps we entered into on April 30, 2012, by paying off the outstanding liability balance of $2.7 million. Prior to termination of the swaps, changes in the fair value for the year ended December 31, 2015 resulted in a loss of $0.8 million recorded in other income and expense. We entered into these swap agreements to effectively fix the interest payments on a portion of the then existing senior secured term loan at 2.033%, plus the applicable margin, beginning March 28, 2013. Under the swap agreements we paid a fixed rate of interest of 2.033% and received a variable rate of interest equal to the greater of 1.50% or the three-month LIBOR. The net amount paid or received was recorded as an adjustment to interest expense. As a result of the April 9, 2014, senior secured credit facility amendment, the swaps no longer were expected to be highly effective and no longer qualified for hedge accounting. The total fair value of the swap instruments as of April 9, 2014, of $1.6 million was recorded in other liabilities in the consolidated balance sheet. The corresponding net of tax loss of $1.0 million was recorded in accumulated other comprehensive income and is being amortized to interest expense on a straight-line basis through December 29, 2017, the initial life of the swaps.
On December 18, 2015, we entered into interest rate cap agreements that will effectively cap our LIBOR exposure on a portion of our existing senior secured term loans at 0.75% beginning June 30, 2016. We have designated these cap agreements as cash flow hedges. The initial aggregate notional amount under these agreements is $1,526.4 million and is scheduled to decrease each quarter beginning September 30, 2016, until the agreement terminates on June 30, 2020. Beginning July 2016, we will pay the various counter-parties a fixed rate of interest on the outstanding notional amounts of between 0.98% and 0.994% and receive payments to the extent LIBOR exceeds 0.75%. We will record the net payments paid or received as interest expense. The change in fair value of the caps is recorded in other comprehensive income (loss), net of tax, in the consolidated statements of comprehensive income to the extent the caps are effective, and in other income and expense in the consolidated statements of income to the extent the caps are ineffective. During December 2015, the change in the fair value of the caps resulted in a gain of $0.3 million recorded in other comprehensive income (loss), net of tax and a gain of $0.1 million recorded in other income and expense. Ineffectiveness is due to, and will continue to result from, financing the estimated cap premium payments. Amounts in other comprehensive income will be reclassified into earnings in the same period in which the hedged forecasted transaction affects earnings.
Fair Value of Debt
The book value of our variable-rate debt excluding original issue discounts approximates its fair value. The estimated fair value of our debt does not represent the actual settlement value due to prepayment penalties that we may incur in connection with extinguishing our debt before its stated maturities.

11. Stockholders' Equity
Stock Split
In June 2015, in anticipation of our IPO, our board of directors authorized and we effected a 1.333 to 1 stock split of our common stock. All periods presented in these financial statements reflect this split. The impact of the split resulted in a reclassification of beginning balance of additional paid-in capital to common stock to reflect the increase in par value.
Authorization of additional Common Stock and Preferred Stock
The Company’s Second Amended and Restated Certificate of Incorporation became effective as of June 24, 2015. The amendment, among other things, provides that the Company’s authorized capital stock consists of 1.0 billion shares of common stock and 100.0 million shares of preferred stock. No preferred stock was issued or outstanding as of December 31, 2015.
Initial Public Offering
On June 30, 2015, we completed our initial public offering of 33,977,273 shares including 4,431,818 shares pursuant to the underwriters' option to purchase additional shares at a public offering price of $22.50 per share. Proceeds from the IPO, net of underwriting fees and commissions and estimated costs payable by us, were approximately $714.7 million. The net proceeds from the IPO and the proceeds from the Senior Secured Term Loan A were used to redeem our outstanding Senior Notes as discussed in Note 10, "Debt."
12. Earnings Per Share
Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the reported period. Diluted earnings per share reflects the effect of the increase in shares outstanding determined by using the treasury stock method for awards issued under our long-term incentive stock plans.
As of December 31, 2015, less than 0.1 million outstanding service-based stock awards were excluded from the diluted earnings per share calculation because they were anti-dilutive. In addition, 6.1 million outstanding contingently issuable market-based stock awards were excluded from the diluted share calculation because the market conditions had not been met. As of December 31, 2014 and 2013, respectively, 4.1 million and 3.8 million outstanding service-based stock awards were excluded from the diluted earnings per share calculation because they were anti-dilutive since we reported a net loss in each period. In addition, 6.2 million and 5.6 million outstanding contingently issuable market-based stock awards were excluded from the diluted earnings per share calculations in each respective year because the market conditions had not been met.

Basic and diluted weighted average shares outstanding and earnings per share were as follows:

	Twelve Months Ended December 31,
(in millions)	2015	2014	2013

Earnings per share - basic
Earnings available to common shareholders	$5.9	$(12.5)	$(35.1)
Weighted average shares outstanding	165.3	147.3	146.4
Earnings per share - basic	$0.04	$(0.09)	$(0.24)

Earnings per share - diluted
Earnings available to common shareholders	$5.9	$(12.5)	$(35.1)

Weighted average shares outstanding	165.3	147.3	146.4
Dilutive impact of stock based awards	1.5	—	—
Weighted average dilutive shares outstanding	166.8	147.3	146.4
Earnings per share - diluted	$0.04	$(0.09)	$(0.24)
13. Income Taxes
The provision (benefit) for income taxes on income (loss) consisted of the following:

	Twelve Months Ended December 31,
(in millions)	2015	2014	2013
Federal
Current	$3.8	$(0.1)	$0.1
Deferred	(8.2)	(15.9)	(15.5)
State
Current	(0.3)	0.4	—
Deferred	(5.5)	0.1	(0.3)
Foreign
Current	25.1	23.1	18.4
Deferred	(3.6)	(5.0)	(0.4)
Total provision for income taxes	$11.3	$2.6	$2.3
The components of income (loss) before income taxes consisted of the following:

	Twelve Months Ended December 31,
(in millions)	2015	2014	2013
Domestic	$(30.5)	$(54.1)	$(72.9)
Foreign	57.1	52.3	47.0
Income (loss) before income taxes	$26.6	$(1.8)	$(25.9)

The effective income tax rate reconciliation consisted of the following:

	Twelve Months Ended December 31,
(in millions)	2015		2014		2013
Income taxes at 35% statutory rate	$9.3	35.0%	$(0.6)	35.0%	$(9.1)	35.0%
Increase (decrease) resulting from:
State taxes	(5.8)	(21.8)%	0.4	(23.9)%	(0.1)	0.4%
Foreign rate differential	(2.6)	(9.9)%	(1.8)	98.7%	(0.9)	3.5%
Current year tax impact of unremitted foreign earnings	11.1	41.8%	5.6	(308.4)%	15.1	(58.0)%
Impact of foreign dividends	0.1	0.2%	—	(1.6)%	(1.7)	6.4%
Other	(0.8)	(2.9)%	(1.0)	56.0%	(1.0)	3.9%
Total	$11.3	42.4%	$2.6	(144.2)%	$2.3	(8.8)%

For 2015, we reported income before income taxes and a 42.4% effective tax rate, which is higher than the 35.0% U.S. federal statutory rate due primarily to tax on our foreign earnings that are not considered permanently reinvested outside the United States, partially offset by a favorable foreign tax rate differential and a credit to deferred state tax expense for changes in state tax rates.

For 2014 and 2013, we reported a loss before income taxes with income tax expense, resulting in a negative effective tax rate for both periods. This rate was lower than the 35.0% U.S. federal statutory rate due primarily to tax on our foreign earnings that are not considered permanently reinvested outside the United States.

Subpart F of the U.S. Internal Revenue Code requires U.S. corporate shareholders to recognize current U.S. taxable income from passive income, including earnings of certain foreign subsidiaries, regardless of whether that income is remitted to the United States. The look-through rule of Subpart F grants an exception for any passive income of certain foreign subsidiaries that is attributable to an active business. When the look-through exception is not in effect, we are required to accrue a tax liability for those foreign earnings as if those earnings were distributed to the United States. On January 2, 2013 the look-through rule exception for 2012 was retroactively reinstated to January 1, 2012. As a result, we recorded an adjustment in 2013 to account for the reinstatement of the look-through rule retroactive to the prior year. For 2015 and 2014, the look-through rule exception was in effect.

No provision has been made for U.S. income taxes or foreign withholding taxes on $118.4 million of unremitted earnings from certain foreign subsidiaries that we assert are permanently reinvested in operations outside the United States. Remitting these earnings to the United States would result in additional tax expense that could be as high as approximately $42 million, assuming we cannot use any of the related foreign tax credits. As of December 31, 2015, we have made a provision for U.S. income taxes or foreign withholding taxes of $43.2 million on $123.5 million of unremitted earnings from certain other foreign subsidiaries, as those earnings are not permanently reinvested outside the United States.

Components of net deferred income tax consisted of the following:

(in millions)	December 31, 2015	December 31, 2014
Deferred income tax assets:
Compensation	$13.7	$9.8
Employee benefits	5.8	7.8
Legal reserves and settlements	5.1	5.3
Hedge investments	0.2	0.7
Financing related costs	4.1	3.6
Loss and credit carryforwards	96.2	110.7
Other	7.8	8.6
Gross deferred income tax assets	132.9	146.5
Valuation allowance	(46.7)	(42.1)
Total deferred income tax assets, net	$86.2	$104.4
Deferred income tax liabilities:
Depreciation and amortization	$(606.2)	$(663.3)
Investments in affiliated companies	(14.9)	(15.0)
Taxes on undistributed foreign earnings	(49.8)	(50.4)
Other	(3.7)	(1.3)
Total deferred income tax liability	(674.6)	(730.0)
Net deferred income tax liability	$(588.4)	$(625.6)
Deferred tax assets and liabilities result from temporary differences between tax and accounting policies. If certain deferred tax assets are not likely to be recovered in future years, a valuation allowance is recorded. During 2015, our valuation allowance increased $4.6 million primarily due to the current year foreign tax credit carryforward. As of December 31, 2015 and 2014, a valuation allowance of $46.7 million and $42.1 million, respectively, was recorded against the deferred tax assets generated by capital loss, foreign loss and foreign tax credit carryforwards. Our capital loss carryforwards will expire over the next five years, our U.S. net operating loss carryforward will expire in twenty years, and our foreign loss and foreign tax credit carryforwards will expire over the next ten years.
The total amount of unrecognized tax benefits as of December 31, 2015 and 2014, was $1.9 million and $1.9 million, respectively. These same amounts would affect the effective tax rate, if recognized.
The total amount of unrecognized tax benefits consisted of the following:

(in millions)	December 31, 2015	December 31, 2014
Balance as of beginning of period	$1.9	$4.6
Increase in tax positions of prior years	0.1	—
Decrease in tax positions due to settlement and lapse of statute	(0.1)	(2.7)
Balance as of end of period	$1.9	$1.9
We classify interest on unrecognized tax benefits as interest expense and tax penalties as other income or expense in the consolidated statements of income. We classify any interest or penalties related to unrecognized tax benefits as other liabilities in the consolidated balance sheets. Interest expense related to taxes was insignificant for the years ended December 31, 2015, 2014 and 2013. As of December 31, 2015 and 2014, accrued interest payable for taxes was $0.1 million and $0.9 million, respectively. There was no significant expense recognized for tax penalties for the years ended December 31, 2015, 2014 or 2013, and no significant liability recorded for tax penalties as of December 31, 2015 or 2014.
We are regularly audited by federal, state, local and foreign taxing authorities. Given the uncertainties inherent in the audit process, it is reasonably possible that certain audits could result in a significant increase or decrease in the total amount of unrecognized tax benefits. An estimate of the range of the increase or decrease in unrecognized tax benefits due to audit results cannot be made at this time. As of December 31, 2015, we successfully resolved our 2009 through 2011 IRS Audit with an insignificant fourth quarter 2015 adjustment to the tax liability for those years. Tax years 2006 and forward remained open for examination in some state and foreign jurisdictions, and tax years 2012 and forward remained open for U.S. federal purposes.
14. Stock-Based Compensation
For the years ended December 31, 2015, 2014 and 2013, we recognized stock-based compensation expense of $22.3 million, $10.6 million and $6.9 million, respectively, with related income tax benefits of approximately $8.3 million, $3.8 million and $2.5 million, respectively. Of the stock-based compensation expense recognized in 2015, $9.0 million was for equity-based awards and $13.3 million was for cash-settleable liability awards.
Under the TransUnion Holding Company, Inc. 2012 Management Equity Plan (the "2012 Plan"), stock-based awards could be issued to executive officers, employees and independent directors of the Company. A total of 10.1 million shares were authorized for grant under the 2012 Plan. Effective upon the closing of the IPO, the Company’s board of directors and its stockholders adopted the TransUnion 2015 Omnibus Incentive Plan (the “2015 Plan”) and no more shares could be granted under the 2012 Plan. A total of 5.4 million shares have been authorized for grant under the 2015 Plan. The 2015 Plan provides for the granting of stock options, restricted stock and other stock-based or performance-based awards to key employees, directors or other persons having a service relationship with the Company and its affiliates. As of December 31, 2015, the Company granted 6,085 shares of restricted stock under the 2015 Plan. There was no additional activity during 2015 under the 2015 Plan.
Effective upon the closing of the IPO, the Company’s board of directors and its stockholders adopted the TransUnion 2015 Employee Stock Purchase Plan (the “ESPP”). A total of 2.4 million shares have been authorized to be issued under the ESPP. The ESPP provides certain employees of the Company with an opportunity to purchase the Company’s Common Stock through accumulated payroll deductions. The first opportunity to purchase shares under the ESPP will be in 2016.
On June 4, 2015, in anticipation of our IPO, our board of directors authorized and we effected a 1.333 to 1 stock split of our common stock. All periods presented in these financial statements reflect this split. See Note 11, "Stockholders' Equity" for further discussion on the stock split.
2012 Plan
Stock Options
Stock-options granted under the 2012 Plan have a ten-year term. For stock options granted to employees, 40% generally vest based on the passage of time (service condition options), and 60% vest based on the passage of time and meeting certain shareholder return on investment conditions (market condition options). All stock options granted to independent directors vest based on the passage of time.
Service condition options are valued using the Black-Scholes valuation model and vest over a five-year service period, with 20% generally vesting one year after the grant date, and 5% vesting each quarter thereafter. Compensation costs for the service condition awards are recognized on a straight-line basis over the requisite service period for the entire award. Market condition options are valued using a risk-neutral Monte Carlo valuation model, with assumptions similar to those used to value the service condition awards, and vest over a five-year service period, contingent on meeting the market conditions.

The assumptions used to value the service condition options and the weighted-average grant date fair value for the periods presented were as follows:

	Twelve Months Ended December 31,
	2015	2014	2013
Service condition options:
Dividend yield	—	—	—
Expected volatility	40%-55%	55%-60%	60%-70%
Risk-free interest rate	1.7%-2.3%	0.9%-2.3%	0.9%-1.0%
Expected life, in years	6.4	5.9-6.4	5.9-6.1
Weighted-average grant date fair value	$7.40	$6.12	$4.21

Market condition options:
Weighted-average grant date fair value	$7.15	$5.59	$3.89
The dividend yield was estimated to be zero because we do not expect to pay dividends in the future. The expected volatility was estimated based on comparable company volatility. The risk-free interest rate was derived from the constant maturity treasury curve for terms matching the expected life of the award. The expected life was calculated using the simplified method described in SAB No. 110 because we do not have sufficient historical data related to exercise behavior.
Stock option activity as of and for the years ended December 31, 2015 and 2014, consisted of the following:

(in millions, except share and per share information)	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at December 31, 2014	10,243,368	$6.62	8.2	$65.8
Granted	475,169	$14.56
Exercised	(449,349)	$5.38
Forfeited	(453,856)	$7.83
Expired	(572)	$8.57
Outstanding at December 31, 2015	9,814,760	$7.02	7.3	$201.7

Fully vested and expected to vest at December 31, 2015	7,627,081	$7.19	7.3	$155.5
Exercisable at December 31, 2015	1,773,822	$6.12	7.0	$38.1
As of December 31, 2015, stock-based compensation expense remaining to be recognized in future years related to options, excluding an estimate for forfeitures, was $9.1 million for service condition options and $10.7 million for market condition options, with weighted-average recognition periods of 2.8 years and 2.8 years, respectively. During 2015, cash received from the exercise of stock options was $2.4 million and the tax benefit realized from exercise of stock options was $1.8 million.
The intrinsic value of options exercised and the fair value of options vested for the periods presented are as follows:

	Year Ended December 31,
(in millions)	2015	2014	2013
Intrinsic value of options exercised	$5.2	$1.1	$0.5
Total fair value of options vested	$3.8	$3.0	$3.7
Stock appreciation rights
During the years ended December 31, 2015, 2014 and 2013, the Company granted 0.1 million, 0.1 million and 0.1 million stock appreciation rights (“SARs”), respectively, with weighted-average exercise prices of $21.00, $10.94 and $7.14, respectively. The SARs have a ten-year term, with 40% vesting over a five-year service period and 60% vesting over a five-year service period contingent on meeting certain market conditions. The SARs provide for cash settlement and are being accounted for as liability awards, with expense recognized based on our stock price and the percentage of requisite service rendered at the end of each reporting period.
During the year ended December 31, 2015, 0.1 million SARs had vested, 0.1 million SARs had been forfeited, and less than 0.1 million SARs had been exercised. During 2015, $0.4 million of share-based liabilities were paid for SARs that were exercised during the year. Stock-based compensation expense remaining to be recognized in future years related to SARs was $6.6 million based on the fair value of the awards at December 31, 2015. As of December 31, 2015, there were 0.8 million SARs outstanding.
Restricted stock
During 2012, the Company granted 33,434 shares of restricted stock that cliff vest after three years under the 2012 Plan. The weighted average grant date fair value was $4.99. On December 31, 2015, all of these shares of restricted stock vested. During 2015, the Company granted an additional 49,187 shares of restricted stock under the 2012 Plan that cliff vest on December 31, 2016. The weighted average grant date fair value was $20.34. As of December 31, 2015, stock-based compensation expense remaining to be recognized in future years related to restricted stock was $0.6 million with a weighted average recognition period of one year.
2015 Plan
During 2015, the Company granted 6,085 shares of restricted stock under the 2015 Plan that vest one year from the grant date. The weighted average grant date fair value was $24.65. As of December 31, 2015, stock-based compensation expense remaining to be recognized in future years related to these shares of restricted stock was $0.1 million with a weighted average recognition period of nine months.
Other
In connection with an acquisition we made in 2014, the Company issued certain equity awards to certain employees of the acquired company in exchange for stock awards they held prior to the acquisition. The new awards were for pre- and post-acquisition services. As a result, the Company recorded a $1.3 million acquisition date opening liability and $4.3 million of expense in 2015 included in stock-based compensation. These awards provide for cash settlement and are being accounted for as liability awards, with the liability valued at the probability-weighted expected payout at the end of each reporting period.
15. Fair Value
The following table summarizes financial instruments measured at fair value, on a recurring basis, as of December 31, 2015:

(in millions)	Total	Level 1	Level 2	Level 3
Assets
Trading securities	$11.2	$7.2	$4.0	$—
Available for sale securities	2.9	—	2.9	—
Interest rate caps	0.4	—	0.4	—
Total	$14.5	$7.2	$7.3	$—

Liabilities
Contingent obligation	$(7.1)	$—	$—	$(7.1)
Total	$(7.1)	$—	$—	$(7.1)
Level 1 instruments consist of exchange-traded mutual funds. Exchange-traded mutual funds are trading securities valued at their current market prices. These securities relate to a nonqualified deferred compensation plan held in trust for the benefit of plan participants.
Level 2 instruments consist of pooled separate accounts, foreign exchange-traded corporate bonds and interest rate caps. Pooled separate accounts are designated as trading securities valued at net asset values. These securities relate to the nonqualified deferred compensation plan held in trust for the benefit of plan participants. Foreign exchange-traded corporate bonds are available-for-sale securities valued at their current quoted prices. These securities mature between 2027 and 2033. The interest rate caps fair values are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps in conjunction with the cash payments related to financing the premium of the interest rate caps. The variable interest rates used in the calculation of projected receipts on the caps are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. See Note 10, “Debt” for additional information regarding interest rate caps.
Unrealized gains and losses on trading securities are included in net income, while unrealized gains and losses on available for sale securities are included in other comprehensive income. There were no significant realized or unrealized gains or losses on our securities for any of the periods presented.
Level 3 instruments consist of contingent obligations related to companies we have acquired with maximum payouts totaling $33.5 million. These obligations are contingent upon meeting certain performance requirements in 2015 through 2018. The fair values of these obligations were determined based on an income approach, using our current expectations of the future earnings of the acquired entities. We assess the fair value of these obligations each reporting period with any changes reflected as gains or losses in selling, general and administrative expenses in the consolidated statements of income. During 2015, we recorded a gain of $0.1 million as a result of changes to the fair value of these obligations. During 2015, we recorded a contingent obligation totaling $2.5 million related to an entity we acquired late in the year. We are still in the process of assessing the fair value of that contingent consideration.
16. Operating Segments
Operating segments are businesses for which separate financial information is available and evaluated regularly by the chief operating decision-maker in deciding how to allocate resources. This segment financial information is reported on the basis that is used for the internal evaluation of operating performance. The accounting policies of the segments are the same as described in Note 1, “Significant Accounting and Reporting Policies.”
We evaluate the performance of segments based on revenue and operating income.
The following is a more detailed description of the three operating segments and the Corporate unit, which provides support services to each operating segment:
U.S. Information Services
U.S. Information Services (“USIS”) provides consumer reports, risk scores, analytical services and decisioning capabilities to businesses. These businesses use our services to acquire new customers, assess consumer ability to pay for services, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt, verify consumer identities and investigate potential fraud. These core capabilities and delivery platforms in our USIS segment allow us to serve a broad set of customers and business issues. We offer our services to customers in the financial services, insurance, healthcare and other industries.
International
The International segment provides services similar to our USIS segment to businesses in select regions outside the U.S. Depending on the maturity of the credit economy in each country; services may include credit reports, analytics and decisioning services and other value-added risk management services. In addition, we have insurance, business and automotive databases in select geographies. These services are offered to customers in a number of industries including financial services, insurance, automotive, collections and communications, and are delivered through both direct and indirect channels. The International segment also provides consumer services similar to those offered by our Consumer Interactive segment that help consumers proactively manage their personal finances.
Consumer Interactive
Consumer Interactive offers solutions that help consumers manage their personal finances and take precautions against identity theft. Services in this segment include credit reports and scores, credit monitoring, fraud protection and resolution and financial management. Our products are provided through user friendly online and mobile interfaces and supported by educational content and customer support. Our Consumer Interactive segment serves consumers through both direct and indirect channels.
Corporate
Corporate provides shared services for the Company and conducts enterprise functions. Certain costs incurred in Corporate that are not directly attributable to one or more of the operating segments remain in Corporate. These costs are typically for enterprise-level functions and are primarily administrative in nature.

Selected financial information consisted of the following:

	Twelve Months Ended December 31,
(in millions)	2015	2014	2013
Gross revenues
U.S. Information Services	$924.5	$811.5	$723.1
International	269.6	257.7	241.0
Consumer Interactive	369.8	294.0	270.6
Total revenues, gross	1,563.9	1,363.3	1,234.7

Intersegment eliminations:
U.S. Information Services	(53.9)	(56.3)	(49.3)
International	(3.2)	(2.2)	(2.1)
Consumer Interactive	—	—	—
Total intersegment eliminations	(57.1)	(58.5)	(51.4)
Total revenues, net	$1,506.8	$1,304.7	$1,183.2

Operating income
U.S. Information Services	$130.5	$102.4	$134.8
International	21.2	22.8	19.9
Consumer Interactive	137.2	93.4	84.2
Corporate	(91.8)	(90.1)	(69.7)
Total operating income	197.1	128.4	169.2

Intersegment eliminations:
U.S. Information Services	(52.4)	(54.9)	(47.6)
International	(1.9)	(0.6)	(0.5)
Consumer Interactive	54.4	55.5	48.1
Total	—	—	—
Total operating income	$197.1	$128.4	$169.2

Reconciliation of operating income to income (loss) before income tax:
Operating income from segments	$197.1	$128.4	$169.2
Non-operating income and expense	(170.5)	(130.2)	(195.1)
Income (loss) before income tax	$26.6	$(1.8)	$(25.9)

As a result of displaying amounts in millions, rounding differences may exist in the table above.

Earnings from equity method investments included in non-operating income and expense was as follows:

	Twelve Months Ended December 31,
(in millions)	2015	2014	2013
U.S. Information Services	$1.8	$1.2	$1.4
International	7.0	11.3	12.3
Total	$8.8	$12.5	$13.7
Total assets, by segment, consisted of the following:

(in millions)	December 31, 2015	December 31, 2014
U.S. Information Services	$2,762.9	$2,817.4
International	1,169.0	1,268.1
Consumer Interactive	404.0	385.4
Corporate	106.9	162.9
Total	$4,442.8	$4,633.8
Cash paid for capital expenditures, by segment, was as follows:

	Twelve Months Ended December 31,
(in millions)	2015	2014	2013
U.S. Information Services	$86.5	$99.6	$46.9
International	29.8	30.1	17.1
Consumer Interactive	7.9	5.3	3.9
Corporate	8.0	20.2	13.8
Total	$132.2	$155.2	$81.7
Depreciation and amortization expense by segment was as follows:

	Twelve Months Ended December 31,
(in millions)	2015	2014	2013
U.S. Information Services	$206.2	$174.7	$129.9
International	55.1	51.0	39.9
Consumer Interactive	11.8	10.3	8.9
Corporate	5.3	5.2	8.1
Total	$278.4	$241.2	$186.8

Percentage of revenue based on the country where it was earned, was as follows:

	Twelve Months Ended December 31,
(in millions)	2015	2014	2013
United States	82%	80%	80%
South Africa	4%	6%	6%
Canada	4%	5%	5%
Other	10%	9%	9%

Percentage of long-lived assets, other than financial instruments and deferred tax assets, based on the location of the legal entity that owns the asset, was as follows:

	Percent of Long-Lived Assets
Country	2015	2014	2013
United States	83%	82%	85%
South Africa	2%	3%	3%
Canada	2%	3%	3%
Other	13%	12%	9%
17. Commitments
Future minimum payments for noncancelable operating leases, purchase obligations and other liabilities in effect as of December 31, 2015, are payable as follows:

(in millions)	Operating Leases	Purchase Obligations	Total
2016	$13.2	$176.5	$189.7
2017	7.6	29.6	37.2
2018	5.7	21.8	27.5
2019	5.4	2.6	8.0
2020	5.1	1.8	6.9
Thereafter	11.0	0.3	11.3
Totals	$48.0	$232.6	$280.6
Purchase obligations include $105.4 million of trade accounts payable that were included in our balance sheet as of December 31, 2015. Purchase obligations include commitments for outsourcing services, royalties, data licenses, maintenance and other operating expenses. Rental expense related to operating leases was $13.1 million, $13.4 million and $11.0 million for the years ended December 31, 2015, 2014 and 2013, respectively.
Licensing agreements
We have agreements with Fair Isaac Corporation to license credit-scoring algorithms and the right to sell credit scores derived from those algorithms. Payment obligations under these agreements vary due to factors such as the volume of credit scores we sell, what type of credit scores we sell, and how our customers use the credit scores. There are no minimum payments required under these licensing agreements. However, we do have a significant level of sales volume related to these credit scores.

18. Contingencies
Litigation
In the ordinary course of business, we are routinely named as defendants in, or parties to, various legal actions and proceedings relating to our current or past business operations. These actions generally assert claims for violations of federal or state credit reporting, consumer protection or privacy laws, or common law claims related to privacy, libel, slander or the unfair treatment of consumers, and may include claims for substantial or indeterminate compensatory or punitive damages, or injunctive relief, and may seek business practice changes. In the ordinary course of business, we also are subject to governmental and regulatory examinations, information-gathering requests, investigations and proceedings (both formal and informal), certain of which may result in adverse judgments, settlements, fines, penalties, injunctions or other relief. In connection with formal and informal inquiries by these regulators, we routinely receive requests, subpoenas and orders seeking documents, testimony and other information in connection with various aspects of our activities. We regularly review all litigation and regulatory matters to determine whether a loss is probable and, if probable, whether the loss can be reasonably estimated. If a loss is probable and can be reasonably estimated, an appropriate reserve is accrued, taking into consideration legal positions, contractual obligations and applicable insurance coverages, and included in other current liabilities. We believe that the reserves established for pending or threatened legal and regulatory matters are appropriate based on the facts currently known. Due to the uncertainties inherent in the investigation and resolution of legal and regulatory matters, however, the actual costs of resolving litigation and regulatory matters may be substantially higher than the amounts reserved for those matters, and an adverse outcome in certain of these matters could have a material adverse effect on our financial results. Legal fees incurred in connection with ongoing litigation are considered a period cost and are expensed as incurred.
As of December 31, 2015 and 2014, we accrued $16.3 million and $17.8 million, respectively, for anticipated claims. These amounts were recorded in other accrued liabilities in the consolidated balance sheets and the associated expenses were recorded in selling, general and administrative expenses in the consolidated statements of income.
19. Related-Party Transactions
Stockholder Agreement

TransUnion was formed by affiliates of Advent International Corporation (“Advent”) and Goldman, Sachs & Co. (“GS”) on February 15, 2012. In connection with our IPO, TransUnion, Advent and GS amended the Major Stockholders’ Agreement. Among other things, under the terms of the amended agreement, Advent and GS each have the right to appoint two members to TransUnion’s board of directors. As of December 31, 2015, Advent and GS collectively own approximately 79.4% of our outstanding stock.
Consulting Agreement
In connection with our consulting agreement we incurred fees for the years ended December 31, 2015, 2014 and 2013, totaling $0.1 million, $0.3 million and $0.3 million, respectively for both Advent and GS. This agreement terminated with our IPO.
In connection with his resignation as President and Chief Executive Officer of the Company, TransUnion and Siddharth N. (Bobby) Mehta, a director of the Company, entered into a consulting agreement, dated December 6, 2012, pursuant to which Mr. Mehta provided advice and consultation to assist Mr. Peck in the transition of duties as Chief Executive Officer and to Mr. Peck and the Board of Directors with respect to the Company's strategic operating plan and strategic opportunities or transactions considered by the Company from time to time. Pursuant to the terms of the agreement, Mr. Mehta receives a consulting services fee of $0.2 million on or before January 10 of each year during the term of the agreement. This agreement terminated on December 31, 2015.
Data and Data Services
In 2015, we entered into a series of transactions with an affiliate of GS providing for the license of depersonalized data and the provision of data services that we offer to all of our business customers. In connection with these transactions, we received aggregate fees of approximately $0.2 million in 2015.
Debt and Hedge Activities
As of December 31, 2015 and 2014, interest accrued on debt to related parties was less than $0.1 million, for each respective period. During 2015, we borrowed against our Senior Secured Term Loan A , and as of December 31, 2015, there was approximately $64.8 million owed to affiliates of GS. As of December 31, 2014 there was $10.5 million of our senior secured revolving line of credit owed to affiliates of GS and no outstanding borrowings as of December 31, 2015. During 2015, we terminated our interest rate swap agreements, paying affiliates of GS $1.7 million, and entered into a new interest rate cap agreement with one of the counter-parties being an affiliate of GS. As of December 31, 2015, the fair value of the cap owed by an affiliate of GS was $0.1 million. For the years-ended December 31, 2015, 2014 and 2013 affiliates of GS were paid $2.0 million, $1.5 million and $1.1 million, respectively, of interest expense and fees related to debt and hedge instruments.
Financing Transactions
In connection with the refinancing of our senior secured credit facility on April 9, 2014, affiliates of GS were paid $4.4 million in arrangement fees.
In connection with our 2015 refinancing transaction, affiliates of GS were paid $0.1 million in upfront fees.
Investment in Affiliated Companies
During the normal course of business we enter into transactions with companies that we hold an equity interest in. These transactions include selling and purchasing software data and professional services.
Use of IPO Proceeds
In connection with our IPO, we paid underwriting discounts and commissions of approximately $8.8 million to Goldman, Sachs & Co., affiliates of which own approximately 39.7% of our outstanding common stock. Messrs. Klemann and Rajpal, each of whom is a member of our Board of Directors, are both Managing Directors at Goldman, Sachs & Co. We believe that the services performed by Goldman, Sachs & Co. in connection with the above offering were provided on terms no more or less favorable than those with unrelated parties.
Directed Share Program
At our request, the underwriters reserved up to 1,477,273 shares of common stock, or approximately 5% of our IPO shares, for sale at the IPO to our directors, officers and employees and certain other persons associated with us. In connection with the IPO, 1,042,395 reserved shares were sold to our directors, officers and employees and certain other persons associated with us.
Issuances of Common Stock
During 2015, the Company sold an aggregate of 32,277 shares of common stock at a weighted average purchase price of $13.06 per share to an executive officer and director of the Company.
During 2014, the Company sold an aggregate of 369,905 shares of common stock at a weighted average purchase price of $10.63 per share to executive officers of the Company.
During 2013, the Company sold an aggregate of 151,817 shares of common stock at a weighted average purchase price of $7.74 per share to executive officers of the Company.
Investment Purchase
During 2015, the Company purchased an aggregate of 11,893 shares of common stock at a price of $27.80 from current executive officers of the Company. During 2014, the Company had no purchases of common stock from current or former executive officers of the Company. During 2013, the Company purchased an aggregate of 146,126 and 397,173 shares of common stock at a price of $15.22 and $8.86 per share, respectively, from former executive officers of the Company.

20. Quarterly Financial Data (Unaudited)
The quarterly financial data for 2015 and 2014 consisted of the following:

	Three Months Ended
(in millions)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Revenue	$386.1	$389.1	$378.5	$353.1
Operating income	48.9	60.3	51.4	36.5
Net income (loss)	21.1	(1.0)	(0.4)	(4.4)
Net income (loss) attributable to TransUnion	19.2	(4.0)	(2.6)	(6.6)
Earnings per share:
Basic	$0.11	$(0.02)	$(0.02)	$(0.04)
Diluted	$0.10	$(0.02)	$(0.02)	$(0.04)

	Three Months Ended
(in millions)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Revenue	$335.6	$338.2	$327.5	$303.4
Operating income	20.4	40.8	32.4	34.8
Net income (loss)	(10.7)	(0.1)	19.9	(13.5)
Net income (loss) attributable to TransUnion	(13.1)	(2.6)	17.9	(14.7)
Earnings per share:
Basic	$(0.09)	$(0.02)	$0.12	$(0.10)
Diluted	$(0.09)	$(0.02)	$0.12	$(0.10)
21. Accumulated Other Comprehensive Income (Loss)
The following table sets forth the changes in each component of accumulated other comprehensive income (loss), net of tax:

(in millions)	Foreign Currency Translation Adjustment	Net Unrealized Gain/(Loss) On Hedges	Net Unrealized Gain/(Loss) On Available-for-sale Securities	Accumulated Other Comprehensive Income / (Loss)
Balance, December 31, 2012	$(20.7)	$(3.7)	$—	$(24.4)
Change	(51.9)	3.1	—	(48.8)
Balance, December 31, 2013	$(72.6)	$(0.6)	$—	$(73.2)
Change	(44.2)	(0.2)	0.1	(44.3)
Balance, December 31, 2014	$(116.8)	$(0.8)	$0.1	$(117.5)
Change	(74.8)	0.5	—	(74.3)
Balance, December 31, 2015	$(191.6)	$(0.3)	$0.1	$(191.8)

22. Subsequent Events
On February 8, 2016, we acquired a 71% ownership interest in Central de Información Financiera ("CIFIN") for the aggregate contractual purchase price of approximately $133 million (approximately $127 million, net of cash acquired), funded with $145.0 million borrowed on our senior secured revolving line of credit. We also agreed to purchase, and the sellers agreed to sell, an additional 23.67% of the shares of CIFIN on or about May 31, 2016. CIFIN provides data to consumers and customers in Colombia across multiple industries, including financial services, insurance, telecommunications, retail and manufacturing.

ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	List of Documents Filed as a Part of This Report:

(1)	Financial Statements. The following financial statements are included in Item 8 of Part II:

•	Consolidated Balance Sheets—December 31, 2015 and 2014;

•	Consolidated Statements of Income for the years ended December 31, 2015, 2014 and 2013;

•	Consolidated Statements of Comprehensive Income for the years ended December 31, 2015, 2014 and 2013;

•	Consolidated Statements of Cash Flows for the years ended December 31, 2015, 2014 and 2013;

•	Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2015, 2014 and 2013;

•	Notes to Consolidated Financial Statements.

(2)	Financial Statement Schedules.

•	Schedule I - Condensed Financial Information of TransUnion;

•	Schedule I - Notes to Financial Information of TransUnion; and

•	Schedule II—Valuation and Qualifying Accounts.

(3)
Exhibits. A list of the exhibits required to be filed as part of this Report by Item 601 of Regulation S-K is set forth in the Exhibit Index on page 137 of this Form 10-K, which immediately precedes such exhibits, and is incorporated herein by reference.

(4)	Valuation and qualifying accounts.

(b)	Exhibits. See Item 15(a)(3).

(c)	Financial Statement Schedules. See Item 15(a)(2)

Schedule I—Condensed Financial Information of TransUnion
TRANSUNION
Parent Company Only
Balance Sheet
(in millions, except per share data)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Due from TransUnion Intermediate	$114.4	$86.2
Other current assets	—	15.6
Total current assets	114.4	101.8
Investment in TransUnion Intermediate	1,131.2	1,505.6
Total assets	$1,245.6	$1,607.4
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$—	$0.1
Other current liabilities	0.1	18.3
Total current liabilities	0.1	18.4
Long-term debt	—	970.7
Other liabilities	14.1	31.2
Total liabilities	14.2	1,020.3
Stockholders’ equity:
Common stock, $0.01 par value; 1.0 billion and 200.0 million shares authorized at December 31, 2015 and December 31, 2014; 183.0 million and 148.5 million shares issued as of December 31, 2015 and December 31, 2014, respectively; and 182.3 million and 147.9 million shares outstanding as of December 31, 2015 and December 31, 2014, respectively	1.8	1.5
Additional paid-in capital	1,850.3	1,137.6
Treasury stock at cost; 0.7 million shares at December 31, 2015 and December 31, 2014	(4.6)	(4.3)
Accumulated deficit	(424.3)	(430.2)
Accumulated other comprehensive loss	(191.8)	(117.5)
Total stockholders’ equity	1,231.4	587.1
Total liabilities and stockholders’ equity	$1,245.6	$1,607.4
 See accompanying notes to condensed financial statements.

Schedule I —Condensed Financial Information of TransUnion
TRANSUNION
Parent Company Only
Statement of Income
(in millions)

	Twelve Months Ended December 31,
	2015	2014	2013
Revenue	$—	$—	$—
Operating expenses
Selling, general and administrative	1.6	1.4	1.3
Total operating expenses	1.6	1.4	1.3
Operating loss	(1.6)	(1.4)	(1.3)
Non-operating income and expense
Interest expense	(52.8)	(97.0)	(96.3)
Equity Income from TransUnion Intermediate	61.6	49.1	43.2
Other income and (expense), net	(33.7)	(0.2)	(0.2)
Total non-operating income and expense	(24.9)	(48.1)	(53.3)
Loss before income taxes	(26.5)	(49.5)	(54.6)
Benefit for income taxes	32.4	37.0	37.3
Net loss	$5.9	$(12.5)	$(17.3)
See accompanying notes to condensed financial statements.

Schedule I —Condensed Financial Information of TransUnion
TRANSUNION
Parent Company Only
Statements of Comprehensive Income
(in millions)

	Twelve Months Ended December 31,
	2015	2014	2013
Net loss	$5.9	$(12.5)	$(17.3)
Other comprehensive loss:
Foreign currency translation:
Foreign currency translation adjustment	(79.7)	(47.9)	(54.8)
Benefit for income taxes	4.9	3.8	3.0
Foreign currency translation, net	(74.8)	(44.1)	(51.8)
Interest rate swaps:
Net unrealized gain (loss)	0.3	(0.6)	4.8
Amortization of accumulated loss	0.4	0.3	—
Benefit (provision) for income taxes	(0.2)	0.1	(1.8)
Interest rate swaps, net	0.5	(0.2)	3.0
Available-for-sale securities:
Net unrealized gain	—	0.2	—
Provision for income taxes	—	(0.1)	—
Available-for-sale securities, net	—	0.1	—
Total other comprehensive loss, net of tax	(74.3)	(44.2)	(48.8)
Comprehensive loss attributable to TransUnion	$(68.4)	$(56.7)	$(66.1)
See accompanying notes to condensed financial statements.

Schedule I —Condensed Financial Information of TransUnion
TRANSUNION
 Parent Company Only
Statement of Cash Flows
(in millions)

	Twelve Months Ended December 31,
	2015	2014	2013
Cash provided by (used in) operating activities	$289.5	$(9.4)	$(1.5)
Cash used in investing activities	—	—	—
Cash flows from financing activities:
Extinguishment of 9.625% and 8.125% Senior Notes	(1,000.0)	—	—
Proceeds from initial public offering	764.5	—	—
Underwriter fees and other costs on initial public offering	(49.8)	—	—
Debt financing fees	(8.1)	—	(0.9)
Proceeds from issuance of common stock and exercise of stock options	2.8	9.6	5.8
Treasury stock purchases	(0.3)	(0.2)	(3.4)
Excess tax benefit	1.4	—	—
Cash provided by (used in) financing activities	(289.5)	9.4	1.5
Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of period	—	—	—
Cash and cash equivalents, end of period	$—	$—	$—
See accompanying notes to condensed financial statements.

Schedule I —Condensed Financial Information of TransUnion
TRANSUNION
 Parent Company Only
Notes to Financial Statements
Note 1. Basis of Presentation
In the TransUnion (formerly known as TransUnion Holding Company, Inc.) parent company only financial statements, the Company’s investment in subsidiaries is stated at cost plus equity in the undistributed earnings of subsidiaries since the date of acquisition. The Company’s share of net income of its subsidiaries is included in consolidated income using the equity method. The parent company only financial information should be read in conjunction with TransUnion's consolidated financial statements.
Note 2. Income tax
TransUnion entered into an intercompany tax allocation agreement with TransUnion Intermediate Holdings, Inc. (formerly known as TransUnion Corp.) in 2013, effective for all taxable periods from May 1, 2012, forward, in which they are members of the same consolidated federal or state tax groups. The agreement allocates the consolidated tax liability from those filings among the various members of the group. We recorded the cumulative effect of the intercompany tax allocation agreement to TransUnion's balance sheet and statement of income during 2013.
Note 3. Dividends from Subsidiaries
Cash dividends paid to TransUnion from its consolidated subsidiaries were $45.1 million, $90.3 million and $94.2 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Schedule II—Valuation and Qualifying Accounts
TRANSUNION

(in millions)	Balance at Beginning of Year	Charged to Costs and Expenses	Charged to Other Accounts	Deductions(1)	Balance at End of Year
Allowance for doubtful accounts:
Year ended December 31,
2015	$2.4	$3.2	$—	$(1.4)	$4.2
2014	$0.7	$3.2	$—	$(1.5)	$2.4
2013	$1.7	$0.8	$—	$(1.8)	$0.7
Allowance for deferred tax assets:
Year ended December 31,
2015	$42.1	$5.3	$—	$(0.7)	$46.7
2014	$25.9	$19.5	$—	$(3.3)	$42.1
2013	$27.2	$4.8	$—	$(6.1)	$25.9
____________________

(1)	For the allowance for doubtful accounts, includes write-offs of uncollectable accounts.